     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2001


                                                      REGISTRATION NO. 333-58558

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                         NEW COMMERCE ONE HOLDING, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                7373                               94-3392885
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                              4440 ROSEWOOD DRIVE
                          PLEASANTON, CALIFORNIA 94588
                                 (925) 520-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                MARK B. HOFFMAN
                         NEW COMMERCE ONE HOLDING, INC.
                              4440 ROSEWOOD DRIVE
                          PLEASANTON, CALIFORNIA 94588
                                 (925) 520-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:

          N. ANTHONY JEFFRIES, ESQ.                             ROBERT M. TARKOFF, ESQ.
      WILSON SONSINI GOODRICH & ROSATI                      NEW COMMERCE ONE HOLDING, INC.
          PROFESSIONAL CORPORATION                                COMMERCE ONE, INC.
             650 PAGE MILL ROAD                                   4440 ROSEWOOD DRIVE
         PALO ALTO, CALIFORNIA 94304                         PLEASANTON, CALIFORNIA 94588
               (650) 493-9300                                       (925) 520-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed reorganization into a holding company structure described herein have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / / __________
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________
                         ------------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED(2)       PER SHARE(3)       OFFERING PRICE(3)   REGISTRATION FEE(4)
Common Stock par value $0.0001 per
  share(1)..................................      220,000,000             $5.81           $1,278,200,000             --



(1) Includes Preferred Stock Purchase Rights associated with the common stock registered herein.



(2) Based upon the maximum number of shares of common stock, par value $0.0001 per share, of New Commerce One Holding, Inc. that may be issued pursuant to the reorganization into a holding company structure described herein.



(3) Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on the average of the high and low prices per share of Commerce One, Inc. common stock on April 3, 2001 as reported on the Nasdaq Stock Market, which shares of Commerce One, Inc. will be received by the Registrant.



(4) Previously paid in connection with the initial filing of this registration statement on April 9, 2001 (No. 333-58558).



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



                                EXPLANATORY NOTE



    This Amendment No. 1 to Registration Statement on Form S-4 (Registration No. 333-58558) is filed by New Commerce One Holding, Inc. (Commission CIK
No. 000-1131806) as an amendment to the initial Registration Statement on Form S-4 (File No. 333-58558) filed by Commerce One, Inc. (Commission CIK
No. 000-1069450) on behalf of New Commerce One Holding, Inc. The Registration Statement on Form S-4 contains a proxy statement-prospectus which asks the stockholders of Commerce One, Inc. to consider and vote upon a proposal to reorganize Commerce One, Inc. into a holding company structure as further described in the proxy statement-prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [COMMERCE ONE LOGO]

                               COMMERCE ONE, INC.
                              4440 ROSEWOOD DRIVE
                          PLEASANTON, CALIFORNIA 94588

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                                 JUNE 12, 2001



                                 AT 10:00 A.M.


To the stockholders of Commerce One, Inc.:


    Notice is hereby given that a special meeting of stockholders of Commerce One, Inc. will be held on June 12, 2001 at 10:00 a.m. local time at Carr America Conference Center Auditorium, 4400 Rosewood Avenue, Pleasanton, California, 94588 for the following purpose:



    To consider and vote upon a proposal to reorganize Commerce One into a holding company structure by the adoption of an agreement and plan of merger, dated as of April 25, 2001, among New Commerce One Holding, Inc., New C1 Merger Corporation, a wholly-owned subsidiary of New Commerce One Holding, Inc., and Commerce One, Inc., pursuant to which New C1 Merger Corporation will merge with and into Commerce One, and Commerce One will survive the merger as a wholly-owned subsidiary of New Commerce One Holding. Adoption of the agreement and plan of merger will also constitute approval of the merger and the other transactions contemplated by the agreement and plan of merger, including the assumption of Commerce One, Inc. stock plans by New Commerce One Holding, Inc.


    This item of business is described in the attached proxy statement/prospectus. Only holders of record of Commerce One common stock at the close of business on April 13, 2001, the record date for the meeting, are entitled to vote on the matter described in this Notice of Special Meeting.

                                          By Order of the Board of Directors
                                          of Commerce One, Inc.

                                          [LOGO]
                                          Robert M. Tarkoff
                                          Secretary


April 30, 2001


                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
               PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT
                  YOUR SHARES ARE REPRESENTED AT THE MEETING.

                              [COMMERCE ONE LOGO]


                  SPECIAL MEETING OF COMMERCE ONE STOCKHOLDERS
                                 JUNE 12, 2001
            PROPOSAL TO REORGANIZE INTO A HOLDING COMPANY STRUCTURE


To the stockholders of Commerce One, Inc.


    You are cordially invited to attend a special meeting of stockholders of Commerce One, Inc. which will be held June 12, 2001 at 10:00 a.m. local time at Carr America Conference Center Auditorium, 4400 Rosewood Avenue, Pleasanton, California 94588. The special meeting will follow the 2001 Annual Meeting of Stockholders which is scheduled to begin at 9:00 a.m.



    At the special meeting, you will be asked to adopt an agreement and plan of merger pursuant to which Commerce One will be reorganized into a holding company structure. Commerce One's board of directors has unanimously approved, and recommends, the reorganization. Your vote, as a stockholder of Commerce One, is now needed to approve the reorganization.


    The reorganization into a holding company structure cannot be completed unless the holders of the Commerce One stock representing a majority of the votes entitled to be cast adopt the agreement and plan of merger. Only stockholders who hold their shares of Commerce One common stock at the close of business on April 13, 2001 will be entitled to vote at the special meeting. Each holder of a share of Commerce One common stock will be entitled to cast one vote.


    This proxy statement/prospectus provides you with detailed information concerning Commerce One, the holding company and the reorganization. Please give all of the information contained in the proxy statement/prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 12 OF THIS PROXY STATEMENT/PROSPECTUS.



    You can find out how to obtain additional information regarding Commerce One and the holding company reorganization in the section entitled "Where You Can Find More Information" on page 61.


    Please use this opportunity to take part in the affairs of Commerce One by voting. Whether or not you plan to attend the meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. YOUR VOTE IS VERY IMPORTANT.

                                          Very truly yours,

                                          /s/ Mark Hoffman

                                          Mark B. Hoffman
                                          Chairman and Chief Executive Officer

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This proxy statement/prospectus is dated April 30, 2001 and was first mailed to stockholders on or about May 2, 2001.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Questions and Answers About the Reorganization of Commerce
  One into a Holding Company Structure......................      1
Summary of the Proxy Statement/Prospectus...................      5
  The Companies.............................................      5
  Selected Historical and Pro Forma Financial Data..........      8
  Comparative Historical and Unaudited Pro Forma Per Share
    Data....................................................     10
  Per Share Market Price Data...............................     11
Risk Factors................................................     12
  Risks Related to the Proposed Reorganization into a
    Holding Company.........................................     12
  Risks Related to the Business of Commerce One.............     13
The Special Meeting of Commerce One Stockholders............     25
  Proxy Statement/Prospectus................................     25
  Date, Time and Place of the Special Meeting...............     25
  Purpose of the Special Meeting............................     25
  Stockholder Record Date for the Special Meeting...........     25
  Majority Vote of Commerce One Stockholders Required for
    Approval of the Reorganization into a Holding Company
    Structure...............................................     25
  Proxies...................................................     26
  Voting Electronically or by Telephone.....................     27
  Solicitation of Proxies...................................     27
The Reorganization into a Holding Company Structure.........     29
  Background of the Proposal to Reorganize into a Holding
    Company Structure.......................................     29
  Reasons for the Reorganization into a Holding Company
    Structure...............................................     30
  Recommendation of Commerce One's Board of Directors.......     31
  Operations After the Reorganization into a Holding Company
    Structure...............................................     31
  Structure of the Merger and Conversion of Commerce One
    Common Stock............................................     31
  Assumption of Stock Plans.................................     31
  No Exchange of Stock Certificates.........................     31
  Material U.S. Federal Income Tax Considerations of the
    Proposed Reorganization into a Holding Company
    Structure...............................................     32
  Accounting Treatment of the Proposed Reorganization into a
    Holding Company Structure...............................     33
  Regulatory Filings and Approvals Required to Complete the
    Reorganization into a Holding Company Structure.........     33
  Restrictions on Sales of Shares by Affiliates of Commerce
    One.....................................................     33
  Nasdaq Stock Market Listing...............................     33
  Dissenters' and Appraisal Rights..........................     33
The Formation Agreement and the Merger Agreement............     34
  The Formation Agreement...................................     34
  The Merger Agreement......................................     40
Commerce One Business.......................................     42
  Overview..................................................     42

                                                                PAGE
                                                              --------
  Recent Events.............................................     42
New Commerce One Holding Business...........................     43
  Overview..................................................     43
  Business..................................................     43
  Property and Legal Proceedings............................     44
New Commerce One Holding Management's Discussion and
  Analysis of Financial Condition and Results of
  Operations................................................     45
Management..................................................     46
Share Ownership by Principal Stockholders, Management and
  Directors of New Commerce One Holding.....................     51
Description of New Commerce One Holding Common Stock........     54
  Capitalization............................................     54
  Delaware Antitakeover Law and Certain Charter and Bylaw
    Provisions..............................................     56
  Appraisal Rights..........................................     58
  Limitation of Liability of Directors......................     59
  Indemnification of Directors and Officers.................     59
Legal Matters...............................................     60
Experts.....................................................     60
Stockholder Proposals.......................................     60
Where You Can Find More Information.........................     61
Statements Regarding Forward-Looking Information............     62
Unaudited Pro Forma Condensed Combined Financial
  Information...............................................    P-1
New Commerce One Holding, Inc. Financial Statements.........    F-1

                             QUESTIONS AND ANSWERS
   ABOUT THE REORGANIZATION OF COMMERCE ONE INTO A HOLDING COMPANY STRUCTURE

    REFERENCES IN THIS DOCUMENT TO "WE," "US," OR "OUR" REFER TO COMMERCE ONE PRIOR TO THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE AND NEW COMMERCE ONE HOLDING AFTER THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE.

Q: WHAT IS THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE?

A. On December 8, 2000, we entered into agreements with Ford Motor Company, General Motors Corporation, DaimlerChrysler AG and other automakers to form a new e-marketplace for automakers, their suppliers and others which is run by a newly formed company, Covisint, LLC. Pursuant to these agreements, we have agreed to issue 14,400,000 shares of common stock to each of Ford and GM. One of these agreements, a formation agreement, provides that we will reorganize into a holding company structure, subject to stockholder approval. The 14,400,000 shares will be issued to each of Ford and GM irrespective of whether the reorganization into a holding company structure is approved by the stockholders.

    If the holding company structure is implemented Commerce One will become a subsidiary of New Commerce One Holding. New Commerce One Holding will become the holding, or parent, company for Commerce One and will hold all of the outstanding capital stock of Commerce One. In addition, New Commerce One Holding will have the right to receive an approximately one percent interest in Covisint, bringing its interest to approximately two percent. If the holding company structure is approved by Commerce One's stockholders, Ford, GM and DaimlerChrysler will reimburse Commerce One for an aggregate of $1.25 million of its out-of-pocket expenses related to the proposal to reorganize into a holding company structure.

Q: WHY IS COMMERCE ONE PROPOSING TO REORGANIZE INTO A HOLDING COMPANY STRUCTURE?

A. The reorganization will facilitate conducting the other transactions contemplated by the formation agreement in a manner that is intended to be tax free to the stockholders of New Commerce One Holding and Commerce One. We believe that the holding company structure will also provide us with certain other benefits. We believe that the holding company structure will provide greater flexibility and efficiency in the formation of joint ventures and other business ventures in the future, and flexibility in obtaining financing and conducting acquisitions. We also believe it may reduce the risk that liability of any one or more of our subsidiaries would be attributed to another subsidiary or the holding company.

Q: WHAT IS NEW COMMERCE ONE HOLDING, INC.?

A. New Commerce One Holding, Inc. is a Delaware corporation which was incorporated for the purpose of engaging in the reorganization of Commerce One into a holding company structure.

    New Commerce One Holding has issued 14,400,000 shares of common stock to each of Ford and GM in connection with the formation of Covisint, half of which are held in escrow for a period of time. New Commerce One Holding issued the shares in exchange for:

    - an equity interest in Covisint, equal to two percent of Covisint's outstanding equity at the time of issuance,

    - the equity interests in a newly formed company which licenses technology and services from Commerce One and provides them to Covisint, and

    - the right to receive any dividends paid on the shares of New Commerce One Holding owned by Ford and GM while held in escrow.

    Covisint deposited the equity interests in Covisint into escrow to be released to New

    Commerce One Holding under certain conditions relating to mailing of this proxy statement/prospectus and approval of Commerce One's stockholders. The New Commerce One Holding shares issued to Ford and GM will remain outstanding following the reorganization into a holding company structure.

    If the reorganization is not completed, Commerce One will issue 14,400,000 shares of its common stock to each of Ford and GM in exchange for these shares of New Commerce One Holding common stock.

Q: WHAT WILL HAPPEN IF THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE IS
    COMPLETED?

A:  If the reorganization into a holding company structure is completed:

    - Commerce One will become a subsidiary of New Commerce One Holding,

    - each share of Commerce One common stock you own at the time of the reorganization will automatically become one share of New Commerce One Holding common stock,

    - your shares of common stock will be identical to your existing shares and will continue to trade under the symbol "CMRC" on the Nasdaq Stock Market without interruption,

    - Commerce One will continue its business as a subsidiary of New Commerce One Holding,

    - Commerce One will continue to license technology and provide services indirectly to Covisint, and

    - New Commerce One Holding will have the right to receive an approximately one percent interest in Covisint, bringing its total to approximately two percent.


    - New Commerce One Holding will change its name to "Commerce One, Inc."


Q: WHAT WILL HAPPEN IF THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE IS
    NOT APPROVED BY COMMERCE ONE STOCKHOLDERS?

A: If the reorganization into a holding company is not completed by November 8, 2001 for any reason, including failure to obtain approval by Commerce One stockholders, an alternative transaction will occur whereby:

    - Commerce One will not reorganize into a holding company structure,

    - Commerce One will issue 14,400,000 shares of Commerce One stock to each of Ford and GM in exchange for all of the capital stock of New Commerce One Holding,

    - Commerce One will continue to operate its business,

    - Commerce One will continue to license technology and provide services indirectly to Covisint,

    - your shares of common stock will continue to trade on the Nasdaq Stock Market under the symbol "CMRC,"

    - Ford and GM will be released from certain restrictions on their ability to transfer a portion of their shares of our common stock and we will be obligated to register the resale of those shares with the Securities and Exchange Commission, and

    - Commerce One will lose the right to be reimbursed by Ford, GM and DaimlerChrysler for the expenses related to the proposal to reorganize into a holding company, up to an aggregate of $1.25 million.

    In addition, if the reorganization into a holding company structure is not approved by Commerce One's stockholders by September 8, 2001:


    - New Commerce One Holding will lose the right to receive an approximately one percent interest in Covisint, leaving its total interest in Covisint at approximately one percent.


Q: WHEN IS THE SPECIAL STOCKHOLDERS' MEETING RELATING TO THE REORGANIZATION INTO
    A HOLDING COMPANY STRUCTURE AND WHAT SPECIFIC PROPOSALS WILL I BE ASKED TO CONSIDER?


A: The Commerce One special stockholders' meeting will take place on June 12, 2001. At the special meeting, you will be asked to approve Commerce One's reorganization into a holding company structure by approving and adopting a merger agreement whereby a wholly-owned subsidiary of New Commerce One Holding will merge with and into Commerce One. As a result, Commerce One stockholders will become stockholders of New Commerce One Holding and Commerce One will become a subsidiary of New Commerce One Holding.

    THE COMMERCE ONE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE REORGANIZATION AND DECLARED IT ADVISABLE, AND UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THIS PROPOSAL.

    Pursuant to the bylaws of Commerce One, no other business may be brought before the special meeting relating to the reorganization into a holding company structure.

Q: WILL I BE ASKED TO VOTE ON THE COVISINT TRANSACTIONS?

A: No. Stockholder approval was not required in connection with the Covisint transactions, including the issuance of stock to Ford and GM and the agreements to provide technology and services indirectly to Covisint.

Q: WILL THERE BE RESTRICTIONS ON MY SALE OF COMMERCE ONE SHARES IF THE
    REORGANIZATION INTO A HOLDING COMPANY STRUCTURE IS COMPLETED?


A: Generally, no. Unless you are an "affiliate" of Commerce One or are subject to contractual restrictions on your ability to transfer your shares of Commerce One common stock, the shares of New Commerce One Holding common stock received by you in the reorganization into a holding company structure will be freely transferable. An "affiliate" is typically considered to be someone who is an executive officer or director of a company or someone who owns more than 10% of the outstanding stock of a company.


Q: WILL MY RIGHTS AS A STOCKHOLDER OF NEW COMMERCE ONE HOLDING BE DIFFERENT THAN
    MY RIGHTS AS A STOCKHOLDER OF COMMERCE ONE?

A: No. The organizational documents of New Commerce One Holding will be identical to those of Commerce One if the reorganization is completed. Your rights as a stockholder will not change.

Q: AM I ENTITLED TO DISSENTER'S OR APPRAISAL RIGHTS?

A: No. Under Delaware law, you are not entitled to dissenter's or appraisal rights in connection with the reorganization.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope. Alternatively, you may submit your proxy or voting instructions by telephone or through the Internet. In any case, please submit your voting instructions as soon as possible so that your shares may be represented at the special meeting. You may also attend the meeting and vote in person.

Q: HOW MANY STOCKHOLDERS ARE NEEDED EITHER IN PERSON OR BY PROXY TO HOLD THE
    MEETING?

A: A majority of the outstanding shares of Commerce One's common stock must be present in person or by proxy to constitute a quorum at the special meeting.

Q: HOW MANY VOTES ARE NEEDED TO APPROVE THE REORGANIZATION INTO A HOLDING
    COMPANY STRUCTURE?

A: A majority of the outstanding shares of Commerce One's common stock must vote in favor of the reorganization into a holding company structure through the merger in order for it to be approved.


    Each of the directors of Commerce One have announced their intention to vote shares held individually by them in favor of the proposal to reorganize into a holding company structure. As of the record date, these directors beneficially owned approximately 6.9% of the outstanding stock of Commerce One. As of the record date, Commerce One directors and executive officers beneficially owned approximately 9.6% of the outstanding shares of Commerce One common stock.

Q: WHAT HAPPENS IF I DON'T INDICATE HOW TO VOTE MY PROXY?

A: If you properly sign your proxy but do not include instructions on how to vote, your shares will be voted FOR approval of the proposal to reorganize into a holding company structure.

Q: WHAT HAPPENS IF I DON'T RETURN A PROXY CARD AND DON'T ATTEND THE MEETING IN
    PERSON?

A: Not returning your proxy card will have the same effect as voting against the proposal to reorganize into a holding company structure. Therefore, it is very important that you fill out and mail your proxy card today.


Q: WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?



A:  It means that:



    (1) you have received a proxy card (white card) for the annual meeting of stockholders and another proxy card (blue card) for the special meeting of stockholders. Both meetings will be held on June 12, 2001 at the Carr America Conference Center Auditorium, 4400 Rosewood Avenue, Pleasanton, California. The annual meeting of stockholders will be held at 9:00 a.m. and the special meeting of stockholders will be held at 10:00 a.m. You will vote on different proposals at each meeting. The proposals are described in the applicable proxy statement for each meeting.



    (2) you may have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted.



    WE STRONGLY ENCOURAGE YOU TO RETURN ALL PROXY CARDS YOU RECEIVE.


Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

    - you can send a written notice to the Secretary of Commerce One stating that you would like to revoke your proxy,

    - you can complete and submit a new proxy card, or

    - you can attend the special meeting and vote in person.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES
    FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instructions, your shares will be considered present at the special meeting for purposes of determining a quorum but will not be considered to have been voted in favor of the proposal to reorganize into a holding company structure. This will have the same effect as a vote against the proposal.

    If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q: DO I NEED TO SEND IN MY OLD STOCK CERTIFICATES FOR NEW STOCK CERTIFICATES?

A: No. After the reorganization is completed, your Commerce One stock certificate will automatically represent shares of New Commerce One Holding. You do not need to exchange your existing stock certificates for new stock certificates.

Q: WHEN DO YOU EXPECT THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE TO BE
    COMPLETED?


A: Commerce One expects the reorganization into a holding company structure to be completed immediately after the Commerce One special meeting on June 12, 2001.


Q: WHO CAN HELP ANSWER MY QUESTIONS?

A:  You can call InvestorCom, Inc., Commerce One's proxy solicitor, at
    (866) 639-1234 with any questions about the reorganization into a holding company structure.

                                    SUMMARY


    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS WE REFER TO FOR A MORE COMPLETE UNDERSTANDING OF THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE. IN PARTICULAR, YOU SHOULD READ THE DOCUMENTS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE FORMATION AGREEMENT WHICH IS ATTACHED AS ANNEX A AND THE AGREEMENT AND PLAN OF MERGER WHICH IS ATTACHED AS ANNEX B. IN ADDITION, WE INCORPORATE BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT COMMERCE ONE INTO THIS PROXY STATEMENT/PROSPECTUS. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 61 OF THIS PROXY STATEMENT/PROSPECTUS.


THE COMPANIES

COMMERCE ONE, INC.
4440 ROSEWOOD DRIVE
PLEASANTON, CA 94588
(925) 520-6000
http://www.commerceone.com

    Commerce One is a leading provider of business-to-business e-commerce solutions. Commerce One helps Global 2000 organizations realize the value of the Internet by building collaborative electronic communities known as "e-marketplaces." Commerce One's e-marketplace solutions enable organizations to integrate supply chains, gain efficiencies in the procurement of direct and indirect goods and services, and improve the customer and supplier experience.

    Commerce One was incorporated in California in January 1994 and reincorporated in Delaware in March 1999.

NEW COMMERCE ONE HOLDING, INC.
4440 Rosewood Drive
Pleasanton, CA 94588
(925) 520-6000

    New Commerce One Holding, Inc. was incorporated in Delaware in October 2000 for purposes of the reorganization into a holding company and the Covisint transactions. If the reorganization into a holding company structure is approved, New Commerce One Holding will be the holding, or parent, company for Commerce One and will hold all of the outstanding capital stock of Commerce One.

BACKGROUND OF THE PROPOSED REORGANIZATION INTO A HOLDING COMPANY STRUCTURE

    Pursuant to the formation agreement among Commerce One, New Commerce One Holding, Ford, GM and certain other parties, Commerce One has agreed to reorganize into a holding company structure, subject to stockholder approval. The reorganization will facilitate conducting the other transactions contemplated by the formation agreement in a manner that is expected to be tax free to the stockholders of New Commerce One Holding and Commerce One and provide other benefits to us.

STRUCTURE OF THE PROPOSED REORGANIZATION INTO A HOLDING COMPANY STRUCTURE

    To complete the reorganization into a holding company structure, a subsidiary of New Commerce One Holding, New C1 Merger Corporation, will merge with and into Commerce One. As a result of the merger, Commerce One will become a wholly-owned subsidiary of New Commerce One Holding. Stockholders of Commerce One will become stockholders of New Commerce One Holding.

STRUCTURE OF NEW COMMERCE ONE HOLDING AND COMMERCE ONE AFTER THE PROPOSED REORGANIZATION INTO A HOLDING COMPANY STRUCTURE

    Following the reorganization, Commerce One will continue its business as a wholly owned subsidiary of New Commerce One Holding. New Commerce One Holding will serve as the holding, or parent, company of Commerce One. The officers and directors of both New Commerce One Holding and Commerce One will be the same as those of Commerce One before the reorganization into a holding company structure.

NO CHANGE IN STOCKHOLDER RIGHTS AFTER THE PROPOSED REORGANIZATION INTO A HOLDING COMPANY STRUCTURE

    Following the reorganization into a holding company structure, the organizational documents of New Commerce One Holding will be identical to those of Commerce One. Your rights as a stockholder will not change.

ASSUMPTION OF STOCK PLANS


    Following the reorganization into a holding company structure, New Commerce One Holding will assume all of the outstanding stock plans of Commerce One with no adjustment to the options or rights granted under the plans. Approval of the reorganization will constitute approval of the assumption of the stock plans. Options or rights under the Commerce One plans will automatically become exercisable for the same number of shares of New Commerce One Holding at the same exercise price. New Commerce One Holding will file a registration statement on Form S-8 as soon as practicable following completion of the reorganization with respect to the shares of New Commerce One Holding common stock issuable upon exercise of options under the Commerce One stock option plans.


LISTING OF NEW COMMERCE ONE HOLDING COMMON STOCK

    The shares of New Commerce One Holding common stock issued in connection with the reorganization into a holding company structure will be listed on the Nasdaq Stock Market and, upon completion of the reorganization, will trade under the symbol "CMRC" in place of Commerce One common stock without interruption.

STOCKHOLDER APPROVAL

    The holders of a majority of the outstanding shares of Commerce One common stock must approve the reorganization of Commerce One into a holding company structure. New Commerce One Holding, as the sole stockholder of New C1 Merger Corporation, has already approved the reorganization. The approval of New Commerce One Holding stockholders is not required.

    You are entitled to cast one vote for each share of Commerce One common stock you owned as of April 13, 2001, the record date for the special meeting.

RECOMMENDATION OF COMMERCE ONE'S BOARD OF DIRECTORS

    After careful consideration, Commerce One's board of directors unanimously declared the reorganization into a holding company structure to be advisable and in your best interests. Commerce One's board of directors approved the reorganization into a holding company structure and unanimously recommends that you VOTE FOR the proposal to reorganize into a holding company structure.

COMPLETION AND EFFECTIVENESS OF THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE

    The proposed reorganization into a holding company structure is subject to customary closing conditions, including the approval of Commerce One stockholders. The reorganization will become effective upon the filing of a certificate of merger with the State of Delaware. Commerce One is working toward completing the reorganization as quickly as possible and hopes to complete the merger immediately following the receipt of approval by Commerce One stockholders at the special meeting.

ALTERNATIVE TRANSACTION IF THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE DOES NOT OCCUR

    If Commerce One stockholder approval of the reorganization is not obtained or the reorganization is not completed for any reason by November 8, 2001, the reorganization into a holding company structure will be abandoned and an alternative transaction will take place without a vote of the Commerce One stockholders.

    In the alternative transaction, Commerce One will issue 14,400,000 shares of its common stock to each of Ford and GM in exchange for all of the outstanding shares of New Commerce One Holding. As a result, New Commerce One Holding will become a wholly-owned subsidiary of Commerce One. In addition, if the alternative transaction occurs, Ford and GM will also be released from certain restrictions on their ability to transfer a portion of their shares of our common stock and we will be obligated to register the resale of those shares with the SEC. In addition, we will lose the right to be reimbursed for a portion of the expenses related to the proposal to reorganize into a holding company structure.


    In addition, in the event the stockholders of Commerce One do not approve the reorganization into a holding company structure, one half of the Covisint interest held in escrow, equal to a one percent interest in Covisint, will not be released to New Commerce One Holding, leaving Commerce One's interest at approximately one percent.


SHARE OWNERSHIP OF MANAGEMENT


    Each of the directors of Commerce One have announced their intention to vote the shares held individually by them in favor of the proposal to reorganize into a holding company structure. As of the record date, these directors beneficially owned approximately 6.9% of the outstanding shares of Commerce One common stock. As of the record date, Commerce One directors and executive officers beneficially owned approximately 9.6% of the outstanding shares of Commerce One common stock.


MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PROPOSED REORGANIZATION INTO A HOLDING COMPANY STRUCTURE


    The reorganization into a holding company structure will qualify as a reorganization and a tax free transfer of shares for U.S. federal income tax purposes. Accordingly, Commerce One stockholders will not recognize gain or loss for U.S. federal income tax purposes on the exchange of their Commerce One shares for New Commerce One shares in the reorganization. You should carefully read the discussion under "Material U.S. Federal Income Tax Considerations of the Proposed Reorganization into a Holding Company Structure" on page 32 of this proxy statement/prospectus. HOWEVER, YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR.


ACCOUNTING TREATMENT OF THE PROPOSED REORGANIZATION INTO A HOLDING COMPANY STRUCTURE

    For accounting purposes, the reorganization of Commerce One into a holding company structure as a subsidiary of New Commerce One Holding will be treated as a recapitalization. The financial position and results of operations of Commerce One will be included in the consolidated financial statements of New Commerce One Holding on a historical cost basis.

RESTRICTIONS ON YOUR ABILITY TO SELL COMMERCE ONE STOCK


    All shares of Commerce One common stock received by you in connection with the reorganization will be freely transferable unless you are considered an "affiliate" of Commerce One at the time of the reorganization or are subject to any contractual restrictions on your ability to transfer your common stock. Affiliates of Commerce One are subject to certain securities laws that restrict their ability to transfer the shares they receive in the reorganization. An "affiliate" is someone who controls, is controlled by or is under common control with a company. An affiliate typically is considered to be someone who is an officer or director of a company or someone who owns more than 10% of the outstanding stock of a company.


FORWARD LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS


    This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements with respect to our financial condition, results of operations and business and on the expected impact of the merger on our financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements include statements about the expected benefits of the reorganization into a holding company, expected benefits of the transactions with Covisint and the value of the interest in Covisint which may be released to us from escrow. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the reorganization into a holding company structure or an investment in our stock, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 12 of this proxy statement/prospectus.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

COMMERCE ONE'S FINANCIAL DATA

    - Commerce One's selected historical balance sheet data as of December 31, 2000 and 1999 and selected historical statements of operations data for each of the three years in the period ended December 31, 2000 are derived from Commerce One's audited consolidated financial statements incorporated by reference in this proxy statement/prospectus.

    - Commerce One's selected historical balance sheet data as of December 31, 1998, 1997 and 1996 and selected historical statements of operations data for each of the two years in the period ended December 31, 1997 are derived from Commerce One's audited consolidated financial statements are not included nor incorporated by reference in this proxy statement/prospectus.

    - Commerce One's selected historical financial statements data is qualified by and should be read in conjunction with such financial statements and the notes thereto, including those incorporated by reference in this proxy statement/prospectus.

                                                                     YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------------
                                                        2000        1999       1998       1997       1996
                                                      ---------   --------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Total revenue.....................................  $ 401,796   $ 33,557   $  2,563   $  1,746   $   812
                                                      ---------   --------   --------   --------   -------
  Operating expenses................................    592,238     79,923     22,990     10,032     1,810
                                                      ---------   --------   --------   --------   -------
  Loss from operations..............................   (345,564)   (62,436)   (24,796)   (11,173)   (1,780)
  Interest income, net..............................      7,017      3,302        156          9       (25)
  Provision for income taxes........................      6,400      4,188         --         --        --
                                                      ---------   --------   --------   --------   -------
  Net loss..........................................   (344,947)   (63,322)   (24,640)   (11,164)   (1,805)
                                                      ---------   --------   --------   --------   -------
  Basic and diluted net loss per share..............  $   (2.05)  $  (0.74)  $  (1.37)  $  (0.70)  $ (0.12)
                                                      =========   ========   ========   ========   =======
  Shares used in calculation of basic and diluted
    net loss per share..............................    168,065     86,054     18,318     16,074    15,708

                                                                       AS OF DECEMBER 31,
                                                     ------------------------------------------------------
                                                        2000        1999       1998       1997       1996
                                                     ----------   --------   --------   --------   --------
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term
    investments....................................  $  341,440   $124,606   $ 15,138   $  9,367   $ 6,111
  Working capital..................................     245,963     77,480     11,777      7,194     5,209
  Total assets.....................................   3,070,555    384,610     20,507     11,664     6,745
  Long-term liabilities............................       4,339        262      1,896      1,096       199
  Redeemable convertible preferred stock...........          --         --     50,432     20,650     7,258
  Total stockholders' equity (deficit).............   2,799,411    316,721    (37,011)   (13,040)   (1,897)

NEW COMMERCE ONE HOLDING'S FINANCIAL DATA

    The following selected historical financial data should be read in conjunction with New Commerce One Holding's audited consolidated balance sheet included in this proxy statement/prospectus. New Commerce One Holding had no operations during the period from October 27, 2000 (inception) to December 31, 2000.

CONSOLIDATED BALANCE SHEET DATA AS OF DECEMBER 31, 2000:
  Cash and cash equivalents.................................  $      --
  Working capital...........................................         --
  Total assets..............................................         --
  Stockholders' equity......................................         --

UNAUDITED PRO FORMA FINANCIAL DATA

    - The unaudited pro forma condensed combined statements of operations data has been derived from Commerce One's audited historical consolidated results of operations for the year ended December 31, 2000 and New Commerce One Holding's historical results of operations for the period from October 27, 2000 (inception) to December 31, 2000, giving effect to the reorganization into a holding company structure as if it had occurred at the beginning of such period.

    - The unaudited pro forma condensed combined balance sheet data has been derived from Commerce One's audited historical consolidated balance sheet as of December 31, 2000 with New Commerce One Holding's audited historical consolidated balance sheet as of the same date, giving effect to the reorganization into a holding company structure as if it had occurred as of December 31, 2000.

    - The unaudited pro forma condensed combined financial data set forth below does not purport to represent what the consolidated results of operations or financial position of New Commerce One Holding would actually have been if the reorganization had in fact occurred on such date or to project the future consolidated results of operations or financial condition of New Commerce One Holding.


    - See "Unaudited Pro Forma Condensed Combined Financial Information" on page P-1 and "Where You Can Find More Information" on page 61 in this proxy statement/prospectus.


                                                                  YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              ------------------
                                                                (IN THOUSANDS,
                                                               EXCEPT PER SHARE
                                                                    DATA)
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS DATA:
  Total revenues............................................       $ 401,796
  Net loss..................................................        (344,947)
  Basic and diluted net loss per share......................           (2.05)

                                                              DECEMBER 31, 2000
                                                              -----------------
                                                               (IN THOUSANDS)
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.........     $  341,440
  Working capital...........................................        245,963
  Total assets..............................................      3,070,555
  Total stockholders' equity................................      2,799,411

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

    The following table sets forth:

    - historical net loss per share and historical book value per share data of Commerce One,

    - historical net loss per share and historical book value per share data of New Commerce One Holding, and

    - unaudited pro forma condensed combined net loss per share and unaudited pro forma condensed combined book value per share of New Commerce One Holding after giving effect to the reorganization into a holding company structure.

    The information in the table should be read in conjunction with:

    - the audited and unaudited consolidated financial statements of Commerce One and New Commerce One Holding and the notes thereto included elsewhere in and incorporated by reference in this proxy statement/prospectus,

    - the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus, and

    - the unaudited pro forma condensed combined financial data set forth below is not necessarily indicative of the net income (loss) per share or book value per share that would have been achieved had the reorganization been consummated as of the beginning of the periods presented and should not be construed as representative of such amounts for any future dates or periods.

                                                   HISTORICAL(1)
                                          -------------------------------
                                                         NEW COMMERCE ONE
                                          COMMERCE ONE       HOLDING        PRO FORMA COMBINED(2)(3)
                                          ------------   ----------------   ------------------------
Basic and diluted net loss per share....     $(2.05)        $      --                $(2.05)
Book value per share....................     $12.51         $      --                $12.51

------------------------

(1) Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at December 31, 2000.

(2) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity, including the effect of pro forma adjustments, by the pro forma number of shares of New Commerce One Holding common stock which would have been outstanding had the reorganization been consummated as of December 31, 2000.

(3) See "Unaudited Pro Forma Condensed Combined Financial Information" on page P-1 of this proxy statement/prospectus.

                          PER SHARE MARKET PRICE DATA

    Commerce One common stock is traded on the Nasdaq Stock Market under the symbol "CMRC." New Commerce One Holding is not publicly traded, but, following the reorganization, will trade in place of Commerce One common stock on the Nasdaq Stock Market under the same symbol, "CMRC."

    The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Commerce One common stock as quoted on the Nasdaq Stock Market. Commerce One common stock began trading on the Nasdaq Stock Market on July 1, 1999.

    The prices in the following tables have been adjusted to reflect stock splits effected by Commerce One common stock prior to the date hereof.


                                                        HIGH CLOSE   LOW CLOSE
                                                        ----------   ---------
1999
  Quarter Ended September 30, 1999....................  $  22.51     $  4.42
  Quarter Ended December 31, 1999.....................  $ 165.00     $ 15.42

2000
  Quarter Ended March 31, 2000........................  $ 137.81     $ 67.75
  Quarter Ended June 30, 2000.........................  $  71.81     $ 29.00
  Quarter Ended September 30, 2000....................  $  84.13     $ 38.38
  Quarter Ended December 31, 2000.....................  $  82.38     $ 17.94

2001
  Quarter Ended March 31, 2001........................  $  36.47     $  7.81
  Quarter Ended June 30, 2001 (through April 25,        $  13.94     $  5.12
    2001).............................................



    The closing price per share of Commerce One common stock as reported on the Nasdaq Stock Market on April 25, 2001, the last full trading day for which it was practicable to obtain closing prices at the time of the printing of this proxy statement/prospectus was $9.83.


    Commerce One and New Commerce One Holding have never declared or paid any dividends on their respective capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our bank loan agreement restricts the payment of dividends.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO VOTE FOR THE PROPOSAL TO REORGANIZE INTO A HOLDING COMPANY STRUCTURE OR INVEST IN OUR COMMON STOCK. ALL OF THE RISKS CURRENTLY AFFECTING COMMERCE ONE WILL CONTINUE TO AFFECT NEW COMMERCE ONE HOLDING UPON COMPLETION OF THE REORGANIZATION AND COMMERCE ONE IF THE REORGANIZATION IS NOT APPROVED.

RISKS RELATED TO THE PROPOSED REORGANIZATION INTO A HOLDING COMPANY

WE MAY NOT OBTAIN THE EXPECTED BENEFITS OF THE REORGANIZATION INTO A HOLDING COMPANY.

    We believe that the reorganization into a holding company structure will provide us with benefits in the operation of existing businesses and entry into new businesses. These expected benefits may not be obtained if market conditions or other circumstances prevent us from expanding and developing our business. As a result, we will incur the costs of the holding company structure without realizing the possible benefits. In addition, the holding company structure may not be successful in insulating the liabilities of our subsidiaries from each other or from the parent company. We or our subsidiaries may be liable for the liabilities of other subsidiaries, particularly if we do not observe corporate formalities or adequately capitalize our subsidiaries.

IF THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE IS NOT APPROVED BY OUR STOCKHOLDERS, WE WILL FORFEIT OUR RIGHT TO A PORTION OF AN INTEREST IN COVISINT, LLC.


    Under the formation agreement, Ford and GM have deposited into escrow an equity interest of approximately two percent in Covisint. Half of this interest will be released to New Commerce One Holding upon the mailing of this proxy statement/prospectus. The remaining half of this interest will be released to New Commerce One Holding only if the reorganization is approved by Commerce One's stockholders by September 8, 2001. Accordingly, if the reorganization is not approved by our stockholders by this date, we will lose the right to receive an approximately one percent interest in Covisint. We cannot assure you of the future value of the interest in Covisint.


IF THE PROPOSED REORGANIZATION INTO A HOLDING COMPANY STRUCTURE IS NOT COMPLETED, WE WILL LOSE THE RIGHT TO BE REIMBURSED BY FORD, GM AND DAIMLERCHRYSLER FOR THE EXPENSES OF THE PROPOSAL TO REORGANIZE INTO A HOLDING COMPANY STRUCTURE.

    The formation agreement provides that Ford, GM and DaimlerChrysler will reimburse us for the reasonable out-of-pocket costs and expenses that we incur as a result of reorganizing into a holding company structure, up to a maximum of $1.25 million. If the reorganization is not completed, these automakers will not reimburse us for these costs and expenses. These costs and expenses are expected to consist primarily of attorneys' fees, accountants' fees, filing fees and financial printing expenses. Substantially all of these costs will be incurred prior to the vote of the Commerce One stockholders.

THE PROPOSED REORGANIZATION INTO A HOLDING COMPANY STRUCTURE MAY RESULT IN SUBSTANTIAL INDIRECT COSTS WHETHER OR NOT COMPLETED.

    Even if we are reimbursed by Ford, GM and DaimlerChrysler for some of the expenses incurred in the proposed reorganization into a holding company structure, the reorganization may result in substantial indirect costs. The proposed reorganization may divert the attention of our management and employees from our business and result in increased administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for each of the holding company and its subsidiaries.

RISKS RELATED TO THE BUSINESS OF COMMERCE ONE AND NEW COMMERCE ONE HOLDING


THE FOLLOWING RISKS CURRENTLY APPLY TO THE BUSINESS OF COMMERCE ONE AND WILL APPLY TO NEW COMMERCE ONE HOLDING UPON COMPLETION OF THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE. THESE RISKS WILL APPLY IRRESPECTIVE OF WHETHER THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE IS COMPLETED.

WE HAVE A LIMITED OPERATING HISTORY, A HISTORY OF LOSSES AND HAVE YET TO ACHIEVE PROFITABILITY.


    We incurred net losses of $344.9 million, $63.3 million and $24.6 million for the years ended December 31, 2000, 1999, and 1998, respectively. We also incurred a net loss of $228.5 million for the quarter ended March 31, 2001. As of December 31, 2000, we had an accumulated deficit of $447.5 million.


    In addition, we have a limited operating history that makes it difficult to forecast our future operating results. We expect to continue to substantially increase our sales and marketing, product development and general and administrative expenses and experience increased costs associated with the issuance of equity securities and the amortization of intangible assets as a result of our recent acquisitions. As a result, we will need to generate significant additional revenues to achieve and maintain profitability in the future. Although our revenues have grown in recent quarters, we cannot be certain that such growth will continue or that we will achieve sufficient revenues for profitability.

THE QUARTERLY FINANCIAL RESULTS OF COMPANIES IN OUR INDUSTRY ARE PRONE TO SIGNIFICANT FLUCTUATIONS AND THIS COULD CAUSE OUR STOCK PRICE TO FALL.

    We believe that quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. The operating results of companies in the e-commerce industry have in the past experienced significant quarter-to-quarter fluctuations which may adversely affect us. As with other companies in this industry, our operating expenses, which include sales and marketing, product development, general and administrative expenses and amortization of intangible assets and deferred stock compensation, are based on our expectations of future revenues and are relatively fixed in the short term.

    Further, our revenues will decline if our existing service agreements with clients are terminated before engagements can be completed, or if we (through our Global Services division) are unable to enter into new engagements. If our revenues for a quarter fall below our expectations and we are not able to quickly reduce spending in response, our operating results for that quarter would be harmed. It is likely that in some future quarter our operating results may be below the expectations of public market analysts and investors and, as a result, the price of our common stock may fall.

OUR FUTURE SUCCESS DEPENDS UPON OUR GLOBAL TRADING WEB PARTNERS DEVELOPING AND OPERATING SUCCESSFUL E-MARKETPLACES.

    We have established strategic relationships with various companies that have licensed our products in order to create e-marketplaces. We cannot assure you that these companies will be able to implement our products and services effectively, that they will develop and launch e-marketplaces or that buyers and suppliers will participate in their e-marketplaces. These companies may encounter delays in launching their e-marketplaces, in fully deploying these e-marketplaces and in achieving supplier participation in their e-marketplaces. Additionally, although our technology architecture is designed to support the development of trading communities that can operate with each other, these marketplaces may not in fact operate with each other. If these or any other e-marketplaces are not successful, our business, operating results and financial condition will suffer.

IF OUR JOINT PRODUCT DEVELOPMENT RELATIONSHIPS ARE NOT SUCCESSFUL, OUR BUSINESS COULD SUFFER.

    We have entered into relationships with various companies to jointly develop new software products. In particular, we recently entered into an agreement with SAP to jointly develop and market comprehensive software solutions for the e-commerce marketplace. These joint development and marketing relationships can be difficult to implement and may not succeed for various reasons, including:

    - operating differences between the companies and their respective employees,

    - difficulties in coordinating sales and marketing efforts,

    - difficulties in structuring and maintaining revenue sharing arrangements, and

    - technical obstacles to combining existing software products or developing new compatible products.

    We cannot assure you that these joint development and marketing relationships will lead to successful new products, greater market penetration or increased revenues for us.

IF OUR RELATIONSHIP WITH SAP TERMINATES OR IS UNSUCCESSFUL, OUR REVENUES AND PRODUCT DEVELOPMENT EFFORTS WILL SUFFER.

    We have an agreement with SAP to jointly develop, market and sell e-commerce solutions. In addition, development of our products has grown increasingly interdependent with SAP. As a result, we expect a significant portion of our revenue to be derived from this relationship. We cannot assure you that this relationship will continue or be beneficial to us. If the relationship is unsuccessful or terminates, our revenues may decline and our product development efforts may be hindered.

THE DEVELOPMENT OF LARGE, INDUSTRY OR GEOGRAPHICALLY SPECIFIC E-MARKETPLACES OR EXCHANGES ENTAILS CERTAIN RISK FOR US.

    Many of the e-marketplaces are intended to be very large and to include many of the most significant companies in the particular industry or region they address. These marketplaces include Covisint, an automotive e-marketplace; Exostar, an aerospace and defense industry e-marketplace; Trade-Ranger, an energy and petrochemical e-marketplace; Enporion, a North American utilities e-marketplace; and ForestExpress, a forest products industry e-marketplace. The development of these large trading exchanges will entail significant risks for us. These risks include:

    - the diversion of a significant portion of our management, technical and sales personnel to develop these exchanges,

    - difficulties reaching agreements with the founders of the exchanges and other parties concerning the establishment and development of the exchanges,

    - delays in the commencement of significant operations by these exchanges, and

    - all of the other risks of creating such exchanges described elsewhere in this Risk Factors section.

    These exchanges may not be successfully established or operated. If we are not able to manage the risks associated with the development of these exchanges, our business, results of operations and financial condition will suffer.

    In addition, the establishment and operation of these exchanges may raise issues under U.S. and foreign antitrust laws. To the extent that U.S. or foreign antitrust regulators take adverse action or establish rules or regulations with respect to any exchange or business-to-business e-commerce exchanges in general, the establishment and growth of such exchanges may be delayed. Our revenues may suffer as a result.

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GENERAL ECONOMIC UNCERTAINTY MAY REDUCE OUR REVENUES.

    The revenue growth and profitability of our business depends significantly on the overall demand for Internet-based, business-to-business e-commerce solutions. We believe that the market for these solutions may be negatively impacted by a number of factors, including:

    - reductions in capital expenditures by customers, and

    - overall weakening of the U.S. and/or foreign economies.

    The above factors may, in turn, give rise to a number of market trends that may slow our revenue growth, including:

    - longer sales cycles,

    - deferral or delay of e-commerce projects and generally reduced expenditures for e-commerce solutions and related services, and

    - increased price competition.

    If the current economic slowdown continues, the effects of the slowdown for e-commerce solutions could adversely affect our business, results of operations and financial condition.

PRICING PRESSURES MAY LEAD TO PRICE REDUCTIONS RESULTING IN LOWER LICENSE REVENUES.

    Intense competition in the various markets in which we compete may put pressure on us to reduce prices on certain products and services. Moreover, we have recently changed our pricing model and this change could lead to a decline or delay in sales as our sales force and customers adjust to the new pricing policies. The bundling of products for promotional purposes or as a long-term pricing strategy by some of our competitors could have the effect over time of significantly reducing the prices that we can charge for our products. Any such price reductions and resulting lower license revenues could have a material adverse effect on our business and results of operations, if we cannot offset these price reductions with a corresponding increase in sales volumes or lower spending.

BECAUSE OUR INDUSTRY IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY, WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO COMPETE EFFECTIVELY.

    The market for Internet-based, business-to-business e-commerce solutions is extremely competitive. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. Because there are relatively low barriers to entry in the e-commerce market, competition from other established and emerging companies may develop in the future. In addition, our customers and partners may become competitors in the future. Increased competition is likely to result in price reductions, lower average sales prices, reduced margins, longer sales cycles and a decrease or loss of our market share, any of which could harm our business, operating results or financial condition.

    Our competitors include i2, Ariba, Oracle, Vertical Net and PeopleSoft. Certain of these competitors jointly offer business-to-business e-commerce solutions to potential customers. These joint efforts could intensify the competitive pressure in our market. Many of our competitors have, and new potential competitors may have, more experience developing Internet-based software and end-to-end purchasing solutions, larger technical staffs, larger customer bases, more established distribution channels and customer relationships, greater brand recognition and greater financial, marketing and other resources than we have. In addition, competitors may be able to develop products and services that are superior to our products and services, that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing and future products and services. The

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
business-to-business e-commerce solutions offered by competitors may be perceived by buyers and suppliers as superior to ours.

    Our Global Services division, whose business is largely the former business of AppNet, faces intense and growing competition in the professional services market. Our competitors include e-business professional services providers, large information technology consulting services providers, e-commerce software and service providers, and Internet access and service providers. Some of our competitors have longer operating histories and client relationships, greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than it has. Global Services' competitors may also be able to respond more quickly to technological developments and changes in clients' needs. In addition, there are relatively low barriers to entry into our business. Global Services does not own any technologies that preclude or inhibit competitors from entering its markets. Our competitors may independently develop and patent or copyright technologies that are superior or substantially similar to its technologies.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN RECENT PERIODS AND FAILURE TO MANAGE THIS GROWTH COULD STRAIN OUR MANAGEMENT AND OTHER RESOURCES.

    Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. Future expansion efforts could be expensive and put a strain on management and resources. We have increased, and plan to continue to increase, the scope of our operations at a rapid rate. Our headcount has grown and will continue to grow substantially. At December 31, 2000, we had a total of 3,766 employees, and at December 31, 1999 we had a total of 594 employees. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. We may not be able to do this effectively.

WE MAY NOT BE ABLE TO INTEGRATE ACQUISITIONS INTO OUR BUSINESS EFFECTIVELY.

    As part of our business strategy, we have made and expect to continue to make acquisitions of businesses that offer complementary products, services and technologies such as our recent acquisition of AppNet, a provider of end-to-end Internet professional services, and the pending acquisition of Exterprise, Inc., a provider of platform solutions that enable the rapid development and deployment of new e-commerce applications for e-marketplaces. We have limited experience acquiring businesses, and may not acquire such businesses on favorable terms or be able to integrate such organizations into our business successfully. Our acquisitions are and will be accompanied by the risks commonly encountered in acquisitions of businesses, including, among other things:

    - the possibility that we pay more than the acquired business is worth,

    - the difficulty of integrating the operations and personnel of the acquired business into our business,

    - the difficulty of integrating service and product offerings,

    - the difficulty of integrating technology, back office, accounting and financial systems,

    - the potential disruption of our ongoing business,

    - the distraction of management from our business,

    - the inability of management to maximize our financial and strategic position, and

    - the impairment of relationships with, and difficulty of retaining, employees and customers.

    Further, our acquisitions and investments may have financial consequences such as:

    - potentially dilutive issuances of equity securities,

    - one-time write-offs,

    - incurrence of contingent liabilities, and

    - increased net loss resulting from the purchase method of accounting for acquisitions, pursuant to which we incur amortization expenses related to goodwill, other intangible assets, and deferred stock compensation.

    In addition, potential candidates targeted by us may not have audited financial statements, detailed financial statements or any degree of internal controls. There can be no assurance that an audit subsequent to any successful completion of an acquisition will not reveal matters of significance, including issues regarding revenues, expenses, liabilities, contingent or otherwise, technology, products, services or intellectual property. There can be no assurance that we would be successful in overcoming these or any other significant risks and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO HIRE AND RETAIN SUFFICIENT SALES, MARKETING, SERVICES AND TECHNICAL PERSONNEL THAT WE NEED TO SUCCEED BECAUSE THESE PERSONNEL ARE LIMITED IN NUMBER AND IN HIGH DEMAND.


    If we fail to hire and retain sufficient numbers of sales, marketing, services and technical personnel, our business, operating results and financial condition will be harmed. Competition for qualified sales, marketing, services and technical personnel is intense as these personnel are in limited supply, and we may not be able to hire and retain sufficient numbers of such personnel to grow our business. We need to substantially expand our sales operations and marketing efforts, both domestically and internationally, in order to increase market awareness and sales of our products and the related services that we offer ourselves and jointly with SAP. We will also need to significantly increase our technical and services staff to support the growth of our business and our increasing commitments to other parties. In particular, we will need to hire a significant number of technical personnel with various skill sets to establish and operate the large industry specific exchanges. In addition, the market price of our common stock has fluctuated substantially since our initial public offering in July 1999. Consequently, potential employees may perceive our equity incentives such as stock options as less attractive and current employees whose options are no longer attractively priced may choose not to remain with our organization. In that case, our ability to attract employees will be adversely affected. Finally, should our stock price substantially decline, the retention value of stock options granted since our initial public offering will decline and our employees may choose not to remain with our organization.


OUR LENGTHY SALES CYCLE COULD CAUSE DELAYS IN REVENUE GROWTH.

    The period between our initial contact with a potential customer and the purchase of our products and services is often long and may have delays associated with the lengthy budgeting and approval process of our customers. Historically, our typical sales cycle has been approximately three to six months and potentially longer in the case of larger, industry-focused exchanges. This lengthy cycle could have a negative impact on the timing of our revenues, especially our realization of any transaction-based revenues. Because our expenses are generally relatively fixed in the short term, any shortfall from anticipated revenues could result in significant variations in our operating results from quarter-to-quarter.

    We believe that a customer's decision to purchase our products and services is discretionary, involves a significant commitment of resources, and is influenced by customer budgetary cycles. To successfully sell our products and services, we generally must educate potential customers regarding the use and benefit of our products and services, which can require significant time and resources. Many of our potential customers are large enterprises that generally take a long time to make significant business decisions. Any such delays could significantly harm our business.

OUR FUTURE REVENUES DEPEND UPON OUR ABILITY TO INCREASE BUSINESS SERVICE AND TRANSACTION FEE REVENUE FROM OUR E-MARKETPLACES.

    To date, we have derived a substantial portion of our revenues from licensing our products to customers and providing related implementation, support and maintenance services. A significant portion of these revenues have come from the recognition of one-time license fees from customers. Although our revenues from business services has grown recently, our transaction-based revenue has been immaterial to date. Our business model calls for a significant portion of our revenues in the future to be derived from business services and transaction-based fees. If such revenues do not materialize, our business will suffer.

IF SUPPLIERS DO NOT PARTICIPATE IN THE E-MARKETPLACES, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

    E-marketplaces will be attractive to suppliers only if a significant number of buyers are willing to purchase goods and services through the e-marketplaces. Suppliers incur costs making information relating to their goods and services available on these trading communities and thus must realize additional revenues to justify their continued participation in these trading communities. Suppliers may not remain in the e-marketplaces or join these communities in sufficient numbers to make them successful.

WE DEPEND UPON CONTINUING OUR RELATIONSHIP WITH THIRD-PARTY INTEGRATORS WHO SUPPORT OUR SOLUTIONS.

    Our success depends upon the acceptance and successful integration by customers and their suppliers of our products. Our current customers and potential customers and their related suppliers often rely on third-party systems integrators such as Accenture, Computer Sciences Corporation, PricewaterhouseCoopers and Cap Gemini Ernst & Young and others to develop, deploy and manage their Internet-based, business-to-business e-commerce platforms and solutions. We and our customers will need to continue to rely on these systems integrators even as we increase the size of our Global Services division. If large systems integrators fail to continue to support our solution or commit resources to us, if any of our customers or suppliers are not able to successfully integrate our solution or if we are unable to adequately train our existing systems integration partners, our business, operating results and financial condition could suffer. In addition, we cannot control the level and quality of service provided by our current and future third-party integrators.

OUR STRATEGY OF STRATEGIC RESELLING THROUGH PARTNERS MAY NOT BE SUCCESSFUL.

    We have established strategic relationships with companies that resell and distribute our products to our customers. These relationships are new and this strategy is unproven. We cannot assure you that any of these companies, or those we may enter into a relationship with in the future, will be able to resell our product solution sets to a sufficient number of customers, or that those customers will purchase our applications and more importantly, connect into e-marketplaces. Further, we may encounter disagreements from time to time with companies concerning the terms of their reseller agreements. To date, a few of our partners have been unsuccessful in reselling our products. If our current or future strategic partners are not able to successfully resell our products, our business will suffer.

OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND THESE OFFICERS AND KEY PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE.

    Our future success depends upon the continued service of our executive officers and other key personnel, and none of our current executive officers are bound by an employment agreement for any specific term. Any of our officers may leave our organization in the future. In particular, the services of Mark Hoffman, our Chief Executive Officer, and Robert Kimmitt, our President, would be difficult to replace. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, our business, operating results and financial condition would be seriously harmed.

WE INTEND TO CONTINUE TO EXPAND OUR INTERNATIONAL OPERATIONS AND THESE EFFORTS MAY NOT BE SUCCESSFUL IN GENERATING ADDITIONAL REVENUES.

    We have generated significant international revenues and are planning to increase our international operations and sales efforts. However, we may not be able to continue to increase international revenues and the risks of international sales and operations may harm us. International business involves inherent risks, and we anticipate the risks that may affect us include:

    - unexpected changes in regulatory requirements and tariffs that may be imposed on e-commerce,

    - the impact of recessions in economies outside the United States,

    - seasonal reductions in business activity,

    - difficulties in staffing and managing foreign offices as a result of, among other things, distance, language and cultural differences,

    - longer payment cycles and greater difficulty in accounts receivable collection,

    - potentially harmful tax consequences, including withholding tax issues,

    - fluctuating exchange rates,

    - price controls or other restrictions on foreign currency,

    - potentially adverse tax consequences,

    - difficulties in obtaining export and import licenses, and

    - foreign antitrust regulation.

    In addition, we have only limited experience in marketing, selling, implementing and supporting our products and services in foreign countries. This may be more difficult or take longer than we anticipate especially due to international problems, such as language barriers or currency exchange issues, and the fact that the Internet infrastructure in such foreign countries may be less advanced than the Internet infrastructure in the United States.

OUR MARKET MAY UNDERGO RAPID TECHNOLOGICAL CHANGE AND THIS CHANGE MAY MAKE OUR PRODUCTS AND SERVICES OBSOLETE OR CAUSE US TO INCUR SUBSTANTIAL COSTS TO ADAPT TO THESE CHANGES.

    Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to the rapidly changing market by continually improving the performance, features and reliability of our products and services or else our products and services may become obsolete. We could also incur substantial costs to modify our products, services or infrastructure in order to adapt to these changes. Our business, operating results and financial condition could be harmed if we incur significant costs without adequate results, or are unable to adapt rapidly to these changes.

DELAYS IN SHIPMENT OF NEW AND/OR ENHANCED PRODUCTS MAY RESULT IN DELAY OR LOSS OF REVENUE.

    Delays in the commencement of commercial shipments of new products or enhancements to existing products may result in client dissatisfaction and delay or loss of product revenues. If we are unable, for technological or other reasons, to ship new products or enhancements of existing products in a timely manner in response to changing market conditions or client requirements, or if new products or new versions of existing products do not achieve market acceptance, our business would be seriously harmed.

IF WE RELEASE PRODUCTS CONTAINING DEFECTS, WE MAY NEED TO HALT FURTHER SHIPMENTS UNTIL WE FIX THE DEFECTS, AND OUR BUSINESS AND REPUTATION MAY BE HARMED.

    Products as complex as ours often contain unknown and undetected errors or performance problems. Many defects are frequently found during the period immediately following introduction and initial shipment of new products or enhancements to existing products. Although we attempt to resolve all errors that we believe would be considered serious by our customers before shipment to them, our products are not error-free. These errors or performance problems could result in lost revenues or delays in customer acceptance and would be detrimental to our business and reputation. In the past, defects in our products have delayed their shipments after those products have been commercially introduced. While these delays have not been material to date, undetected errors or performance problems in our existing or future products may be discovered in the future and known errors currently considered minor may in the future be considered serious by our customers. Any delays in releasing new products, due to defects, the need for further enhancements or otherwise, could adversely affect our revenues.

SECURITY RISKS OF E-COMMERCE MAY DETER FUTURE USE OF OUR PRODUCTS AND SERVICES.

    A fundamental requirement to conduct Internet-based, business-to-business e-commerce is the secure transmission of confidential information over public networks. Failure to prevent security breaches of e-marketplaces, or well publicized security breaches affecting the Internet in general, could significantly harm our business, operating results and financial condition. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may not be sufficient to prevent a compromise or breach of the algorithms we use to protect content and transactions on e-marketplaces or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential customer information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information.

    Our Global Services division provides e-business services that rely on encryption and authentication technology licenses from third parties to provide the security and authentication needed to safely transmit confidential information. Unauthorized access, computer viruses, or the accidental or intentional acts of Internet users, current and former employees or others could jeopardize the security of confidential information and create delays or service interruptions at the Global Services e-business outsourcing centers. Such disruptions or breaches in security could result in liability and in the loss of existing clients or the deterrence of potential clients.

FAILURE TO EXPAND INTERNET INFRASTRUCTURE COULD LIMIT OUR FUTURE GROWTH.

    The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Internet usage, including usage of our products and services, could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by and depends upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our services depends upon improvements being made to the entire Internet as well as to its individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of our customers to utilize our solution will be hindered, and our business, operating results and financial condition may suffer.

CONTINUED ADOPTION OF THE INTERNET AS A METHOD OF CONDUCTING BUSINESS IS NECESSARY FOR OUR FUTURE GROWTH.

    The market for Internet-based, e-commerce products is relatively new and is evolving rapidly. Our future revenues and any future profits depend upon the widespread acceptance and use of the Internet as an effective medium of business-to-business commerce, particularly as a medium to perform procurement and fulfillment functions. The acceptance and use of the Internet for business-to-business commerce could be limited by a number of factors, such as the growth and use of the Internet in general, the relative ease of conducting business on the Internet, the efficiencies and improvements that conducting commerce on the Internet provides, concerns about transaction security and taxation of transactions on the Internet. The failure of the Internet to continue to develop as a commercial or business medium of significant numbers of buyers and suppliers to conduct business-to-business commerce on the Internet would harm our business, operating results and financial condition.

IF OUR POTENTIAL CUSTOMERS ARE NOT WILLING TO SWITCH TO OR ADOPT OUR E-COMMERCE SOLUTION, OUR GROWTH AND REVENUES WILL BE LIMITED.

    The failure to generate a large customer base would harm our growth and revenues. This failure could occur for several reasons. Some of our business-to-business e-commerce competitors charge their customers large fees upon the execution of customer agreements. Businesses that have made substantial up-front payments to our competitors for e-commerce solutions may be reluctant to replace their current solution and adopt our solution. As a result, our efforts to create a larger customer base may be more difficult than expected even if it is deemed to offer products and services superior to those of our competitors. Further, because the business-to-business e-commerce market is new and underdeveloped, potential customers in this market may be confused or uncertain about the relative merits of each e-commerce solution or which e-commerce solution to adopt, if any. Confusion and uncertainty in the marketplace may inhibit customers from adopting our solution, which could harm our business, operating results and financial condition.

IF THIRD PARTIES CLAIM THAT WE INFRINGE UPON THEIR INTELLECTUAL PROPERTY, OUR ABILITY TO USE CERTAIN TECHNOLOGIES AND PRODUCTS COULD BE LIMITED AND WE MAY INCUR SIGNIFICANT COSTS TO RESOLVE THESE CLAIMS.

    Litigation regarding intellectual property rights is common in the Internet and software industries. We expect third-party infringement claims involving Internet technologies and software products and services to increase. If an infringement claim is filed against us, we may be prevented from using certain technologies and may incur significant costs to resolve the claim.

    We have in the past received letters alleging that we are infringing the intellectual property rights of others and we may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our existing products without incurring liability to third parties, our products and services may be found to infringe on the intellectual property rights of third parties.

    In addition, we have agreed, and may agree in the future, to indemnify customers against claims that our products infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We or our customers may not be able to obtain necessary licenses from third parties at a reasonable cost or at all.

BECAUSE THE PROTECTION OF OUR PROPRIETARY TECHNOLOGY IS LIMITED, OUR PROPRIETARY TECHNOLOGY COULD BE USED BY OTHERS.

    Our success depends, in part, upon our proprietary technology and other intellectual property rights. To date, we have relied primarily on a combination of copyright, patent, trade secret, and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. We have only one issued patent to date. We may not be able to protect our intellectual property rights adequately in the United States or abroad.

    Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition.

WE MAY NOT HAVE ADEQUATE BACK-UP SYSTEMS, AND A DISASTER COULD DAMAGE OUR OPERATIONS.

    We currently do not have a disaster recovery plan in effect and do not have fully redundant systems for service at an alternate site. A disaster could severely harm our business because our service could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect our computer systems in our principal facilities in Pleasanton and Cupertino, California, which exist on or near known earthquake fault zones. We also depend upon third parties to host most of their e-marketplaces and some of these third parties are also located in the same earthquake fault zones. Although these systems are designed to be fault tolerant, they are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and similar events.

    In addition, our facilities in California are currently subject to electrical blackouts as a consequence of a shortage of available electrical power. Although we do have a backup generator, which we would be able to utilize to maintain critical functionalities, this generator could fail. Furthermore, in the event these blackouts continue or increase in severity, they could disrupt the operations of our affected facilities. In connection with the shortage of available power, prices for electricity have risen dramatically, and will likely continue to increase for the foreseeable future. Such price changes will increase our operating costs, which could in turn hurt our profitability.

    In the event our Global Services division's hardware malfunctions and our back-up systems fail, we may not be able to maintain its standard of service to its customers. If Global Services was unable to provide e-business outsourcing services at either of its e-business outsourcing centers, it would materially adversely impact our ability to continue to provide the type of e-business outsourcing services processed through that center.

WE MAY HAVE POTENTIAL LIABILITY TO CLIENTS WHO ARE DISSATISFIED WITH OUR PROFESSIONAL SERVICES.

    We design, develop, implement and manage e-commerce solutions that are crucial to the operation of their clients' businesses. Defects in the solutions they develop could result in delayed or lost revenues, adverse customer reaction and negative publicity or require expensive corrections, any of which could have a material adverse effect on our business, financial condition or results of operations. Clients who are not satisfied with these services could bring claims against us for substantial damages. Any claims asserted could exceed the level of our insurance. There can be no assurance that the insurance we carry will continue to be available on economically reasonable terms, or at all. The successful assertion of one or more large claims that are uninsured, exceed insurance coverage or result in changes to insurance policies, including premium increases, could have a material adverse effect on our business, financial condition or results of operations.

ADDITIONAL GOVERNMENT REGULATIONS MAY INCREASE OUR COSTS OF DOING BUSINESS.

    The laws governing Internet transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet could harm our business, operating results and financial condition by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing antitrust, intellectual property, privacy, libel, consumer protection and taxation apply to the Internet.

    Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in both Europe and the United States, as well as any other regulations adopted by other countries where we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of Internet commerce. Compliance with any newly adopted laws may prove difficult and may harm our business, operating results and financial condition.

INTERNET RELATED STOCK PRICES ARE ESPECIALLY VOLATILE AND THIS VOLATILITY MAY DEPRESS OUR STOCK PRICE.

    The stock market and specifically the stock prices of Internet related companies have been very volatile. This volatility is often not related to the operating performance of the companies. This broad market volatility and industry volatility may reduce the price of our common stock, without regard to our operating performance. Due to this volatility, the market price of our common stock could significantly decrease at any time.

FAILURE TO PROTECT INTELLECTUAL PROPERTY RIGHTS OR MAINTAIN RIGHTS TO USE LICENSED INTELLECTUAL PROPERTY COULD HAVE ADVERSE EFFECTS.

    In connection with its e-business professional services, our Global Services division develops intellectual property for its clients. Global Services frequently assigns ownership of such intellectual property to the client and retains only a license for limited uses. Issues relating to ownership of and rights to use such intellectual property can be complicated. Global Services may become involved in disputes that affect its ability to resell or reuse this intellectual property. In addition, many projects involve the use of material that is confidential or proprietary client information. The successful assertion of one or more large claims against Global Services by its clients or other third parties could have a material adverse effect on it.

WE MAY LOSE MONEY IN OTHER COMPANIES WE HAVE INVESTED IN.

    We make investments in numerous technology companies usually in connection with license contracts and arrangements. In particular, we have invested in various privately held companies, many of which are still in the start-up or development stage. These investments are inherently risky because the markets for technologies or products they have under development are typically in the early stages and may never develop. We may therefore incur losses related to our investments in these companies. Due to the recent economic downturn, particularly in the United States, and difficulties that may be faced by some of these companies, our investment portfolio could be further impaired.

PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.


    Our certificate of incorporation and bylaws contain provisions which could make it harder for a third party to acquire us without the consent of our board of directors. Our board of directors has adopted a shareholder rights plan, or "poison pill," that would significantly dilute the equity ownership of a hostile acquirer. In addition, Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by the Board of Directors. We also have entered into agreements with some of our strategic investors that, to an extent, limit their ability to attempt to acquire us without board approval. All of these provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.


PRODUCT LIABILITY CLAIMS MAY BE HARMFUL TO OUR REPUTATION AND BUSINESS.

    We may be subject to product liability claims even though our license agreements typically seek to limit our exposure to such claims because the contract provisions of our license agreements may not be sufficient to preclude all potential claims. Additionally, our general liability insurance may be inadequate to protect us from all liabilities that we may face. Product liability claims could require us to spend significant time and money litigating these claims or where necessary to pay significant damages. As a result, any claim, whether successful or not, could harm our reputation, operating results, financial condition and ultimately our business.

CHANGES IN ACCOUNTING STANDARDS AND IN THE WAY WE CHARGE FOR LICENSES COULD AFFECT OUR FUTURE OPERATING RESULTS.

    In October 1997, the American Institute of Certified Public Accountants issued its Statement of Position 97-2, "Software Revenue Recognition," and later amended its position by its Statement of Position 98-4 and Statement of Position 98-9. Based on our interpretation of the AICPA's position, we believe our current revenue recognition policies and practices are consistent with Statement of Position 97-2, Statement of Position 98-4 and Statement of Position 98-9. However, interpretations of these standards continue to be issued by the accounting standard setters. Future interpretations could lead to unanticipated changes in our current revenue recognition practices, which could materially adversely affect our business, financial condition and operating results.

    Accounting standard setters, including the SEC and the Financial Accounting Standards Board, are also currently reviewing the accounting standards related to business combinations and other areas. Any changes to these accounting standards or the way these standards are interpreted or applied could require us to change the way we account for any acquisitions we may pursue, or other aspects of our business, in a manner that could adversely affect our reported financial results.

                THE SPECIAL MEETING OF COMMERCE ONE STOCKHOLDERS

PROXY STATEMENT/PROSPECTUS


    This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by Commerce One's board of directors in connection with our proposed reorganization into a holding company structure. This proxy statement/prospectus is first being furnished to stockholders of Commerce One on or about May 2, 2001.


DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The special meeting of stockholders of Commerce One is scheduled to be held as follows:


    June 12, 2001
    10:00 a.m., local time
    Carr America Conference Center Auditorium
    4400 Rosewood Avenue
    Pleasanton, California 94588



    The special meeting will follow the 2001 Annual Meeting of Stockholders which is scheduled to begin at 9:00 a.m.


PURPOSE OF THE SPECIAL MEETING

    The special meeting is being held so that stockholders of Commerce One may consider and vote upon a proposal to reorganize Commerce One into a holding company structure by the adoption of an agreement and plan of merger pursuant to which New C1 Merger Corporation will merge with and into Commerce One, and Commerce One will survive the merger as a wholly-owned subsidiary of New Commerce One Holding. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement, including the assumption of Commerce One's stock plans by New Commerce One Holding. Stockholders will be asked to consider and vote upon any other business that properly comes before the special meeting or any adjournment.

    If the stockholders of Commerce One adopt the merger agreement and the other conditions to completion of the merger are met or waived, New C1 Merger Corporation will merge with and into Commerce One, and Commerce One will survive the merger as a wholly-owned subsidiary of New Commerce One Holding.

STOCKHOLDER RECORD DATE FOR THE SPECIAL MEETING


    Commerce One's board of directors has fixed the close of business on April 13, 2001 as the record date for determination of Commerce One stockholders entitled to notice of and to vote at the special meeting. On the record date, there were 196,753,970 shares of Commerce One common stock outstanding, held by approximately 1,850 holders of record.


MAJORITY VOTE OF COMMERCE ONE STOCKHOLDERS REQUIRED FOR APPROVAL OF THE
  REORGANIZATION INTO A HOLDING COMPANY STRUCTURE

    A majority of the outstanding voting power of the shares of Commerce One common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of the outstanding Commerce One common stock entitled to vote at the special meeting is required to approve the reorganization into a holding company structure by adopting the merger agreement. You are entitled to one vote for each share of Commerce One common stock held by you on the record date on each proposal to be presented to stockholders at the special meeting.

    Each of Commerce One's directors, in their capacity as stockholders, have indicated their intention to vote shares they own in favor of approval of the reorganization into a holding company structure. As of the record date, these stockholders beneficially owned an aggregate of approximately 13,846,646 shares of Commerce One common stock. These shares represented approximately 6.9% of the outstanding shares of Commerce One common stock.



    As of the record date, directors and executive officers of Commerce One as a group beneficially owned 19,407,612 shares of Commerce One common stock. These shares represented approximately 9.6% of the outstanding shares of Commerce One common stock.


PROXIES

    All shares of Commerce One stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR approval of the reorganization into a holding company by adoption of the merger agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

    If a properly executed proxy is returned and the stockholder has abstained from voting on approval of the reorganization into a holding company structure by adoption of the merger agreement, the Commerce One common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of approval of the reorganization into a holding company structure by adoption of the merger agreement. If your shares are held in an account at a brokerage firm or bank, you must instruct it on how to vote your shares. If an executed proxy card is returned by a broker holding shares in the name of a brokerage firm or bank, which indicates that the broker or bank does not have discretionary authority to vote on adoption of the proposal, the shares will be considered present at the meeting for the purpose of determining a quorum, but will not be considered to have been voted in favor of adoption of the proposal. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank.

    Because approval of the reorganization into a holding company structure by adoption of the merger agreement requires the affirmative vote of at least a majority of the voting power of Commerce One's common stock outstanding on the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval of the reorganization into a holding company structure by adoption of the merger agreement.

    Commerce One does not expect that any matter other than approval of the reorganization into a holding company structure by adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

    You may revoke your proxy at any time before it is voted by:

    - notifying in writing the Secretary of Commerce One at 4440 Rosewood Drive, Pleasanton, California 94588,

    - properly submitting a subsequent proxy,

    - appearing in person and voting at the special meeting, or

    - if you voted electronically through the Internet or by telephone, changing your vote by voting again at a later date, using the same procedures.

    Attendance at the special meeting will not in and of itself constitute the revocation of a proxy.

    YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXIES. Stock certificates representing Commerce One common stock after the merger will continue to represent shares of New Commerce One Holding after the merger and you do not need to exchange your stock certificates.

VOTING ELECTRONICALLY OR BY TELEPHONE

    Because Delaware, the state in which Commerce One is incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting their proxies by mail on the enclosed proxy card or voting instructions, stockholders may vote electronically by submitting their proxies or voting instructions through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Commerce One's stock records in your name or in the name of a brokerage firm or bank. You should check your proxy card or voting instructions forwarded by your broker, bank or other holder of record to see which options are available.

    The Internet and telephone procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

    SHARES REGISTERED DIRECTLY IN THE NAME OF THE STOCKHOLDER

    Commerce One holders of record may submit their proxies:

    - through the Internet by visiting a website established for that purpose at www.eproxyvote.com/cmrc and following the instructions set forth on such website, or

    - by making a toll-free telephone call from the United States and Canada to EquiServe at (877) 779-8683 or outside the United States and Canada at
      (201) 536-8073.


    Proxies submitted through the Internet or telephone through EquiServe as described above must be received by midnight E.S.T. on June 11, 2001.


    SHARES REGISTERED IN THE NAME OF A BROKERAGE FIRM OR BANK

    A number of brokerage firms and banks are participating in a program provided through ADP Investor Communications that offers telephone and Internet voting options. That program is different from the program provided by EquiServe for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP Program, you may vote those shares by calling the telephone number which appears on your voting form or through the Internet in accordance with instructions set forth on the voting form. If you have any questions regarding the proposals or how to execute your vote, please contact our proxy solicitor, InvestorCom, Inc., at
(866) 639-1234.

SOLICITATION OF PROXIES

    Commerce One will pay the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. Commerce One will also request banks, brokers and other intermediaries holding shares of Commerce One common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail will be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Commerce One. No additional compensation will be paid to directors, officers or employees for such solicitation.

    In addition, Commerce One has retained InvestorCom, Inc., at an estimated cost of $7,500 plus reimbursement of expenses, to assist in the solicitation of proxies.


    Commerce One is entitled to reimbursement from GM, Ford and DaimlerChrysler for the out-of-pocket costs and expenses in connection with the reorganization into a holding company structure and the solicitation of stockholder approval of the reorganization, including the expenses described above, up to an aggregate of $1.25 million, if the reorganization is completed. See "The Formation Agreement and the Merger Agreement--Costs and Expenses of the Reorganization" on page 38 of this proxy statement/prospectus.


    YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. NO SURRENDER OF STOCK CERTIFICATES WILL BE NECESSARY IN CONNECTION WITH THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE.

              THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE


    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES MATERIAL ASPECTS OF THE PROPOSED REORGANIZATION INTO A HOLDING COMPANY STRUCTURE, INCLUDING THE MERGER AGREEMENT. WHILE WE BELIEVE THAT THE DESCRIPTION COVERS THE MATERIAL TERMS OF THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE THROUGH THE MERGER, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS WE REFER TO CAREFULLY FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER. IN ADDITION, WE INCORPORATE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT COMMERCE ONE INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 61 OF THIS PROXY STATEMENT/PROSPECTUS.


BACKGROUND OF THE PROPOSAL TO REORGANIZE INTO A HOLDING COMPANY STRUCTURE

    Periodically from October 1999 to January 21, 2000, Commerce One and GM engaged in negotiations concerning the creation of a business-to-business exchange for certain participants in the automotive industry.


    On January 22, 2000, at a special meeting of the board of directors of Commerce One, the board of directors considered a proposal to enter into certain agreements with GM related to this exchange. After a lengthy discussion, the board of directors of Commerce One unanimously approved, among other things, the reorganization and a merger agreement related to the reorganization and resolved to recommend that Commerce One's stockholders adopt the merger agreement.


    On January 24, 2000, Commerce One, GM and certain other parties entered into various definitive agreements relating to this exchange. Pursuant to one of these agreements Commerce One agreed, subject to stockholder approval, to reorganize into a holding company structure.

    Subsequent to January 24, 2000, Commerce One, GM and Ford and other automotive industry companies entered into discussions concerning the formation of a larger business-to-business exchange for the automotive industry (later named Covisint) in lieu of the exchange with GM.

    At regular meetings of Commerce One's board of directors on March 10, 2000, May 31, 2000 and September 15, 2000, Commerce One's management updated the board of directors on the ongoing discussions with GM, Ford and other parties regarding the formation of Covisint.

    On June 8, 2000, Commerce One, Ford, GM and certain other parties entered into a letter of intent regarding the formation of Covisint.

    From June 8, 2000 to November 8, 2000, Commerce One, Ford, GM, Covisint and certain other parties negotiated the principal terms and conditions relating to the formation of Covisint, including the terms and conditions of a formation agreement. Pursuant to the formation agreement, Commerce One, among other things, subject to stockholder approval, agreed to reorganize into a holding company structure.

    On October 27, 2000, Commerce One incorporated New Commerce One Holding as a Delaware corporation.


    On November 8, 2000, at a special meeting of the board of directors of Commerce One, the board of directors considered a proposal to enter into certain agreements with GM, Ford and certain other parties related to Covisint. Commerce One's management, as well as representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Commerce One's outside legal counsel, described the relevant aspects of the reorganization. After a lengthy discussion, the board of directors of Commerce One unanimously approved, among other things, the reorganization into a holding company structure and a merger agreement related to the reorganization and resolved to recommend that Commerce One's stockholders adopt the merger agreement.

    On November 14, 2000, in an action by unanimous written consent, the board of directors of New Commerce One Holding approved, among other things, the reorganization and the merger agreement.

    From November 8, 2000 until December 8, 2000, the parties finalized the agreements.

    On December 8, 2000, Commerce One, New Commerce One Holding, Ford, GM, Covisint and certain other parties entered into various agreements related to the formation of Covisint, including the formation agreement, and generally terminated the prior agreements with GM. At this time, New Commerce One Holding issued 14,400,000 shares of its common stock to each of Ford and GM, half of which was placed into escrow, in return for (A) all of the outstanding equity interests of CVX Holdco, LLC, the newly formed company which licenses technology and services from Commerce One and provides them to Covisint, (B) the placement of a two percent equity interest in Covisint into escrow on behalf of New Commerce One Holding, and (C) the right to receive any dividends paid to Ford and GM on the shares of New Commerce One Holding common stock held in escrow.

REASONS FOR THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE

    We decided to reorganize into a holding company structure for the following reasons:

    - Our reorganization into a holding company structure will facilitate conducting the transactions contemplated by the formation agreement we entered into with Ford and GM in a manner that is tax free to the stockholders of New Commerce One Holding and Commerce One.

    - The holding company structure allowed us to obtain more favorable terms and conditions under the Covisint agreements.

    - The holding company structure will facilitate formation of future joint ventures and other business ventures with third parties (such as the Covisint venture).

    - The holding company structure will provide greater flexibility for us to obtain and structure debt and other financing and to structure future acquisitions.

    - The holding company structure will reduce the risk that the liability of any one or more of Commerce One's subsidiaries would be attributed to one or more of its other subsidiaries or the holding company.

    We also identified and considered a variety of potentially negative factors in our deliberations concerning the reorganization into a holding company structure, including, but not limited to:

    - The risk that the potential benefits sought in the reorganization into a holding company structure might not be fully realized.

    - The additional administrative burden and expense of operating in a holding company structure.

    - Possible transaction costs to be incurred in connection with reorganization into a holding company.

    After due consideration and discussion, Commerce One's board of directors decided that these risks were outweighed by the potential benefits of the reorganization into a holding company structure.

    The foregoing discussion is not exhaustive of all the factors considered by Commerce One's board of directors. Each member of Commerce One's board of directors may have considered different factors, and Commerce One's board of directors did not quantify or otherwise assign relative weights to factors considered.

    New Commerce One Holding was formed by Commerce One for the purposes of the reorganization and therefore does not have independent reasons for the reorganization.

RECOMMENDATION OF COMMERCE ONE'S BOARD OF DIRECTORS

    Commerce One's board of directors unanimously determined the reorganization into a holding company structure was advisable and in the best interests of Commerce One and its stockholders and that Commerce One should reorganize into a holding company structure. Commerce One's board of directors unanimously approved the reorganization and unanimously recommends you VOTE FOR the proposal to reorganize into a holding company structure by adoption of the merger agreement.

OPERATIONS AFTER THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE


    The reorganization will be accomplished by the merger of a wholly owned subsidiary of New Commerce One Holding into Commerce One. Following the merger, Commerce One will continue its operations as a wholly-owned subsidiary of New Commerce One Holding. The board of directors and officers of New Commerce One Holding and Commerce One after the reorganization into a holding company structure will be identical to the board of directors and officers of Commerce One before the reorganization. The stockholders of Commerce One will become stockholders of New Commerce One Holding. The organizational documents of New Commerce One Holding after the reorganization will be identical to the organizational documents of Commerce One before the reorganization. As a result, because Commerce One and New Commerce One Holding are both incorporated in Delaware, there will be no change in the rights of stockholders. New Commerce One Holding will change its name to "Commerce One, Inc." upon completion of the merger.


STRUCTURE OF THE MERGER AND CONVERSION OF COMMERCE ONE COMMON STOCK

    At the effective time of the merger, by virtue of the merger and without any further action on the part of New Commerce One Holding, New C1 Merger Corporation, Commerce One or any of their stockholders, each share of Commerce One common stock issued and outstanding immediately prior to the effective time will be cancelled and extinguished and automatically converted into one share of New Commerce One Holding common stock.

    Each share of Commerce One common stock owned by (A) Commerce One or
(B) any direct or indirect wholly-owned subsidiary of Commerce One outstanding immediately prior to the effective time of the merger will be cancelled and extinguished.

ASSUMPTION OF STOCK PLANS


    At the effective time of the merger, New Commerce One Holding will assume all of the obligations under Commerce One's stock plans. All options, warrants and other rights to purchase Commerce One common stock will automatically represent an option, warrant or right to purchase New Commerce One Holding common stock without adjustment. Approval of the reorganization will constitute approval of the assumption of the stock plans. New Commerce One Holding will file a registration statement on Form S-8 as soon as practicable following completion of the reorganization with respect to the shares of New Commerce One Holding common stock issuable with respect to options under the Commerce One stock option plans.


NO EXCHANGE OF STOCK CERTIFICATES

    You do not need to exchange your stock certificates. When the merger is completed, your Commerce One stock certificate will automatically represent one share of New Commerce One Holding stock.

    YOU SHOULD NOT SUBMIT YOUR STOCK CERTIFICATES WITH YOUR PROXY.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PROPOSED REORGANIZATION
  INTO A HOLDING COMPANY STRUCTURE

    The following discussion summarizes the material U.S. federal income tax considerations of the reorganization into a holding company structure that are generally applicable to Commerce One stockholders. The discussion assumes that Commerce One stockholders hold their shares of Commerce One stock as capital assets (generally for investment). The following discussion does not address all federal income tax considerations that may be relevant to particular Commerce One stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are foreign persons or who acquired their Commerce One stock through stock option or stock purchase programs or in other compensatory transactions. In addition, the discussion does not address the tax consequences of the reorganization into a holding company structure under foreign, state or local tax laws. ACCORDINGLY, COMMERCE ONE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE REORGANIZATION INTO A HOLDING COMPANY STRUCTURE.

    The following discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The IRS could adopt a contrary position. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the reorganization into a holding company structure to New Commerce One Holding, New C1 Merger Corporation, Commerce One and/or their respective stockholders.

    It is the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, that the reorganization into a holding company structure will qualify as a "reorganization" under Section 368(a) of the Code and the exchange of shares as a tax-free transfer of property governed by Section 351 of the Code. As a result, subject to the limitations and qualifications referred to herein:

    - Commerce One stockholders will recognize no gain or loss upon the receipt of New Commerce One Holding common stock solely in exchange for their Commerce One common stock in the reorganization into a holding company structure,

    - The aggregate tax basis of the New Commerce One Holding common stock received by the Commerce One stockholders in the reorganization into a holding company structure will be the same as the aggregate tax basis of the Commerce One common stock surrendered in exchange therefor,

    - The holding period of the New Commerce One Holding common stock received by each Commerce One stockholder in the reorganization into a holding company structure will include the holding period of the Commerce One common stock surrendered in exchange therefor, and

    - None of New Commerce One Holding, New C1 Merger Corporation or Commerce One will recognize gain or loss solely as a result of the reorganization into a holding company structure.

    Neither New Commerce One Holding nor Commerce One has requested a ruling from the IRS in connection with the reorganization into a holding company structure. It is a condition to the consummation of the merger which will effect the reorganization into a holding company structure that Commerce One receive an opinion from its counsel that the merger will qualify under the provisions of
Section 351 of the Code and/or as a reorganization under Section 368(a) of the Code for federal income tax purposes in substantially the form attached to the formation agreement. The tax opinion neither binds the IRS nor precludes the IRS from adopting a contrary position. The tax opinion is subject to certain assumptions and qualifications and is based in part on the truth and accuracy of certain representations of New Commerce One Holding, New C1 Merger Corporation and Commerce One.

ACCOUNTING TREATMENT OF THE PROPOSED REORGANIZATION INTO A HOLDING COMPANY
  STRUCTURE

    For accounting purposes, the reorganization of Commerce One into a holding company structure as a subsidiary of New Commerce One Holding will be treated as a recapitalization. The financial position and results of operations of Commerce One will be included in the consolidated financial statements of New Commerce One Holding on a historical cost basis.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE REORGANIZATION INTO A
  HOLDING COMPANY STRUCTURE

    There are no material governmental or regulatory approvals required for completion of the reorganization into a holding company structure, other than the effectiveness of this registration statement of which this proxy statement/prospectus forms a part and compliance with the applicable corporate laws of Delaware.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF COMMERCE ONE


    The shares of Commerce One common stock to be issued in connection with the reorganization will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Commerce One common stock that are subject to contractual restrictions on transfer or shares issued to any person who is deemed to be an "affiliate" of Commerce One. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us and may include some of our executive officers and directors, as well as our respective principal stockholders. Affiliates may not sell their shares of Commerce One common stock acquired in connection with the reorganization except pursuant to:


    - an effective registration statement under the Securities Act covering the resale of those shares,

    - an exemption under paragraph (d) of Rule 145 under the Securities Act, or

    - any other applicable exemption under the Securities Act.

    Commerce One's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Commerce One common stock to be received by our affiliates in the reorganization.

NASDAQ STOCK MARKET LISTING

    Following the merger, New Commerce One Holding will trade in the place of Commerce One common stock on the Nasdaq Stock Market under the symbol "CMRC" without interruption.

DISSENTERS' AND APPRAISAL RIGHTS

    You are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for your shares under Section 262 of the Delaware General Corporation Law.

                THE FORMATION AGREEMENT AND THE MERGER AGREEMENT

    The following summarizes certain terms of the formation agreement among Commerce One, Ford Motor Company, General Motors Corporation, New Commerce One Holding and, for certain purposes, DaimlerChrysler AG and Covisint, LLC and the merger agreement among New Commerce One Holding, New C1 Merger Corporation and Commerce One. Please read the entire formation agreement and merger agreement, which are attached as Appendix A and Appendix B, respectively, to this proxy statement/prospectus. This summary is qualified in its entirety by reference to the full text of the formation agreement and merger agreement.

THE FORMATION AGREEMENT

    OVERVIEW

    Pursuant to a formation agreement entered into among Commerce One, Ford Motor Company, General Motors Corporation, New Commerce One Holding and, for certain purposes, DaimlerChrysler AG and Covisint, LLC, Commerce One agreed to conduct the reorganization into a holding company structure, subject to stockholder approval, by merging a wholly owned subsidiary of New Commerce One Holding with and into Commerce One. New Commerce One Holding agreed to form New C1 Merger Corporation and enter into a merger agreement with New C1 Merger Corporation and Commerce One.

    New Commerce One Holding also issued shares of its common stock to Ford and GM in return for all of the outstanding interests in CVX Holdco, LLC and an equity interest in Covisint. In the event the reorganization is not completed prior to November 8, 2001, Commerce One will engage in an alternative transaction in which it will issue shares of its common stock to Ford and GM in exchange for the shares of New Commerce One Holding common stock on a one-for-one basis.

    ISSUANCE OF STOCK TO FORD AND GM

    New Commerce One Holding issued 14,400,000 shares of its common stock to each of Ford and GM prior to the reorganization upon the signing of the formation agreement. The shares were issued in exchange for:

    - all of the membership interests in CVX Holdco, LLC, a newly formed company that is a party to certain agreements with Commerce One and Covisint. Under those agreements, CVX Holdco licenses technology and receives services from Commerce One and provides them to Covisint,

    - the transfer of 20,000 units of membership interests in Covisint (equal to a two percent interest in Covisint at the time of the formation agreement) owned by Ford and GM into escrow for the benefit of New Commerce One Holding, and

    - all dividends paid on the New Commerce One Holding common stock in escrow while the stock is in escrow.

    Half of the shares of New Commerce One Holding stock issued to Ford and GM are held in escrow and will be released on December 8, 2002, unless Covisint terminates its promotional and exclusivity obligations with respect to Commerce One technology on or before June 8, 2002, in which case the shares will be released on June 8, 2004.

    Under a standstill and stock restriction agreement among Commerce One, Ford, GM and New Commerce One Holding, Ford and GM are subject to "standstill" restrictions which generally prevent each of them from acquiring our common stock, soliciting proxies to vote our common stock or participating in groups to vote our common stock individually in excess of 9.95%, and collectively more than 19.9%, until December 8, 2003 and individually in excess of 12.5%, and collectively more than 25%, thereafter. The standstill restrictions terminate upon the occurrence of certain events. In addition,

Ford and GM have generally agreed not to transfer their shares until December 8, 2003, subject to certain exceptions. If the alternative transaction is completed instead of the reorganization into a holding company structure, each of Ford and GM shall be entitled to transfer up to 3,000,000 of our shares, subject to the following limitations:

    - sales of no more than 1,000,000 shares by each of Ford and GM may occur in any one week,

    - if the shares are sold on Nasdaq or another national or foreign exchange or quotation system, the transaction must be executed through one of a group of nationally recognized investment banking firms, and

    - if shares are sold other than on Nasdaq or another national or foreign exchange or quotation system, they may not be sold to one of our competitors.

    Ford and GM's transfer restrictions terminate if we undergo a change of control involving one of our competitors or a competitor of Ford or GM. In addition, while the standstill provisions are in effect, we have a right of first refusal, which we may assign, on any transfer by Ford or GM. In addition, Ford and GM have agreed that while the standstill is in effect, each will vote its shares in favor of nominees to the board of directors that are recommend by a majority of our board of directors and any increase to authorized stock and stock plans approved by our board of directors.

    In addition, under a registration rights agreement among Commerce One, Ford, GM and New Commerce One Holding, Ford and GM also have the right to have a registration statement filed with the SEC for the resale of their shares on or before November 8, 2003 and we have agreed to use best efforts to have that registration declared effective for a period of 60 days. In addition, in the event that Ford and GM's transfer restrictions terminate early, for example because the alternative transaction were to occur instead of the reorganization into a holding company structure, GM and Ford have the right to request that a registration statement be filed earlier. Ford and GM also have the right to request additional registrations and participate in certain registration statements we file after December 8, 2003, or earlier if we undergo a change of control involving one of our competitors or a competitor of Ford or GM.

    COVISINT MEMBERSHIP INTERESTS

    The Covisint membership interests placed into escrow will be released to Commerce One or to Ford and GM, depending on certain conditions.


    One half of the Covisint membership interests in escrow will be released to New Commerce One Holding from escrow upon the mailing of this proxy statement/prospectus. If this proxy statement had not been mailed before June 8, 2001, under the terms of the formation agreement, the interests would have been released to New Commerce One Holding from escrow on the earlier to occur of the reorganization into a holding company structure or the alternative transaction, if Commerce One stockholders approve the reorganization by September 8, 2001. If Commerce One stockholders do not approve the reorganization by September 8, 2001, these Covisint membership interests will be released to Ford and GM, unless Ford or GM have acted knowingly and in bad faith to prevent approval of the reorganization.


    The remaining half of the Covisint membership interests will be released to New Commerce One Holding from escrow on December 8, 2001 if Commerce One stockholders approve the reorganization by September 8, 2001, or on June 8, 2004 if Commerce One stockholders approve the reorganization by September 8, 2001 but Covisint terminates its promotional and exclusivity obligations with respect to Commerce One technology before December 8, 2001. If Commerce One stockholders do not approve the transaction by September 8, 2001, these Covisint membership interests will be released to Ford and GM, unless Ford or GM have acted knowingly and in bad faith to prevent approval of the reorganization.

    CONDITIONS TO COMPLETION OF THE REORGANIZATION INTO A HOLDING COMPANY
     STRUCTURE

    The obligations of New Commerce One Holding and Commerce One to complete the reorganization into a holding company structure through the merger are subject to the satisfaction or waiver by Commerce One of each of the following conditions:

    - The merger agreement must be duly adopted by the requisite holders of Commerce One stock,

    - The Nasdaq Stock Market shall have authorized for quotation the shares of New Commerce One Holding common stock,

    - The registration statement of which this proxy statement/prospectus is a part must have become effective and no proceedings for suspension of its effectiveness will be pending by the Securities and Exchange Commission,

    - Commerce One must have received from its tax counsel an opinion that the merger will qualify under the provisions of Section 351 of the Code and/or as a reorganization under Section 368(a) of the Code, in substantially the form attached to the formation agreement, and

    - No temporary restraining order, preliminary or permanent injunction, writ or other order shall be issued by any court or governmental agency which has the effect of making the merger illegal or otherwise prohibiting completion of the merger.

    ALTERNATIVE TRANSACTION IF THE REORGANIZATION INTO A HOLDING COMPANY
     STRUCTURE IS NOT COMPLETED

    If the reorganization is not approved by Commerce One stockholders or if the merger is not completed by November 8, 2001, the obligations of Commerce One and New Commerce One Holding to conduct the merger will terminate and an alternative transaction will occur. In the alternative transaction, Commerce One will issue 14,400,000 newly issued shares to each of Ford and GM in exchange for the outstanding capital stock of New Commerce One Holding and New Commerce One Holding will become a wholly owned subsidiary of Commerce One. As a result, whether the merger or the alternative transaction is completed, Ford and GM will each receive 14,400,000 of our shares.

    The alternative transaction will not occur unless there is no temporary restraining order, preliminary or permanent injunction, writ or other order shall be issued by any court or governmental agency which has the effect of making the alternative transaction illegal or otherwise prohibiting completion of the alternative transaction.

    REPRESENTATIONS AND WARRANTIES

    Each of Commerce One and New Commerce One Holding made representations and warranties to Ford and GM in the formation agreement, and each of Ford and GM made representations and warranties to Commerce One, to Commerce One with respect to CVX Holdco, LLC, and to each other in the formation agreement.

    Commerce One's representations and warranties include representations and warranties as to:

    - Commerce One's corporate organization and qualifications to do business,

    - Commerce One's authorization of the formation agreement and related agreements,

    - The regulatory and third party consents required to complete the transactions contemplated by the formation agreement,

    - Commerce One's capital structure,

    - The absence of litigation,

    - The payments required to be made by Commerce One to brokers and agents on account of the transactions contemplated by the formation agreement,

    - Commerce One's filings and reports with the Securities and Exchange Commission,

    - Commerce One's financial statements, and

    - The inapplicability of state takeover statutes in connection with the issuance of shares to Ford and GM due to approvals by the Commerce One board of directors.

    New Commerce One Holding's representations and warranties include representations and warranties as to:

    - New Commerce One Holding's corporate organization and qualifications to do business,

    - New Commerce One Holding's authorization of the formation agreement and related agreements,

    - The regulatory and third party consents required to complete the transactions contemplated by the formation agreement,

    - New Commerce One Holding's capital structure,

    - The absence of litigation,

    - The payments required to be made by New Commerce One Holding to brokers and agents on accounts of the transactions contemplated by the formation agreement,

    - The inapplicability of state takeover statutes in connection with the issuance of shares to Ford and GM due to approvals by the Commerce One board of directors, and

    - New Commerce One Holding's lack of operations.

    GM and Ford's respective representations and warranties include representations and warranties as to:

    - Corporate organization, qualification to do business,

    - The authorization of the formation agreement and related agreements,

    - The regulatory and third party consents required to complete the transactions contemplated by the formation agreement,

    - The absence of litigation,

    - The payments required to be made by each company to brokers and agents on accounts of the transactions contemplated by the formation agreement,

    - Each company's status as an accredited investor, intent to acquire of the securities of New Commerce One Holding, and if the alternative transaction is completed, Commerce One, for investment purposes only, and acknowledgement that the shares would not be registered with the SEC, and

    - Receipt of Commerce One's SEC filings.

    GM and Ford's respective representations and warranties with respect to CVX Holdco, LLC include representations and warranties as to:

    - CVX Holdco's corporate organization and qualification to do business,

    - CVX Holdco's governing documents,

    - The absence of liens and encumbrances on the CVX Holdco ownership interests and CVX Holdco's lack of ownership interests in other entities,

    - The absence of agreements to which CVX Holdco is a party other than the agreements with Commerce One and Covisint,

    - The absence of litigation,

    - The payments required to be made by CVX Holdco to brokers and agents on accounts of the transactions contemplated by the formation agreement, and

    - CVX Holdco's lack of operations other than the execution of agreements with Commerce One and Covisint.

    The representations and warranties survive for a period of three years following the closing of the merger or the alternative transaction.

    PREPARATION OF PROXY STATEMENT/PROSPECTUS AND STOCKHOLDER'S MEETING

    In the formation agreement, Commerce One and New Commerce One Holding agreed to use their reasonable best efforts to prepare and file with the SEC a registration statement, of which this proxy statement/prospectus forms a part, and to use their reasonable best efforts to have the registration statement declared effective by the SEC.

    Commerce One has agreed to convene a special meeting of Commerce One stockholders as promptly as practicable after the registration statement is declared effective, and to use its reasonable best efforts to cause the proxy statement/prospectus to be mailed to stockholders as promptly as practicable after the registration statement has become effective. Commerce One has also agreed that its board of directors will recommend that its stockholders vote in favor of and adopt and approve the merger agreement and the merger and that the proxy statement/prospectus will state that each director of Commerce One intends to vote all shares of Commerce One stock owned by such director individually in favor of adoption of the merger agreement. In addition, Commerce One has agreed to take reasonable action requested by Ford and GM in connection with the solicitation of proxies, including engaging a proxy solicitor, and causing its officers and directors to solicit proxies in person, by letter or telephone.

    COSTS AND EXPENSES OF THE REORGANIZATION

    Ford, GM and DaimlerChrysler each agreed to reimburse Commerce One for one-third of the out-of-pocket costs and expenses incurred by Commerce One in connection with the reorganization, including legal fees, accounting fees, Nasdaq Stock Market filing fees and SEC filing fees, up to a maximum aggregate amount of $1.25 million.

    NASDAQ STOCK LISTING

    New Commerce One Holding agreed to use commercially reasonable efforts to have the Nasdaq Stock Market authorize for quotation, at or prior to the effective date of the reorganization into a holding company structure, the shares to be issued to the holders of Commerce One common stock in the reorganization and the shares of New Commerce One Holding held by Ford and GM.

    Commerce One agreed that if the alternative transaction is completed, it would use commercially reasonable efforts to have the Nasdaq Stock Market authorize for quotation the shares of Commerce One to be issued to Ford and GM in exchange for their shares of New Commerce One Holding.

    CONTROL AND OPERATING OF CVX HOLDCO, LLC

    Each of Ford, GM and New Commerce One Holding have agreed that, prior to the effective time of the reorganization into a holding company structure or the alternative transaction, without the prior written consent of Commerce One, each would not, and the parties to the formation agreement would not permit New Commerce One Holding to, directly or indirectly, take certain actions with respect to CVX Holdco.

    Commerce One and New Commerce One Holding agreed that, following the effective time of the reorganization into a holding company structure or the alternative transaction, without the prior written consent of Ford and GM, each would not directly or indirectly, take certain actions with respect to CVX Holdco.

    These prohibited actions are:

    - dispose of CVX Holdco,

    - cause or permit CVX Holdco to issue any equity interest in CVX Holdco,

    - cause or permit any person other than Commerce One, New Commerce One Holding or their wholly owned subsidiaries to beneficially own any equity interest in CVX Holdco,

    - cause or permit any person other than Commerce One, New Commerce One Holding or their wholly owned subsidiaries to have any right to manage or control CVX Holdco, and

    - cause or permit CVX Holdco to engage in any operations or conduct any business, except for the performance of its obligations under its agreements with Covisint and Commerce One.

    In addition each of Ford, GM and New Commerce One have agreed that, prior to the effective time of the reorganization into a holding company structure or the alternative transaction, without the prior written consent of Commerce One, each would not, and the parties to the formation agreement would not permit New Commerce One Holding to, directly or indirectly, cause or permit New Commerce One Holding to amend its certificate of incorporation or bylaws.

    Commerce One and New Commerce One Holding also agreed that, for the benefit of Covisint only, after the effective time of the reorganization into a holding company structure or the alternative transaction, each would cause CVX Holdco to comply with all of its obligations under the technology agreement between CVX Holdco and Covisint as if each were a party to such agreement as a guarantor of CVX Holdco's obligations.

    Ford and GM agreed that prior to the consummation of the alternative transaction, each would not remove, or cause to be removed, the directors of New Commerce One Holding. Ford and GM and also agreed to vote in favor of an amendment to New Commerce One Holding's certificate of incorporation and bylaws as requested by Commerce One to be effective at or immediately prior to the reorganization into a holding company structure.

    OTHER AGREEMENTS

    Commerce One, New Commerce One Holding, Ford and GM also agreed in the formation agreement to certain other covenants relating to:

    - receipt of regulatory approvals,

    - exception of Ford and GM from any stockholder rights plan adopted by Commerce One, subject to the terms of Ford and GM's "standstill" obligations,

    - tax reporting and indemnification, and

    - restrictions on Commerce One engaging in a merger, reorganization, sale of substantially all its assets or similar transaction before the reorganization into a holding company structure or the alternative transaction.

    AMENDMENT OF THE FORMATION AGREEMENT

    Commerce One, New Commerce One Holding, Ford and GM may amend the formation agreement by mutual written consent.

THE MERGER AGREEMENT

    The reorganization into a holding company structure will be accomplished pursuant to the terms of the merger agreement. At the closing of the merger, New C1 Merger Corporation, a wholly owned subsidiary of New Commerce One Holding, will merge with and into Commerce One. As a result of the merger, Commerce One will become a wholly owned subsidiary of New Commerce One Holding.

    ARTICLES OF INCORPORATION AND BYLAWS OF COMMERCE ONE AFTER THE MERGER

    At the closing of the merger, the certificate of incorporation and the bylaws of Commerce One will be amended and restated as the certificate of incorporation and the bylaws of the surviving corporation to provide New Commerce One Holding maximum operating flexibility as the sole stockholder of Commerce One following the merger.

    DIRECTORS AND OFFICERS OF COMMERCE ONE AFTER THE MERGER

    At the closing of the merger, the directors of Commerce One will be the directors of the surviving corporation, and the officers of Commerce One will be the officers of the surviving corporation.

    DIRECTORS AND OFFICERS OF NEW COMMERCE ONE HOLDING AFTER THE MERGER

    At the closing of the merger, the directors of New Commerce One Holding will be the same as directors of Commerce One, and the officers of New Commerce One Holding will be the same as the officers of Commerce One.

    EFFECT OF MERGER ON CAPITAL STOCK OF COMMERCE ONE


    At the closing of the merger, each share of common stock of Commerce One issued and outstanding immediately prior to the merger will be cancelled and extinguished and automatically converted into one share of New Commerce One Holding common stock. For a more detailed explanation of the conversion of Commerce One common stock, see "The Reorganization into a Holding Company Structure--Structure of the Merger and Conversion of Commerce One Common Stock" on page 31.


    NO EXCHANGE OF COMMERCE ONE COMMON STOCK CERTIFICATES


    Each outstanding certificate which represents Commerce One common stock prior to the closing of the merger will be deemed for all purposes to represent New Commerce One Holding common stock after closing of the merger. Commerce One stockholders will not need to exchange their existing stock certificates for any stock certificates. See "The Reorganization into a Holding Company Structure--No Exchange of Stock Certificates" on page 31.


    TREATMENT OF COMMERCE ONE STOCK PLANS AND STOCK OPTIONS AND WARRANTS

    At the closing of the merger, New Commerce One Holding will assume all of the existing Commerce One stock plans. Approval of the reorganization will constitute approval of the assumption of the stock plans. Each outstanding option to purchase Commerce One common stock will be converted into an option to purchase the number of shares of New Commerce One Holding common stock under the same terms and conditions as prior to the merger, with no adjustment to the exercise price or number of shares subject to the option. Upon completion of the merger, all outstanding warrants and other rights to purchase Commerce One common stock will be assumed by New Commerce One Holding, with no adjustment to the exercise price or number of shares subject to the warrant or right.


    New Commerce One Holding will file a registration statement on Form S-8 for the shares of New Commerce One Holding common stock issuable with respect to options under the Commerce One stock option plans.

                             COMMERCE ONE BUSINESS



OVERVIEW



    Commerce One is a leading provider of business-to-business e-commerce solutions. Commerce One helps Global 2000 organizations realize the value of the Internet by building collaborative electronic communities known as "e-marketplaces." Commerce One's e-marketplace solutions enable organizations to integrate supply chains, gain efficiencies in the procurement of direct and indirect goods and services, and improve the customer and supplier experience.



RECENT EVENTS



    On April 19, 2001, Commerce One announced unaudited financial results for the quarter ended March 31, 2001. Revenues for the quarter totaled $170.3 million; operating loss for the quarter, excluding acquisition related costs, interest, taxes and other non-cash charges, was $25.5 million, and net loss for the quarter, including amortization of goodwill and other charges, was $228.5 million, or $1.02 per share.

                       NEW COMMERCE ONE HOLDING BUSINESS



OVERVIEW



    New Commerce One Holding, Inc. was incorporated on October 27, 2000 for purposes of the reorganization of Commerce One into a holding company structure.



    If the reorganization into a holding company structure is completed, New Commerce One Holding will be the holding, or parent, company for Commerce One. To complete the reorganization into a holding company structure, a subsidiary of New Commerce One Holding, New C1 Merger Corporation, will merge with and into Commerce One. As a result of the merger, Commerce One will become a wholly-owned subsidiary of New Commerce One Holding. New Commerce One Holding will issue one share of its common stock for each outstanding share of Commerce One common stock. As a result, stockholders of Commerce One will become stockholders of New Commerce One Holding.



    Following the reorganization, Commerce One will continue its historical business. The board of directors and officers of New Commerce One Holding after the merger will be identical to the board of directors and officers of Commerce One before the reorganization. The organizational documents of New Commerce One Holding after the merger will be identical to the organizational documents of Commerce One before the merger. At the effective time of the merger, New Commerce One Holding will assume all of the obligations under Commerce One's stock plans. Each option, warrant and other right to purchase Commerce One common stock will automatically represent an option, warrant or right to purchase New Commerce One Holding common stock without adjustment following the merger.



    If the reorganization is not approved by Commerce One stockholders or is not completed by November 8, 2001, the obligations of Commerce One and New Commerce One Holding to conduct the merger will terminate and an alternative transaction will occur. In the alternative transaction, Commerce One will issue 14,400,000 newly issued shares to each of Ford and GM in exchange for the outstanding capital stock of New Commerce One Holding. As a result, New Commerce One Holding will become a wholly owned subsidiary of Commerce One.



BUSINESS



    To date, New Commerce One Holding's business has been limited to entering into agreements in connection with the formation of Covisint. Since December 8, 2000, New Commerce One Holding has been the sole member of CVX Holdco, LLC. These agreements include a formation agreement with Commerce One, Ford, GM, Covisint and certain other parties and various technology agreements with Commerce One and Covisint. New Commerce One Holding and CVX Holdco conduct no business other than business conducted pursuant to the formation and technology agreements.



FORMATION AGREEMENT



    Pursuant to the terms of the formation agreement, New Commerce One Holding agreed to conduct the reorganization of Commerce One into a holding company structure and to issue shares of its common stock to Ford and GM. New Commerce One Holding issued 14,400,000 shares of its common stock to each of Ford and GM in exchange for:



    - All of the membership interests in CVX Holdco, LLC, a newly formed company that has no tangible assets, but is a party to certain technology agreements with Commerce One and Covisint.



    - The transfer of 20,000 units of membership interests in Covisint (equal to a 2% interest in Covisint at the time of the formation agreement) owned by Ford and GM into escrow for the benefit of New Commerce One Holding, subject to certain conditions relating to Commerce One's stockholder approval of the reorganization.



    - Any dividends paid on the New Commerce One Holding common stock in escrow while the stock is in escrow.



    Half of the shares of New Commerce One Holding stock issued to Ford and GM are held in escrow and will be released on December 8, 2002, unless Covisint terminates its promotional and exclusivity obligations with respect to Commerce One technology on or before June 8, 2002, in which case the shares will be released on June 8, 2004.



TECHNOLOGY AGREEMENTS



    CVX Holdco, LLC, a wholly-owned subsidiary of New Commerce One Holding, is party to certain technology agreements with Commerce One and Covisint. Under these agreements, CVX Holdco licenses technology and and receives services from Commerce One and provides them to Covisint. Under these agreements, 99% of the revenues earned from transactions with Covisint are paid to Commerce One. The remaining one percent of the CVX Holdco revenues will be retained by CVX Holdco at least until after the completion of the reorganization into a holding company structure or the alternative transaction.



PROPERTY AND LEGAL PROCEEDINGS



    New Commerce One Holding owns no property and is not subject to any legal proceedings.

                            NEW COMMERCE ONE HOLDING
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



    New Commerce One Holding conducted no operations during the period from October 27, 2000 (the date of its formation) through December 31, 2000, except for entering into the formation and technology agreements in connection with the formation of Covisint. New Commerce One Holding also had no material assets or liabilities as of December 31, 2000 for financial accounting purposes.



    No amounts were ascribed to New Commerce One Holding in its financial statements for the transactions covered by the formation agreement or technology agreements. Any amounts realized with respect to the technology agreements with Covisint and the equity interest in Covisint held in escrow under the formation agreement will accrue to Commerce One and its stockholders through the reorganization or the alternative transaction. Furthermore, in December 2000, Commerce One recorded the fair value of the 14,400,000 shares of its common stock it is obligated to issue to each of Ford and GM either indirectly through the reorganization or directly through the alternative transaction. This amount plus related transaction costs were recorded by Commerce One as rights under the technology agreement between CVX Holdco LLC and Covisint and the two percent equity interest in Covisint.



    The reorganization will be accounted for as a recapitalization of Commerce One into New Commerce One Holding. There are therefore no substantive differences between the pro forma combined financial statements of New Commerce One Holding and the historical consolidated financial statements of Commerce One as of December 31, 2000 and for the year then ended.

                                   MANAGEMENT



    Our executive officers and directors and their ages and positions as of April 26, 2001 are as follows:



NAME                            AGE                              POSITION
----                          --------   --------------------------------------------------------
Mark B. Hoffman.............     54      CEO and Chairman of the Board
Robert M. Kimmitt...........     53      President and Vice Chairman of the Board
Dennis H. Jones.............     48      Chief Operating Officer and Vice Chairman of the Board
Peter F. Pervere............     54      Senior Vice President, Chief Financial Officer
Ken S. Bajaj................     59      Executive Vice President, President of Global Services
John V. Balen(1)(2).........     40      Director
Mark S. Biestman............     43      Senior Vice President, Worldwide Sales
Charles J. Donchess.........     47      Executive Vice President, Chief Strategy Officer
William B. Elmore(1)(2).....     47      Director
David H.J. Furniss..........     42      Director
Kenneth C. Gardner..........     50      Director
William J. Harding(1)(2)....     53      Director
Diana K. Jacobs.............     56      Senior Vice President, Chief Administrative Officer
Mary E. Loomis..............     52      Senior Vice President, Engineering
Noriyoshi Osumi.............     48      Director
Larry W. Sonsini............     60      Director
Linda M. Stegeman...........     42      Senior Vice President, Chief Marketing Officer
Robert M. Tarkoff...........     32      Senior Vice President, Worldwide Business Development,
                                         Secretary, General Counsel
Jay M. Tenenbaum............     57      Senior Vice President, Chief Scientist
Jeffrey T. Webber...........     48      Director


------------------------


(1) Member of Audit Committee.



(2) Member of Compensation Committee.



    Each of our executive officers and directors was appointed as an executive officer and/or director of New Commerce One Holding on April 6, 2001 except for Dennis H. Jones, who was appointed as an executive officer and a director on April 10, 2001.



    MARK B. HOFFMAN has served as the Chairman of the Board and Chief Executive Officer of Commerce One since March 2000. From December 1996 to February 2000, Mr. Hoffman served as President, Chief Executive Officer and Chairman of the Board of Directors of Commerce One. Prior to joining Commerce One, Mr. Hoffman served as Chief Executive Officer and President of Sybase, Inc., a company which he co-founded in 1984. Mr. Hoffman currently serves on the Board of Directors and Compensation Committee of Intraware, Inc. He also serves on the boards of The Fantastic Corp., Pacific Research Institute and Quong Hop. Mr. Hoffman earned a B.S. degree in Engineering from the U.S. Military Academy at West Point and an M.B.A. from the University of Arizona.



    ROBERT M. KIMMITT has served as a member of the Board of Directors of Commerce One since December 1999. In February 2000, he became Vice Chairman of the Board and Chief Operating Officer. In March 2000, he was promoted to President while remaining Vice Chairman of the Board. He chairs the board of Commerce One Europe, a subsidiary of Commerce One. From 1997 to 2000, Mr. Kimmitt was a partner in the law firm of Wilmer, Cutler & Pickering, where he specialized in international transactions in regulated industries. From 1993 to 1997, he served as managing director of Lehman Brothers, based in New York and Washington. Prior to joining Lehman Brothers, Mr. Kimmitt held a series of high-level government posts, serving as U.S. Ambassador to Germany, Under Secretary of State for Political Affairs, General Counsel to the U.S. Treasury Department, and Deputy Assistant to the President for National Security Affairs at the White House. Mr. Kimmitt also serves on the boards of Siemens AG, Mannesmann AG, Allianz Life Insurance Co. of North America, United Defense Industries, Inc., and Xign Corp., as well as Georgetown University and numerous non-profit organizations involved in foreign affairs. He holds a B.S. degree in Engineering from the U.S. Military Academy at West Point and a J.D. from Georgetown University Law Center.



    DENNIS H. JONES joined Commerce One as a member of the Board of Directors and Chief Operating Officer in April 2001. For 25 years, he was employed with FedEx Corporation where he held several senior management positions, most recently as Executive Vice President of Information Technology and Chief Information Officer. He currently serves on the boards of webMethods, Inc., AvantGo, Inc. and Agillion, Inc. Mr. Jones received a B.S. degree and an M.S. degree in Accounting and Finance from the University of Memphis.



    PETER F. PERVERE joined Commerce One in April 1997 as Vice President and Chief Financial Officer. In February 2000, Mr. Pervere was promoted to Senior Vice President and Chief Financial Officer. Prior to joining Commerce One, Mr. Pervere was at Sybase, Inc. from October 1987 to April 1997, serving as Vice President and Corporate Controller from 1991 to 1997. Mr. Pervere holds a B.A. degree in History from Stanford University.



    KEN S. BAJAJ joined Commerce One in September 2000 as Executive Vice President and President of Global Services. In 1997, he founded AppNet, Inc.--a premier provider of end-to-end e-business solutions which was acquired by Commerce One in 2000. Before launching AppNet, Mr. Bajaj was Vice Chairman of Wang Laboratories, Inc., from August 1997 to November 1997, responsible for corporate strategic planning and development of national accounts in the commercial IT sector. From 1986 to 1997, Mr. Bajaj was President of I-NET, a company he grew from a small business/government services contractor to a leader in network systems integration and computing services outsourcing. He has also served as a Vice President at Electronic Data Systems, Inc., and as Vice President of Perot Systems, Inc., a corporation he co-founded. Mr. Bajaj holds a Ph.D. in system sciences from Michigan State University, and an M.S. degree in electrical engineering from the University of Toronto.



    JOHN V. BALEN has served as a member of the Commerce One Board of Directors since December 1996 and a member of the Compensation Committee since April 1999 and most recently as a member of the Audit Committee since May 2000. Mr. Balen joined Canaan Partners, a national venture capital investment firm, where he is currently a General Partner, in September 1995. From June 1985 to June 1995, Mr. Balen served as a managing director of Horsley Bridge Partners, a private equity investment management firm. Mr. Balen currently serves on the Board of Directors of E-Stamp, Intraware and several privately held companies. Mr. Balen holds a B.S. degree in electrical engineering and an M.B.A. degree from Cornell University.



    MARK S. BIESTMAN joined Commerce One in November 1997 as Vice President, Worldwide Sales. In February 2000, Mr. Biestman was promoted to Senior Vice President, Worldwide Sales. Prior to joining Commerce One, Mr. Biestman was Vice President of Western United States Sales for Netscape Communications Corporation from July 1995 to November 1997. Prior to his tenure at Netscape Communications Corporation, Mr. Biestman served as Vice President of Telecommunication Sales at Oracle Corporation from November 1994 to July 1995. From November 1993 to November 1994, Mr. Biestman served as Vice President of Worldwide Sales of Metaphor, Inc. Mr. Biestman serves as a member of the Board of Directors and Compensation Committee of Prologic Management Systems, Inc. Mr. Biestman also serves as a member of the Board of Directors of Swing Solutions. Mr. Biestman holds a B.A. degree in Economics from the University of California, Berkeley.



    CHARLES J. DONCHESS was promoted in February 2000 to Executive Vice President and Chief Strategy Officer of Commerce One. Prior to his promotion, he had served as Vice President of Marketing and

Business Development of Commerce One from December 1996 to February 2000. Prior to joining Commerce One, Mr. Donchess was Vice President of Marketing and Business Development at Aurum Software, Inc., a leading provider of sales information software, from March 1995 to November 1996. Prior to his tenure at Aurum Software, Inc., Mr. Donchess worked at Sybase, Inc. from August 1989 to November 1994, most recently as Vice President and General Manager of workgroup products from January 1994 to November 1994. Mr. Donchess holds a B.A. degree from Brown University.



    WILLIAM B. ELMORE has served as a member of the Board of Directors of Commerce One since October 1997 and as a member of Commerce One's Audit Committee since April 1999 and most recently as a member of the Compensation Committee since May 2000. Since December 1995, Mr. Elmore has been a Manager of Foundation Capital Management, L.L.C., the general partner of Foundation Capital, L.L.P., a venture capital firm focused on early-stage information technology companies. From 1987 to 1995, he was a General Partner of Inman & Bowman, a venture capital firm. Mr. Elmore serves on the Boards of Directors of Onyx Software, Wind River Systems, Inc., Shoreline Communications, Wherenet, TeaLeaf Technologies, Atheros Communications, Packet Design, LLC, gForce Systems and Q-Strategies. Mr. Elmore received a B.S. degree and an M.S. degree in Electrical Engineering from Purdue University and an M.B.A. degree from Stanford University.



    DAVID H. J. FURNISS has served as a member of the Board of Directors of Commerce One since November 1999. Since April 2000, Mr. Furniss has been Vice President of Products and Marketing for BT Ignite Application Services, one of the business units formed during the re-structuring of British Telecommunications plc. From October 1999 to April 2000, Mr. Furniss was the General Manager of the Electronic Business unit of British Telecommunications plc. From 1997 to 1999, he was the Sales and Marketing Director at Demon Internet, a leading consumer and business-to-business ISP. Prior to that, Mr. Furniss held a number of roles in the field of IT, Internet and communications, including a directorship at Network Services Ltd, and a variety of senior positions at Compaq. Mr. Furniss received a B.S. degree in Business Studies from Leeds Metropolitan University.



    KENNETH C. GARDNER has served as a member of the Board of Directors of Commerce One since September 1996. Mr. Gardner founded Sagent Technology, Inc. in June of 1995, serving as the CEO and President until August 2000; he currently serves as Chairman of the Board. Prior to his tenure at Sagent, Mr. Gardner served as Vice President of Products at Borland International from April 1994 to June 1995. Mr. Gardner also serves on the board for Netacumen, a privately held company. He has served on the Board of Directors of DataSage and ObjectSwitch Corporation. Mr. Gardner received a B.S. degree in Finance from the University of Louisville.



    WILLIAM J. HARDING has served as a member of the Board of Directors of Commerce One since December 1996 and as a member of Commerce One's Audit Committee since April 1999 and most recently as a member of the Compensation Committee in May 2000. Mr. Harding is currently a General Partner of Morgan Stanley Venture Partners. Prior to joining Morgan Stanley in October 1994,
Dr. Harding was a General Partner of several venture capital partnerships affiliated with J.H. Whitney & Co. From 1976 to 1985, Dr. Harding was associated with Amdahl Corporation, serving in various technical and business development roles. Prior to his tenure at Amdahl, Dr. Harding held several technical positions with Honeywell Information Systems. Dr. Harding currently serves on the Board of Directors of InterNAP Network Services Corporation and several private companies. Dr. Harding received a B.S. in Engineering Mathematics and an M.S. in Systems Engineering from the University of Arizona. Dr. Harding received his Ph.D. in Engineering from Arizona State University. Dr. Harding also served as an officer in the Military Intelligence Branch of the United States Army Reserve.



    DIANA K. JACOBS joined Commerce One in July 2000 as Senior Vice President and Chief Administrative Officer. Ms. Jacobs is responsible for overseeing the People Department, Facilities and Procurement. Prior to joining Commerce One, Ms. Jacobs was the Director of Human Resources at

Williams-Sonoma, Inc., from 1997 to July 2000. From 1991 to 1997, she served as Vice President of Human Resources at Charles Schwab and Co., Inc. Ms. Jacobs holds a B.A. degree in English Literature from Whittier College and is a member of the Northern California Human Resources Council and Society for Human Resources Management.



    MARY E. LOOMIS joined Commerce One in December 1999 as Vice President of Engineering. In November 2000, Dr. Loomis was promoted to Senior Vice President of Engineering. Before joining Commerce One, Dr. Loomis was a Laboratory Director at Hewlett Packard from August 1993 to December 1999. Dr. Loomis has also held positions with Versant Object Technology, GE, and D. Appleton Company, and was a tenured professor at the University of Arizona. She holds a B.S. in mathematics from Purdue and M.S. and Ph.D. degrees in Computer Science from UCLA.



    NORIYOSHI OSUMI has served as a member of Commerce One's Board of Directors since July 1999. In 1980, Dr. Osumi joined NTT Basic Research Labs as a research scientist. He is currently Executive Manager of NTT Communications. He was Vice President of NTT America, Inc. from July 1998 to March 2001. Prior to this appointment, he was Senior Research Manager from April 1988 to July 1998. From 1985 to 1986, Dr. Osumi was a visiting scholar at the University of California, Berkeley. In 1977 and in 1980, respectively, Dr. Osumi received Masters and Ph.D degrees in Electronic Engineering from the Tokyo Institute of Technology, and in 1992, he obtained an M.B.A. degree from Cornell University.



    LARRY W. SONSINI has served as a director on Commerce One's Board of Directors since July 2000. Mr. Sonsini specializes in the fields of corporate law, securities, and mergers and acquisitions. Mr. Sonsini received an A.B. from the University of California, Berkeley, in 1963 and a J.D. in 1966 from Boalt Hall School of Law, University of California, Berkeley. Mr. Sonsini joined the law firm of Wilson Sonsini Goodrich & Rosati upon his graduation from Boalt Hall. He is the Chairman and Chief Executive Officer of the firm. Since 1985 to the present, Mr. Sonsini has been a member of the faculty at the Boalt Hall School of Law, University of California, Berkeley. In addition, he lectures at other law schools, including Stanford University School of Law. Mr. Sonsini also serves on the boards of the following public companies: Brocade Communications Systems, Inc., Echelon Corporation, Lattice Semiconductor Corporation,
LSI Logic, Inc., Novell, Inc., Tibco Software, Inc. and PIXAR, Inc.



    LINDA M. STEGEMAN joined Commerce One as Senior Vice President, Chief Marketing Officer in April 2001. From June 1999 to April 2001, she served as Senior Vice President of Marketing at ChemConnect, a B2B portal exchange for the chemical industry. Prior to ChemConnect, Ms. Stegeman served as Vice President of Marketing for Lucent Technologies from June 1995 to June 1999. From October 1992 to June 1995, she served as Vice President of Marketing at Ameritech. Ms. Stegeman also held senior marketing positions at Gerber Products Co. and Nestle Food Company. She holds a B.A. in business administration from the University of Michigan Business School and an M.B.A. from the University of Southern California Graduate School of Business.



    ROBERT M. TARKOFF joined Commerce One in January 1999 as Vice President, General Counsel and Secretary, and was promoted to Senior Vice President of Corporate Development in February 2000. In October 2000, Mr. Tarkoff was promoted to Senior Vice President, Worldwide Business Development. Prior to joining Commerce One, Mr. Tarkoff was an associate at the law firm of Wilson Sonsini Goodrich & Rosati, where he served as outside counsel to Commerce One. Mr. Tarkoff's clients at Wilson Sonsini included Sun Microsystems, Baan Software, Infoseek, Documentum, and many leading venture capitalists and investment banks in the Silicon Valley. Prior to Wilson Sonsini, Mr. Tarkoff was a financial analyst at Goldman, Sachs & Co. in the technology area. Mr. Tarkoff received a B.A. degree, magna cum laude from Amherst College in Political Science and Economics and a J.D. degree, cum laude from Harvard Law School.

    JAY M. TENENBAUM joined Commerce One as Chief Scientist and a member of the Board of Directors in January 1999. In February 2000, he became Senior Vice President and Chief Scientist. In April 2001, Dr. Tenenbaum resigned from the Board. Prior to joining Commerce One, Dr. Tenenbaum was the Chairman of the Board of Directors and Chief Scientist of VEO Systems, Inc. from January 1998 to January 1999. Prior to joining VEO Systems, Inc., Dr. Tenenbaum formed CommerceNet, an industry association for Internet commerce, where he served as Chairman of the Board of Directors and Chief Executive Officer from May 1996 to January 1998. Prior to founding CommerceNet, Dr. Tenenbaum served as Vice President of Strategic Technology for VeriFone, Inc. from November 1995 to May 1996. In February 1991, Dr. Tenenbaum founded E.I.T., a company that engages in security and payment solutions for the Internet, where he served as Chairman of the Board of Directors and Chief Executive Officer until November 1995. Dr. Tenenbaum serves on the boards of CommerceNet, eScout, Lumicyte, Medstory, PlayLikeMe, and Worldpoint. He holds B.S. and M.S. degrees in Electrical Engineering from the Massachusetts Institute of Technology and a Ph.D. in Electrical Engineering and Computer Science from Stanford University.



    JEFFREY T. WEBBER has served as a member of the Board of Directors of Commerce One since 1995. He was a member of the Compensation Committee of the Board until May 2000. Mr. Webber co-founded R.B. Webber & Company, a company which provides strategic planning consulting services to high technology companies, where he has served as President since 1991. Since 1997, he has also served as a General Partner of The Entrepreneurs' Funds, early stage venture capital funds. Mr. Webber also serves on the Board of Directors of Sagent Technology, Inc., Persistence Software, AvantGo, Wordwalla, gForce Systems, NetAcumen, Clickmarks and Cakebread. Mr. Webber holds a B.A. degree from Yale University.

           SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
                     DIRECTORS OF NEW COMMERCE ONE HOLDING



    The following table sets forth information regarding the beneficial ownership of New Commerce One Holding's common stock and Commerce One's common stock as of the record date, April 13, 2001, and on a pro forma basis to give effect to the reorganization or the alternative transaction, by the following:



    - each person or entity who is known by New Commerce One Holding to own beneficially more than 5% of New Commerce One's outstanding stock,



    - each director of Commerce One,



    - the Chief Executive Officer of Commerce One and each of the four most highly compensated executive officers of Commerce One during its most recently completed fiscal year, and



    - all of the directors and executive offices of Commerce One as a group.



    The executive officers and directors of New Commerce One Holding will be the same as the executive officers and directors of Commerce One immediately prior to the completion of the reorganization. The percentage beneficial ownership figures are based on 28,800,000 shares of New Commerce One Holding common stock outstanding as of April 13, 2001 and, assuming no additional issuances of common stock following the record date, 225,553,970 shares of New Commerce One Holding common stock outstanding following completion of the reorganization (or 225,553,970 shares of Commerce One common stock in the event the alternative transaction occurs).

                                             NUMBER       PERCENTAGE             BENEFICIAL OWNERSHIP OF
                                             OF NEW      OWNERSHIP OF            COMMERCE ONE SHARES(1)
                                            COMMERCE         NEW         ---------------------------------------
                                              ONE          COMMERCE       NUMBER OF                   NUMBER OF
                                            HOLDING      ONE HOLDING        SHARES       RIGHT TO       SHARES      PRO FORMA
                                             SHARES        PRIOR TO        DIRECTLY       ACQUIRE     INDIRECTLY    PERCENTAGE
STOCKHOLDER                                 OWNED(2)    REORGANIZATION     OWNED(3)      SHARES(4)      OWNED      OWNERSHIP(5)
-----------                                ----------   --------------   ------------   -----------   ----------   ------------
Ford Motor Company(6)....................  14,400,000         50%                --             --           --        6.38%
 One American Road
  Dearborn, Michigan 48126
General Motors Corporation(6)............  14,400,000         50                 --             --           --        6.38
 767 Fifth Avenue
  New York, New York 10153-0075
Mark S. Biestman.........................         --          --            333,266(7)     181,250(8)        --           *
Charles J. Donchess......................         --          --            180,236        318,750           --           *
Mark B. Hoffman..........................         --          --          1,880,170      2,112,000      707,950(9)     2.07
Robert M. Kimmitt........................         --          --                536             --(8)        --           *
Peter F. Pervere.........................         --          --             90,964        320,000(8)        --           *
Dennis H. Jones..........................         --          --                 --      1,000,000           --           *
John V. Balen............................         --          --             67,098             --           --           *
William B. Elmore........................         --          --                 --             --      143,178(10)        *
David H.J. Furniss.......................         --          --                 --             --    1,986,756(11)        *
Kenneth C. Gardner.......................         --          --             76,629        204,000       18,900(12)        *
William J. Harding.......................         --          --             96,005             --           --           *
Noriyoshi Osumi..........................         --          --                 --             --    4,528,170(13)     2.01
Larry W. Sonsini.........................         --          --              1,300         90,000           --           *
Jeffrey T. Webber........................         --          --             75,259        408,000       39,731(14)        *
All Directors and Executive Officers as a
  group (20 persons).....................         --          --          3,068,873      5,375,249(8) 10,963,490       8.40


------------------------------


   * Less than 1% of the outstanding shares of common stock.



 (1) Beneficial ownership is determined according to the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to
     (1) securities held directly or indirectly and (2) securities which may be acquired within sixty (60) days from the record date.



 (2) Shares of New Commerce One Holding held by each of Ford and GM will be exchanged, on a one-for-one basis, for shares of Commerce One if the reorganization is not completed.



 (3) Excludes shares that may be acquired through stock option exercises.



 (4) Shares that may be acquired through stock option exercises through June 12, 2001.



 (5) Represents the percentage ownership of shares of New Commerce One Holding common stock if the reorganization into a holding company structure is completed, or Commerce One common stock if the alternative transaction is completed, in each case as of the record date. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the pro forma percentage ownership of the person holding those options and other rights, but are not deemed outstanding for computing the pro forma percentage ownership of any other person.



 (6) Includes 7,200,000 shares of New Commerce One Holding beneficially owned by each of Ford and GM and held in escrow, which will be released on December 8, 2002, unless Covisint terminates its promotional and exclusivity obligations with respect to Commerce One technology on or before June 8, 2002, in which case the shares will be released on June 8, 2004.



 (7) Includes 75,736 shares held by Mr. Biestman which may be repurchased by Commerce One if Mr. Biestman's employment with Commerce One terminates.



 (8) Excludes options cancelled pursuant to Commerce One's Stock Option Exchange Program with April 6, 2001 as the effective cancellation date. An equivalent number of options will be issued to each employee who cancelled options under the Option Exchange Program. The new options shall have the same terms and conditions as each optionee's cancelled options, including the vesting schedule and expiration date of the cancelled options, except that: (1) the new options shall be granted no earlier than October 8, 2001 and no later than December 7, 2001, (2) the new options shall have an exercise price equal to the fair market value of Commerce One's common stock on the date of the grant, (3) the new options will be nonstatutory stock options, and (4) the optionee will need to be an employee of Commerce One or a subsidiary on the date of grant in order to receive a new option. All employees are eligible to participate in the program, although Board members and consultants are ineligible. Options granted under Commerce One's Stock Option Exchange Program will be options to purchase New Commerce One Holding common stock if the reorganization is completed.
     Mr. Biestman cancelled 95,000 options, Mr. Kimmitt cancelled 2,430,000 options, Mr. Pervere cancelled 95,000 and other executive officers cancelled an aggregate of 596,772 options pursuant to the Option Exchange Program.



 (9) Includes 691,750 shares held by Hoffman Family Trust dated October 25, 1985 and 8,100 shares each held by the Andrew Mark Hoffman 1993 Trust dated March 30, 1993 and the Annie Eleanor Hoffman 1993 Trust dated March 30, 1993. Andrew and Annie Hoffman, beneficiaries of these trusts, are children of Mr. Hoffman.



 (10) All shares are held by the Elmore Family Trust dated July 7, 1990, of which Mr. Elmore is a trustee.



 (11) Mr. Furniss is a General Manager of Electronic Business of British Telecommunications, plc. Forres Holding Limited, a wholly owned subsidiary of British Telecommunication, plc owns 1,986,756 shares of the Company's common stock. Mr. Furniss disclaims beneficial ownership of the shares held by Forres Holding Limited, plc.



 (12) Includes 18,900 shares held by Delaware Charter Guarantee & Trust Company Trustee FBO Kenneth C. Gardner.



 (13) Mr. Osumi is Executive Manager of NTT Communications. NTT owns 4,528,170 shares of the Company's common stock. Mr. Osumi disclaims beneficial ownership of the shares held by NTT.



 (14) Includes 22,705 shares held by Judith Jordan Webber, spouse of Mr. Webber, and 17,026 shares held by BW Management, LLC, of which he is a managing director. Mr. Webber disclaims beneficial ownership of the shares held by Ms. Webber and BW Management.

              DESCRIPTION OF NEW COMMERCE ONE HOLDING COMMON STOCK

    THIS FOLLOWING DESCRIBES THE RIGHTS OF HOLDERS OF COMMERCE ONE CAPITAL STOCK PRIOR TO THE MERGER AND NEW COMMERCE ONE HOLDING CAPITAL STOCK AFTER THE MERGER, WHICH ARE IDENTICAL. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. THE FOLLOWING DESCRIPTION OF THE CAPITAL STOCK OF COMMERCE ONE AND NEW COMMERCE ONE HOLDING DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY THE CERTIFICATES OF INCORPORATION AND BYLAWS OF COMMERCE ONE PRIOR TO THE MERGER AND NEW COMMERCE ONE HOLDING AFTER THE MERGER, WHICH ARE IDENTICAL, AND BY THE PROVISIONS OF APPLICABLE DELAWARE LAW. THE CERTIFICATE OF INCORPORATION AND BYLAWS OF NEW COMMERCE ONE HOLDING TO BE EFFECTIVE UPON THE MERGER ARE INCLUDED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/ PROSPECTUS FORMS A PART. REFERENCES TO "WE," "US" OR "OUR" BELOW REFER TO COMMERCE ONE BEFORE THE REORGANIZATION AND NEW COMMERCE ONE HOLDING AFTER THE REORGANIZATION.

CAPITALIZATION

    GENERAL


    Commerce One is authorized to issue 950,000,000 shares of common stock, $0.0001 par value, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value. As of the record date, there were 196,753,970 shares of our common stock outstanding; there were no shares of preferred stock issued or outstanding. In addition, as of April 13, 2001, Commerce One had also reserved 111,573,056 shares of common stock for issuance pursuant to its employee and director stock option and stock purchase plans, 22,796,408 of which were issuable upon exercise of these outstanding stock options. In addition, as of April 13, 2001, 9,200,000 other shares of Commerce One common stock were issuable pursuant to outstanding stock options other than those described above, warrants, rights, convertible or exchangeable securities or other agreements.


    New Commerce One Holding is authorized to issue 30,000,000 shares of common stock, $0.0001 par value. 28,800,000 shares of common stock are outstanding, 14,400,000 of which are held by each of Ford and GM. 7,200,000 of the shares held by each of Ford and GM are in escrow and will be released in December 8, 2002 or, if Covisint has terminated its promotional commitment and commitment to use Commerce One technology by June 8, 2002, in June 2004.

    Effective upon the merger that will effect the reorganization into a holding company structure, New Commerce One Holding's certificate of incorporation will be amended and restated to be identical to that of Commerce One prior to the merger. New Commerce One Holding will be authorized to issue 950,000,000 shares of common stock, $0.0001 par value, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value.


    Pursuant to the merger, each outstanding share of Commerce One common stock outstanding will become a share of New Commerce One Holding common stock. Based on the number of shares of Commerce One common stock outstanding on the record date and assuming no additional issuances of common stock subsequent to the record date, New Commerce One Holding will issue 196,753,970 shares of its common stock to Commerce One stockholders. As a result, New Commerce One Holding will have 225,553,970 shares of common stock outstanding following the reorganization. New Commerce One Holding will also assume all of Commerce One's stock plans. Upon the merger, Commerce One's certificate of incorporation will be amended to authorize 1,000 shares of common stock, par value $0.0001, all of which will be held by New Commerce One Holding.



    If the reorganization is not completed by November 8, 2001, Commerce One will issue 28,800,000 newly issued shares of common stock in exchange for all of the outstanding shares of New Commerce One Holding common stock. Based on the number of shares of Commerce One common stock outstanding on the record date and assuming no additional issuances of common stock subsequent to the record date other than the issuances of common stock to Ford and GM pursuant to the alternative transaction, Commerce One will have outstanding 225,553,970 shares of its common stock in the event the reorganization is not completed and the alternative transaction is completed.


    COMMON STOCK

    We have one class of common stock issued and outstanding. Holders of common stock are each entitled to one vote for each share held on all matters to be voted upon by the stockholders. After any dividends owed to any preferred stockholders are paid, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the respective boards of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Holders of common stock do not have cumulative voting rights. Wilson Sonsini Goodrich & Rosati, Professional Corporation, our legal counsel, will opine that the shares of New Commerce One Holding common stock to be issued upon the closing of the merger, when issued in the manner described in this proxy statement/prospectus and in accordance with the resolutions adopted by the board of directors, will be duly authorized, validly issued, fully paid and nonassessable.

    PREFERRED STOCK


    Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series, which may be greater than rights of the rights of the common stock. Commerce One's board of directors has adopted a shareholder rights plan pursuant to which it has declared a dividend of one preferred stock purchase right for each outstanding share of common stock of Commerce One held by stockholders of record as of April 30, 2001. Except for the preferred stock issuable upon exercise of the rights issued under the shareholder rights plan, we cannot predict the effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holder of such preferred stock. However, the effect could include one or more of the following:


    - restricting dividends on the common stock,

    - diluting the voting power of the common stock,

    - impairing liquidation rights of the common stock, and

    - delaying or preventing a change in control of us without further action of the stockholders.


    PREFERRED STOCK PURCHASE RIGHTS



    Under the shareholder rights plan adopted by Commerce One's board of directors, the rights granted will initially trade with Commerce One's common stock, and will entitle stockholders to purchase a fractional share of Commerce One's preferred stock for an exercise price of $70. However, the rights are not immediately exercisable and will generally become exercisable only if a person or group acquires beneficial ownership of 15 percent or more of Commerce One's common stock or commences a tender or exchange offer upon consummation of which such person or group would benefically own 15 percent or more of Commerce One's common stock. The rights will become exercisable by holders, other than the unsolicited third party acquirer, for shares of Commerce One or of the third party acquirer having a value of twice the right's then-current exercise price. The rights are redeemable by Commerce One and will expire on April 30, 2011.

    The reorganization of Commerce One into a holding company structure will not trigger the shareholder rights plan. The rights plan and the associated rights will be assumed by New Commerce One Holding upon completion of the reorganization.


DELAWARE ANTITAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    Certain provisions of Delaware law and our certificate of incorporation could make the following more difficult:

    - the acquisition of us by means of a tender offer,

    - the acquisition of us by means of a proxy contest or otherwise, or

    - the removal of our incumbent officers and directors.

    These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of such proposals because negotiation of such proposals could result in an improvement of their terms.

    COMPOSITION OF THE BOARD OF DIRECTORS

    Our board of directors currently consists of eleven directors. The number of directors on our board is determined exclusively by our board of directors. Our board of directors is divided into three staggered classes, each serving for a term of three years. Following the reorganization, directors will remain in their respective classes and their respective terms will expire at the same time. This system of dividing directors into three classes may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

    Each director, including a director elected or appointed to fill a vacancy, holds office until the expiration of the term for which the director was elected and until a successor has been elected and qualified. Our certificate of incorporation provides that any of our directors, or our entire board of directors, may be removed only with cause by the affirmative vote of the holders of at least a majority of our outstanding shares entitled to vote in the election of directors. "Cause" is not defined in our amended and restated certificate of incorporation or bylaws.

    FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Any newly created directorships in our board of directors, resulting from any increase in the number of authorized directors or any vacancies, other than a vacancy resulting from the removal of a director, may be filled by the vote of a majority of the remaining members of the board of directors, even though less than a quorum, or by a sole remaining director. If the remaining members of the board who fill such vacancy are less than a majority of the board (as constituted immediately prior to such increase), any Commerce One stockholder holding at least ten percent of the outstanding shares of Commerce One entitled to vote may request that the Delaware Court of Chancery order an election to fill any such newly created directorships or to replace the directors chosen by the remaining board members to fill the newly created directorships. A vacancy created by removal of a director by a vote of the stockholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present.

    STOCKHOLDER ACTION BY WRITTEN CONSENT

    Our stockholders cannot take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders. The power of stockholders to consent in writing without a meeting is specifically denied.

    STOCKHOLDER ABILITY TO CALL SPECIAL MEETINGS

    Under our bylaws, only the board of directors, chairman of the board or president may call special meetings of our stockholders. Stockholders may not call special meetings.

    ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

    Our bylaws allow any stockholder to nominate candidates for election to our board of directors at, and to propose business to be brought before, any annual stockholder meeting. However, nominations and proposals may only be made by a stockholder who has given timely written notice to the Secretary of Commerce One before the annual stockholder meeting, and who was a stockholder of record at the time notice was given.

    Under our bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual stockholder meeting must be delivered to the Secretary of Commerce One at our principal offices not less than 120 days before the first anniversary of the date on which we first mailed our proxy materials for the previous year's annual meeting. However, if we advance or delay the date of the annual meeting by more than 30 days from the anniversary of the previous year's annual meeting, the notice of stockholder nominations or proposals must be delivered not later than the later of 120 days before the annual meeting or 10 days after the date on which the notice of meeting was mailed.

    A stockholder's notice to us must set forth all of the following:

    - all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election or reelection as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected,

    - a brief description of any other business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed and the beneficial owner, if any, on whose behalf the proposal is made, and

    - the stockholder's and the beneficial owner's, if any, name and address as they appear on our books and the class and number of shares of Commerce One which are beneficially owned by the stockholder and beneficial owner.

    Stockholder nominations and proposals will not be brought before any Commerce One annual or special stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with Commerce One's stockholder advance notice procedure.

    AMENDMENT OF CERTIFICATE OF INCORPORATION

    Our certificate of incorporation specifically requires the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the outstanding shares entitled to vote to amend specific articles within the certificate of incorporation addressing indemnification of directors and officers, election of directors, authorization of the number of directors, and stockholder action by written consent, unless such amendments are also approved by a majority of the directors.

    AMENDMENT OF BYLAWS

    Our board of directors is expressly authorized to adopt, amend and repeal our respective bylaws by an affirmative vote of a majority of the total number of authorized directors at that time, regardless of any vacancies.


    Our stockholders may also adopt, amend or repeal our bylaws in accordance with Delaware law. Any amendment of our bylaws by our stockholders requires the affirmative vote of the holders of a majority of the shares of Commerce One entitled to vote. Amendments to those provisions of our bylaws relating to annual and special meetings, stockholder action by written consent, and election, term of office, removal and indemnification of directors, require the affirmative vote of at least two-thirds of the shares of Commerce One entitled to vote.


    STATE ANTI-TAKEOVER STATUTES

    Section 203 of the Delaware General Corporation Law, an antitakeover law, applies to us. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with its affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect on transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price of common stock held by stockholders.

APPRAISAL RIGHTS

    Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights under which the stockholder may receive cash in the amount of the fair market value of his or her shares instead of the consideration he or she would otherwise receive in the transaction.

    Under Delaware law, appraisal rights are not available to:

    - stockholders with respect to a merger or consolidation by a corporation whose shares are either listed on a national securities exchange designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders, if such stockholders only receive shares of the surviving corporation or shares of any other corporation having shares that are either listed on a national securities exchange designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders, or

    - stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because, among other things, the number of shares to be issued does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

    Delaware law also does not provide stockholders of a corporation with appraisal rights when the corporation acquires another business through the issuance of its stock:

    - in exchange for the assets of the business to be acquired,

    - in exchange for the outstanding stock of the corporation to be acquired, or

    - in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation.


    Because our stock will continue to be listed on the Nasdaq Stock Market, Commerce One's stockholders are not entitled to appraisal rights under Delaware law in connection with the reorganization into a holding company structure.


LIMITATION OF LIABILITY OF DIRECTORS

    The Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Our respective certificates of incorporation include such a provision to the maximum extent permitted by law.

    While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his duty of care.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

    Our certificate of incorporation and bylaws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of either of us as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorneys' fees, and held harmless by each of us to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by us are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, our respective certificates of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, we are authorized to purchase and maintain insurance on behalf of its directors and officers.

    Additionally, we may pay expenses incurred by our directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only upon an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us, as authorized by our certificates of incorporation and bylaws.

                                 LEGAL MATTERS


    The validity of the shares of New Commerce One Holding common stock offered by this proxy statement/prospectus will be passed upon for New Commerce One Holding by Wilson Sonsini Goodrich & Rosati, Professional Corporation. As of the date of this proxy statement/prospectus, investment partnerships composed of members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, and attorneys of Wilson Sonsini Goodrich & Rosati, Professional Corporation involved in this transaction, beneficially own an aggregate of 104,100 shares of Commerce One common stock.


                                    EXPERTS

    The consolidated balance sheet of New Commerce One Holding, Inc. as of December 31, 2000 appearing in this proxy statement/prospectus and Registration Statement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Commerce One, Inc. appearing in Commerce One, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS


    In order for proposals to be considered for inclusion in the Proxy Statement for the 2002 Annual Meeting of Stockholders of Commerce One, or, if the reorganization is completed, New Commerce One Holding, a copy of the proposal must be delivered to our Secretary at our principal executive offices at 4440 Rosewood Drive, Pleasanton, California 94588 no later than January 2, 2002.



    In order for proposals to be presented at our 2002 Annual Meeting, but not included in our 2002 Proxy Statement, a copy of the proposal must be delivered to our Secretary at our principal executive offices listed above no later than January 2, 2002. If the date of our 2002 Annual Meeting of Stockholders is more than 30 calendar days before or after the anniversary date of our 2001 Annual Meeting, notice of a proposal will be timely if it is received by the close of business on the tenth day following the day we publicly announce the date of the 2002 Annual Meeting. If the proposal is not received within this time frame, our management will use its discretionary authority to vote the shares it represents as the board of directors may recommend.

                      WHERE YOU CAN FIND MORE INFORMATION

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROXY STATEMENT/PROSPECTUS.

    All documents filed by Commerce One pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the special meeting are incorporated by reference into and to be a part of this proxy statement/ prospectus from the date of filing of those documents.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

    The following documents, which have been filed by Commerce One with the Securities and Exchange Commission, are incorporated by reference into this proxy statement/prospectus:


    - Commerce One's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (filed April 2, 2001),



    - The description of Commerce One's common stock contained in Commerce One's Registration Statement on Form 8-A (filed June 21, 1999).



    - The description of Commerce One's Series A Participating Preferred Stock contained in Commerce One's Registration Statement on Form 8-A (filed April 20, 2001), and



    - Commerce One's Current Report on Form 8-K (filed April 20, 2001).


    Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement-prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.


    The documents incorporated by reference into this proxy statement/prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person, without charge, upon written or oral request. Any request for documents should be made by May 29, 2001 to ensure timely delivery of the documents.


    Requests for documents relating to Commerce One should be directed to:

       Commerce One, Inc.
       4440 Rosewood Drive
       Pleasanton, California 94588
       Attention: Investor Relations
       (925) 520-6000
       http://www.commerceone.com/

    Commerce One files, reports, proxy statements and other information with the Securities and Exchange Commission. Copies of Commerce One's reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza                 Citicorp Center                 Seven World Trade Center
Room 1024                       500 West Madison Street         13th Floor
450 Fifth Street, N.W.          Suite 1400                      New York, New York 10048
Washington, D.C. 20549          Chicago, Illinois 60661

Reports, proxy statements and other information concerning Commerce One may be inspected at:

    Nasdaq Stock Market
    1735 K Street, N.W.
    Washington, D.C. 20006

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains reports, proxy statements and other information regarding Commerce One. The address of the SEC Website is http://www.sec.gov.

    New Commerce One Holding has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to New Commerce One Holding's common stock to be issued to Commerce One stockholders in the merger. This proxy statement/ prospectus constitutes the prospectus of New Commerce One Holding filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

    Commerce One stockholders should call Commerce One's proxy solicitor, InvestorCom, Inc., at (866) 639-1234 with any questions about the reorganization into a holding company structure.

    THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

    This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on Commerce One's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The unaudited pro forma condensed combined financial information for New Commerce One Holding set forth below gives effect to the recapitalization and reorganization of Commerce One into a holding company structure through the merger of a wholly-owned subsidiary of New Commerce One Holding into Commerce One. Following the merger, Commerce One will continue its operations as a wholly-owned subsidiary of New Commerce One Holding.

    The unaudited pro forma condensed combined balance sheet combines the consolidated balance sheets of Commerce One and New Commerce One Holding as of December 31, 2000. The unaudited pro forma condensed combined statements of operations combine the consolidated statement of operations of Commerce One for the year ended December 31, 2000 and the consolidated statement of operations of New Commerce One Holding for the period from October 27, 2000 (inception) to December 31, 2000. New Commerce One Holding had no operations during the period from October 27, 2000 (inception) to December 31, 2000, except for entering into agreements with Ford, GM, other automakers and Covisint as described in this proxy statement/prospectus. See Note 1 of Notes to Consolidated Financial Statements of New Commerce One Holding included in this proxy statement/prospectus. The unaudited pro forma condensed combined statements of operations give effect to the proposed reorganization of Commerce One into a holding company structure as if it had occurred on January 1, 2000.

    The information set forth below should be read in conjunction with the accompanying notes thereto, Commerce One's historical consolidated financial statements and related notes thereto incorporated by reference in this proxy statement/prospectus and the historical consolidated balance sheet of New Commerce One Holding as of December 31, 2000 and related notes thereto included elsewhere in this proxy statement/prospectus, and other information related to New Commerce One Holding and Commerce One included or incorporated by reference in this proxy statement/prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" of Commerce One incorporated by reference in this proxy statement/prospectus from Commerce One's Annual Report on Form 10-K for the year ended December 31, 2000. The unaudited pro forma condensed combined financial information does not purport to represent what the consolidated results of operations or financial condition of New Commerce One Holding would actually have been if the reorganization into a holding company structure had in fact occurred on January 1, 2000 or to project the future consolidated results of operations or financial condition of New Commerce One Holding.

                         NEW COMMERCE ONE HOLDING, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               DECEMBER 31, 2000

                                 (IN THOUSANDS)

                                                                  HISTORICAL
                                                          --------------------------
                                                                             NEW
                                                                          COMMERCE     PRO FORMA
                                                          COMMERCE ONE   ONE HOLDING    COMBINED
                                                          ------------   -----------   ----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................   $  215,189     $      --    $  215,189
  Short-term investments................................      126,251            --       126,251
  Accounts receivable, net..............................      154,858            --       154,858
  Prepaid expenses and other current assets.............       16,470            --        16,470
                                                           ----------     ---------    ----------
Total current assets....................................      512,768            --       512,768
Property and equipment, net.............................       95,143            --        95,143
Investments and other assets............................       46,414            --        46,414
Goodwill and other intangible assets, net...............    2,416,230            --     2,416,230
                                                           ----------     ---------    ----------
Total assets............................................   $3,070,555     $      --    $3,070,555
                                                           ==========     =========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable......................................   $   26,408     $      --    $   26,408
  Accrued compensation and related expenses.............       44,825            --        44,825
  Current portion of notes payable......................        1,856            --         1,856
  Deferred revenue......................................      112,308            --       112,308
  Other current liabilities.............................       81,408            --        81,408
                                                           ----------     ---------    ----------
Total current liabilities...............................      266,805            --       266,805

Notes payable...........................................        4,339            --         4,339

STOCKHOLDERS' EQUITY:
  Preferred Stock.......................................           --            --            --
  Common stock..........................................    3,401,358            --     3,401,358
  Deferred stock compensation...........................     (153,630)           --      (153,630)
  Accumulated deficit...................................     (447,503)           --      (447,503)
  Accumulated other comprehensive loss..................         (814)           --          (814)
                                                           ----------     ---------    ----------
Total stockholders' equity..............................    2,799,411            --     2,799,411
                                                           ----------     ---------    ----------
Total liabilities and stockholders' equity..............   $3,070,555     $      --    $3,070,555
                                                           ==========     =========    ==========

   See accompanying notes to unaudited pro forma condensed combined financial information.

                         NEW COMMERCE ONE HOLDING, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   HISTORICAL
                                                             -----------------------
                                                                             NEW
                                                             COMMERCE     COMMERCE     PRO FORMA
                                                                ONE      ONE HOLDING   COMBINED
                                                             ---------   -----------   ---------
REVENUES:
  License fees.............................................  $ 223,277   $       --    $ 223,277
  Services.................................................    178,519           --      178,519
                                                             ---------   ----------    ---------
  Total revenues...........................................    401,796           --      401,796
COSTS AND EXPENSES:
  Cost of license fees.....................................      9,221           --        9,221
  Cost of services.........................................    145,901           --      145,901
  Sales and marketing......................................    165,441           --      165,441
  Product development......................................     99,693           --       99,693
  General and administrative...............................     43,269           --       43,269
  Purchased in-process research and development............      5,142           --        5,142
  Amortization of deferred stock compensation..............     39,820           --       39,820
  Amortization of goodwill and other intangible assets.....    238,873           --      238,873
                                                             ---------                 ---------
  Total costs and operating expenses.......................    747,360           --      747,360
Loss from operations.......................................   (345,564)          --     (345,564)
Interest income and other, net.............................      7,017           --        7,017
                                                             ---------                 ---------
Loss before income taxes...................................   (338,547)          --     (338,547)
Provision for income taxes.................................      6,400           --        6,400
                                                             ---------   ----------    ---------
Net loss...................................................  $(334,947)  $       --    $(334,947)
                                                             =========   ==========    =========
Basic and diluted net loss per share attributable to common
  stockholders.............................................  $   (2.05)                $   (2.05)
                                                             =========                 =========
Number of shares used in calculation of basis and diluted
  net loss per share.......................................    168,065                   168,065
                                                             =========                 =========

   See accompanying notes to unaudited pro forma condensed combined financial information.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

    There are no substantive differences between the pro forma combined financial statements of New Commerce One Holding and the historical consolidated financial statements of Commerce One as of December 31, 2000 and for the year then ended because the reorganization will be accounted for as a recapitalization of Commerce One into New Commerce One Holding. New Commerce One Holding had no operations during the period from October 27, 2000 (inception) through December 31, 2000, except for entering into agreements with GM, Ford, other automakers and Covisint as described in this proxy statement/prospectus. Furthermore, in December 2000, Commerce One recorded the fair value of the 14,400,000 shares of its common stock it is obligated to issue to each of Ford and GM either indirectly through the reorganization or directly through the alternative transaction. This amount plus related transaction costs were recorded by Commerce One as rights under the technology agreement with Covisint and the rights to obtain the two percent equity interest in Covisint.

    Common stock authorized, issued and outstanding is as follows at December 31, 2000:


                                             HISTORICAL
                                   -------------------------------
                                                  NEW COMMERCE ONE    PRO FORMA
                                   COMMERCE ONE       HOLDING         COMBINED
                                   ------------   ----------------   -----------
Authorized.......................  950,000,000       30,000,000      950,000,000
Issued and outstanding...........  223,704,108(1)    28,800,000      223,704,108


------------------------


(1) Including 28,800,000 shares to be issued to Ford and GM under the terms of the formation agreement (either indirectly through the reorganization or directly through the alternative transaction).

              REPORT OF ERNST AND YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
New Commerce One Holding, Inc.

    We have audited the accompanying consolidated balance sheet of New Commerce One Holding, Inc. as of December 31, 2000. This consolidated balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated balance sheet referred to above present fairly, in all material respects, the consolidated financial position of New Commerce One Holding, Inc. at December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Walnut Creek, California
April 4, 2001

                         NEW COMMERCE ONE HOLDING, INC.

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2000

Technology agreements.......................................  $      --
Equity interest in Covisint, LLC held in escrow.............         --
                                                              ---------
Total assets................................................  $      --
                                                              =========
Liabilities.................................................  $      --
Stockholders' equity:
  Common stock, $0.0001 par value, 30,000,000 shares
    authorized; 28,800,000 shares issued and outstanding....         --
                                                              ---------
Total liabilities and stockholders' equity..................  $      --
                                                              =========

                            See accompanying notes.

                         NEW COMMERCE ONE HOLDING, INC.

                      NOTES TO CONSOLIDATED BALANCE SHEET

1.  ORGANIZATION AND BASIS OF PRESENTATION

    New Commerce One Holding, Inc. ("New Commerce One Holding" or the "Company") was incorporated in the State of Delaware on October 27, 2000 for the purposes of engaging in the reorganization of Commerce One, Inc. ("Commerce One") into a holding company structure. New Commerce One Holding had no operations during the period from inception through December 31, 2000, except for the transactions described below.

    On December 8, 2000, Commerce One entered into agreements with Ford Motor Company ("Ford") and General Motors Corporation ("GM") and other automakers to form a new e-marketplace for automakers, their suppliers and others which is operated by a newly formed company, Covisint, LLC ("Covisint"). Pursuant to one of these agreements, a formation agreement, Commerce One will reorganize into a holding company structure to facilitate the conducting of transactions contemplated by the formation agreement. If the reorganization is approved by Commerce One stockholders, it will be accomplished by the merger of a wholly owned subsidiary of New Commerce One Holding into Commerce One.

    Following the merger, Commerce One will continue its operations as a wholly-owned subsidiary of New Commerce One Holding. The board of directors and officers of New Commerce One Holding after the merger will be identical to the board of directors and officers of Commerce One before the reorganization. The stockholders of Commerce One will become stockholders of New Commerce One Holding. The organizational documents of New Commerce One Holding after the merger will be identical to the organizational documents of Commerce One before the merger. At the effective time of the merger, New Commerce One Holding will assume all of the obligations under Commerce One's stock plans. All options, warrants and other rights to purchase Commerce One common stock will automatically represent an option, warrant or right to purchase New Commerce One Holding common stock without adjustment.

    New Commerce One Holding issued 14,400,000 shares of its common stock to each of Ford and GM upon the signing of the formation agreement. The shares were exchanged for:

    - All of the membership interests in CVX Holdco, LLC, a newly formed company that has no tangible assets, but is a party to certain license agreements with Commerce One and Covisint. Under those agreements, CVX Holdco licenses technology and receives services from Commerce One and provides them to Covisint. Under these agreements, 99% of the revenues earned from transactions with Covisint are paid to Commerce One. The remaining 1% of such revenues will be retained by CVX Holdco at least until the time of the reorganization or the alternative transaction described below, at which time the restrictions in the formation agreement expire.

    - The transfer of 20,000 units of membership interests in Covisint (equal to a 2% interest in Covisint at the time of the formation agreement) owned by Ford and GM into escrow for the benefit of New Commerce One Holding, subject to certain conditions relating to Commerce One's stockholder approval of the reorganization.


    - Any dividends paid on the New Commerce One Holding common stock in escrow while the stock is in escrow.


    Half of the shares of New Commerce One Holding stock issued to Ford and GM are held in escrow and will be released on December 8, 2002, unless Covisint terminates its promotional and exclusivity obligations with respect to Commerce One technology on or before June 8, 2002, in which case the shares will be released on June 8, 2004.

                         NEW COMMERCE ONE HOLDING, INC.

1.  ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
    Effective upon the merger that will effect the reorganization into a holding company structure, the certificate of incorporation of New Commerce One Holding will be amended and restated to be identical to that of Commerce One prior to the merger. New Commerce One Holding will be authorized to issue 950,000,000 shares of common stock, $0.0001 par value, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value.

    If the reorganization is not approved by Commerce One stockholders or if the merger is not completed by November 8, 2001, the obligations of Commerce One and New Commerce One Holding to conduct the merger will terminate and an alternative transaction will occur. In the alternative transaction, Commerce One will issue 14,400,000 newly issued shares to each of Ford and GM in exchange for the outstanding capital stock of New Commerce One Holding and New Commerce One Holding will become a wholly owned subsidiary of Commerce One.

ACCOUNTING POLICIES

    The consolidated financial statements include the accounts of New Commerce One Holding and its wholly-owned subsidiary. All intercompany accounts have been eliminated.

    No amounts were ascribed to the formation transaction described in Note 1 in the accompanying consolidated balance sheet. Any amounts realized with respect to the technology agreements with Covisint and the equity interest in Covisint held in escrow will accrue to Commerce One and its stockholders through the reorganization or the alternative transaction.

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from those estimates.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              FORMATION AGREEMENT

                          DATED AS OF DECEMBER 8, 2000

                                     AMONG

                              COMMERCE ONE, INC.,

                              FORD MOTOR COMPANY,

                          GENERAL MOTORS CORPORATION,

                        NEW COMMERCE ONE HOLDING, INC.,

          (SOLELY FOR THE PURPOSES OF SECTION 11.3) DAIMLERCHRYSLER AG

                                      AND

     (SOLELY FOR THE PURPOSES OF SECTIONS 2.4, 11.2 AND 11.9) COVISINT, LLC

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                  PAGE
                                                                                  ----
ARTICLE I  DEFINITIONS........................................................       A-1

    1.1.          Defined Terms...............................................       A-1

ARTICLE II  HOLDING COMPANY TRANSACTIONS......................................       A-6

    2.1.          Ford Contribution; Ford Shares..............................       A-6
    2.2.          GM Contribution; GM Shares..................................       A-7
    2.3.          Status of Ford Shares and GM Shares.........................       A-7
    2.4.          Status of Contributed Covisint Shares.......................       A-7
    2.5.          Fully Paid and Non-Assessable...............................       A-9
    2.6.          Related Equity Agreements...................................       A-9
    2.7.          The Merger..................................................       A-9
    2.8.          Merger Closing..............................................       A-9

ARTICLE III  ALTERNATIVE TRANSACTION..........................................       A-9

    3.1.          Issuance of Commerce One Common Stock.......................       A-9
    3.2.          Fully Paid and Non-Assessable...............................      A-11
    3.3.          Related Equity Agreements...................................      A-11
    3.4.          Alternative Transaction Closing.............................      A-11

ARTICLE IV  THE MILESTONE SHARES..............................................      A-11

    4.1.          Milestone Satisfaction Date.................................      A-11
    4.2.          Release of Milestone Shares.................................      A-11

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF COMMERCE ONE.....................      A-11

    5.1.          Organization, Standing and Power............................      A-11
    5.2.          Authority; Binding Nature of Agreements.....................      A-12
    5.3.          Non-Contravention; Consents.................................      A-12
    5.4.          Capital Structure...........................................      A-13
    5.5.          Litigation..................................................      A-13
    5.6.          Brokers.....................................................      A-13
    5.7.          SEC Filings; Financial Statements...........................      A-13
    5.8.          Section 203 Approval........................................      A-14

ARTICLE VI  REPRESENTATIONS AND WARRANTIES AS TO HOLDCO.......................      A-14

    6.1.          Organization, Standing and Power............................      A-14
    6.2.          Authority; Binding Nature of Agreements.....................      A-15
    6.3.          Non-Contravention; Consents.................................      A-15
    6.4.          Capital Structure...........................................      A-15
    6.5.          Litigation..................................................      A-16
    6.6.          Brokers.....................................................      A-16
    6.7.          Section 203 Approval........................................      A-16
    6.8.          No Operations...............................................      A-16

ARTICLE VII  REPRESENTATIONS AND WARRANTIES OF FORD...........................      A-17

    7.1.          Organization and Good Standing..............................      A-17
    7.2.          Authority; Binding Nature of Agreements.....................      A-17
    7.3.          Non-Contravention; Consents.................................      A-17

                                                                                  PAGE
                                                                                  ----
    7.4.          Litigation..................................................      A-17
    7.5.          Brokers.....................................................      A-17
    7.6.          Investment Representations..................................      A-17
    7.7.          Disclosure..................................................      A-18

ARTICLE VIII  REPRESENTATIONS AND WARRANTIES OF GM............................      A-18

    8.1.          Organization and Good Standing..............................      A-18
    8.2.          Authority; Binding Nature of Agreements.....................      A-19
    8.3.          Non-Contravention; Consents.................................      A-19
    8.4.          Litigation..................................................      A-19
    8.5.          Brokers.....................................................      A-19
    8.6.          Investment Representations..................................      A-19
    8.7.          Disclosure..................................................      A-20

ARTICLE IX  REPRESENTATIONS AND WARRANTIES AS TO CVX LLC......................      A-20

    9.1.          Organization and Good Standing..............................      A-20
    9.2.          CVX LLC Governing Documents.................................      A-20
    9.3.          Status of Interests.........................................      A-20
    9.4.          Agreements..................................................      A-21
    9.5.          Litigation..................................................      A-21
    9.6.          Brokers.....................................................      A-21
    9.7.          No Operations...............................................      A-21

ARTICLE X  CONDITIONS TO CLOSING..............................................      A-21

    10.1.         General Conditions..........................................      A-21
    10.2.         Conditions to Commerce One's and Holdco's Obligations to
                    Consummate
                    the Merger................................................      A-21

ARTICLE XI  ADDITIONAL AGREEMENTS.............................................      A-22

    11.1.         Preparation of the Registration Statement and the Proxy
                    Statement; Commerce One Stockholders Meeting; Formation
                    Progress Payment..........................................      A-22
    11.2.         Delivery of Covisint Shares to Holdco.......................      A-23
    11.3.         Costs of Holding Company Transactions.......................      A-24
    11.4.         Tax Treatment...............................................      A-24
    11.5.         Quotation Date..............................................      A-25
    11.6.         Filings and Consents........................................      A-25
    11.7.         Covenant to Satisfy Conditions..............................      A-26
    11.8.         Further Assurances..........................................      A-26
    11.9.         Control and Operating of CVX LLC............................      A-26
    11.10.        Shareholder Rights Plan.....................................      A-26
    11.11.        Certain Events..............................................      A-27
    11.12.        Succession..................................................      A-28
    11.13.        Indemnification.............................................      A-28

ARTICLE XII  MISCELLANEOUS....................................................      A-30

    12.1.         Legends; Stop Transfer Orders...............................      A-30
    12.2.         Interpretation..............................................      A-30
    12.3.         Fees and Expenses...........................................      A-31
    12.4.         Governing Law; Mediation; Jurisdiction and Venue............      A-31
    12.5.         Specific Enforcement........................................      A-32

                                                                                  PAGE
                                                                                  ----
    12.6.         No Third Party Beneficiaries................................      A-32
    12.7.         Entire Agreement............................................      A-32
    12.8.         Severability................................................      A-32
    12.9.         Amendment and Waiver........................................      A-32
    12.10.        Successors and Assigns......................................      A-33
    12.11.        Relationship of the Parties.................................      A-33
    12.12.        Notices.....................................................      A-33
    12.13.        Facsimile; Counterparts.....................................      A-35
    12.14.        Survival of Representations and Warranties..................      A-35
    12.15.        No Impairment of Rights.....................................      A-35
    12.16.        Termination.................................................      A-35



LIST OF EXHIBITS
Exhibit A-1:         Form of Opinion Corporate Counsel to Commerce One
Exhibit A-2:         Form of Opinion of Delaware Counsel to Commerce One
Exhibit A-3:         Form of Opinion Corporate Counsel to Ford / GM
Exhibit A-4:         Form of Opinion of Delaware Counsel to Ford / GM
Exhibit B:           Form of Milestone Shares Escrow Agreement
Exhibit C:           Form of Merger Agreement
Exhibit D:           Form of Opinion of Tax Counsel to Commerce One

                              FORMATION AGREEMENT

    THIS FORMATION AGREEMENT (this "AGREEMENT") is entered into as of December 8 2000, by and among Commerce One, Inc., a Delaware corporation ("COMMERCE ONE"), Ford Motor Company, a Delaware corporation ("FORD"), General Motors Corporation, a Delaware corporation ("GM"), New Commerce One Holding, Inc., a Delaware corporation ("HOLDCO"), DaimlerChrysler AG (solely for the purposes of Section 11.3), a stock corporation (aktiengesellschaft) organized under the laws of the Federal Republic of Germany ("DC"), and (solely for the purposes of Sections 2.4, 11.2 and 11.9) Covisint, LLC, a Delaware limited liability company ("COVISINT").

    WHEREAS, Ford and GM each own 50% of the membership interests of CVX Holdco LLC, a Delaware limited liability company ("CVX LLC"), such membership interests being all the issued and outstanding membership interests of CVX LLC;

    WHEREAS, simultaneously with the execution and delivery hereof, Ford, GM, DC, Renault S.A., a company organized under the laws of France ("RENAULT") and Nissan Motor Corporation, a corporation organized under the laws of Japan ("NISSAN" and, together with Renault, "RN") have this day entered into the OEM Covisint Equity Agreement (as defined herein), pursuant to which Covisint has been organized for the Joint Venture Purposes (as defined in the Covisint Operating Agreement (as defined herein)).

    WHEREAS, in connection with the execution and delivery of the Joint Venture Agreements (as defined herein), the parties hereto wish to form Holdco and reorganize Commerce One as a wholly-owned subsidiary of Holdco (the "HOLDING COMPANY TRANSACTIONS") pursuant to a merger of a wholly-owned subsidiary of Holdco with and into Commerce One (the "MERGER") and the transfer of 100% of the membership interests in CVX LLC and, subject to the terms hereof, the Contributed Covisint Shares (as defined herein) to Holdco, all as more specifically set forth in this Agreement;

    WHEREAS, for income tax purposes, the parties intend that the transactions constituting the formation of Holdco, including the Merger, be treated as tax-free transfers under Section 351 of the Internal Revenue Code of 1986, as amended (the "CODE"); and, in the case of the Merger, as a tax-free reorganization under Section 368(a) of the Code; and

    WHEREAS, for income tax purposes, the parties intend that, if completed, the Alternative Transaction (as defined herein) constituting the transfer of the Holdco stock to Commerce One be treated as a tax-free reorganization under
Section 368(a) of the Code.

    NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

    1.1.  DEFINED TERMS.  As used in this Agreement:

    "ADJUSTMENT EVENT" shall have the meaning specified in Section 11.11.

    "AFFILIATE" means with respect to any Person, (i) any Person that directly or indirectly controls, is controlled by or is under common control with such Person or (ii) any director, officer, partner or employee of such Person or of any Person specified in clause (i) above, and the term "AFFILIATED WITH" has a correlative meaning; PROVIDED that, solely for purposes of this Agreement,
(a) Mazda and Ford shall not be deemed to be affiliates of each other until Mazda becomes a Subsidiary of Ford,

(b) Mitsubishi and DC shall not be deemed affiliates of each other until Mitsubishi becomes a Subsidiary of DC, (c) Nissan and Renault shall be deemed to be affiliates of each other until Nissan and Renault cease to be affiliates of each other, (d) Fiat and GM shall not be deemed to be affiliates of each other until Fiat becomes a Subsidiary of GM; Isuzu and GM shall not be deemed to be affiliates of each other until Isuzu becomes a Subsidiary of GM; Suzuki and GM shall not be deemed to be affiliates of each other until Suzuki becomes a Subsidiary of GM; and Fiat, Isuzu and Suzuki shall not be deemed affiliates of one or both of the others until the Persons in question become Subsidiaries of GM, (e) until RN's interest in RVI is disposed of, RVI and RN shall be deemed to be affiliates of each other; IRISBUS and RN shall not be deemed to be affiliates of each other until IRISBUS becomes a Subsidiary of either Renault or Nissan; Nissan Diesel and RN shall not be deemed to be affiliates of each other until Nissan Diesel becomes a Subsidiary of either Renault or Nissan; and RVI, IRISBUS and Nissan Diesel shall not be deemed affiliates of one or both of the others until the Persons in question become Subsidiaries of either Renault or Nissan, and (f) none of the OEM Members, Commerce One or Oracle shall be deemed an affiliate of the Company and the Company shall not be deemed an affiliate of any OEM Members, Commerce One or Oracle. Capitalized terms used in this definition of "AFFILIATE" but not defined in this Agreement shall have the meanings given to them in the Company Operating Agreement.

    "ALTERNATIVE TRANSACTION" shall have the meaning specified in Section 3.1.

    "BUSINESS DAY" shall mean a day other than a US Founding Partner Holiday, Saturday, Sunday, federal or State of Michigan holiday or other day on which commercial banks in Detroit, Michigan are authorized or required by law to close.

    "CLOSING DATE" shall mean either, as applicable, the Merger Effective Date or the date on which the Exchange Shares are issued to Ford and GM in the Alternative Transaction pursuant to Article III.

    "COMMERCE ONE COMMON STOCK" shall have the meaning specified in
Section 2.7.

    "COMMERCE ONE FINANCIAL STATEMENTS" shall have the meaning specified in
Section 5.7.

    "COMMERCE ONE SEC REPORTS" shall have the meaning specified in Section 5.7.

    "COMMERCE ONE STOCKHOLDER APPROVAL" shall have the meaning specified in
Section 5.2.

    "COMMERCE ONE STOCKHOLDERS MEETING" shall have the meaning specified in
Section 11.1.

    "CONTRIBUTED COVISINT SHARES" shall have the meaning specified in
Section 2.2.

    "COVISINT CLOSING" shall mean the closing of the transactions contemplated by the OEM Covisint Equity Agreement.

    "COVISINT OPERATING AGREEMENT" shall mean the Amended and Restated Limited Liability Company Operating Agreement of Covisint entered into by and among the initial members of Covisint on the date hereof.

    "DGCL" shall mean the Delaware General Corporation Law.

    "DOLLARS" or "$" shall mean United States Dollars.

    "DOJ" shall have the meaning specified in Section 11.6.

    "ENTITY" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

    "ESCROW AGENT" shall have the meaning specified in Section 2.3.

    "ESCROW SHARES" shall have the meaning specified in Section 2.3.

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "EXCHANGE SHARES" shall have the meaning specified in Section 3.1.

    "FIRST 1% COVISINT SHARES" shall mean that number of shares equal to the sum total of (a) half of the Ford Covisint Shares and (b) half of the GM Covisint Shares (each, as adjusted to reflect stock splits, dividends, combinations and other similar transactions), which shares shall be distributed pursuant to
Section 11.2(a) and shall be distinct and separate from the Second 1% Covisint Shares, and which shares, together with the Second 1% Covisint Shares, shall constitute all the Contributed Covisint Shares.

    "FORD CONTRIBUTION" shall have the meaning specified in Section 2.1.

    "FORD CONTROLLED ENTITY" shall have the meaning given that term in the Standstill Agreement.

    "FORD COVISINT SHARES" shall have the meaning given that term in
Section 2.1.

    "FORD MILESTONE SHARES" shall have the meaning specified in Section 2.3.

    "FORD SHARES" shall have the meaning given that term in Section 2.1.

    "FOUNDING MEMBERS" shall mean, collectively, DC, Ford and GM.

    "FTC" shall have the meaning specified in Section 11.6.

    "GAAP" shall mean U.S. generally accepted accounting principles applied on a basis consistent with the reporting practices and principles used by Commerce One from time to time in preparing its public filings under the Exchange Act.

    "GM CONTRIBUTION" shall have the meaning specified in Section 2.2.

    "GM CONTROLLED ENTITY" shall have the meaning given to that term in the Standstill Agreement.

    "GM COVISINT SHARES" shall have the meaning specified in Section 2.2.

    "GM MILESTONE SHARES" shall have the meaning specified in Section 2.3.

    "GM SHARES" shall have the meaning specified in Section 2.2.

    "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any Entity properly exercising executive, legislative, judicial, regulatory or administrative functions of government.

    "GUARANTY" shall mean the Guaranty Agreement, dated as of the date hereof, by DC, Ford, GM and RN on behalf of Covisint in favor of CVX LLC.

    "HOLDCO COMMON STOCK" shall have the meaning specified in Section 2.1.

    "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "IPO REGISTRATION STATEMENT" shall have the meaning specified in
Section 5.7.

    "JOINT VENTURE AGREEMENTS" shall have the meaning set forth in the Covisint Operating Agreement.

    "LLC TECHNOLOGY AGREEMENT" shall mean the LLC Technology Agreement, dated the date hereof, by and between CVX LLC and Covisint.

    "MATERIAL ADVERSE EFFECT" shall mean, with respect to Holdco, Commerce One, Ford or GM, any change, event or effect that is materially adverse to the business, financial condition, or results of operations of such company and its subsidiaries taken as a whole.

    "MERGERCO" shall have the meaning specified in Section 2.7.

    "MERGER AGREEMENT" shall have the meaning specified in Section 2.7.

    "MERGER EFFECTIVE DATE" shall have the meaning specified in Section 2.8.

    "MILESTONE SATISFACTION DATE" shall have the meaning specified in
Section 4.1.

    "MILESTONE SHARES" shall have the meaning specified in Section 2.3.

    "MILESTONE SHARES ESCROW AGREEMENT" shall have the meaning specified in
Section 2.3.

    "NEW FORD MILESTONE SHARES" shall have the meaning specified in
Section 3.1.

    "NEW GM MILESTONE SHARES" shall have the meaning specified in Section 3.1.

    "OEM COVISINT EQUITY AGREEMENT" shall mean the Contribution and Unit Holders Agreement, dated the date hereof, among Covisint, Ford, GM, DC, Renault and Nissan.

    "OTHER PROPERTY" shall have the meaning specified in Section 11.11.

    "PERSON" shall mean any individual, Entity or Governmental Authority.

    "PLANS" shall have the meaning specified in Section 5.4.

    "PROXY STATEMENT" shall have the meaning specified in Section 11.1.

    "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement dated the date hereof, by and between Ford and GM, on the one hand, and Holdco or Commerce One, as the case may be, on the other hand.

    "REGISTRATION STATEMENT" shall have the meaning specified in Section 11.1.

    "RELATED EQUITY AGREEMENTS" shall mean the Standstill Agreement, the Registration Rights Agreement, the Milestone Shares Escrow Agreement, the Merger Agreement and the assignment of Ford's and GM's interests in CVX LLC to Holdco.

    "REQUIREMENTS OF LAW" shall mean, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and all federal, state, local and foreign laws, rules and regulations, including, without limitation, securities, antitrust, communications, licensing, health, safety, labor and trade laws, rules and regulations, and all orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

    "RULE 144" shall have the meaning specified in Section 7.6.

    "SEC" shall mean the U.S. Securities and Exchange Commission.

    "SEC FILINGS" shall have the meaning specified in Section 11.9.

    "SECOND 1% COVISINT SHARES" shall mean that number of shares equal to the sum total of (a) half of the Ford Covisint Shares and (b) half of the GM Covisint Shares (each, as adjusted to reflect stock splits, dividends, combinations and other similar transactions), which shares shall be distributed pursuant to Section 11.2(b) and shall be distinct and separate from the First 1% Covisint Shares, and which shares, together with the First 1% Covisint Shares, shall constitute all the Contributed Covisint Escrow Shares.

    "SECTION 11. 11(A) ALTERNATIVE TRANSACTION CLOSING DATE" shall have the meaning specified in Section 3.1.

    "SECTION 11. 11(A) TRANSACTION" shall have the meaning specified in
Section 11.11(a).

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

    "SERVICES AGREEMENT" shall mean the Services Agreement, dated the date hereof, by and between Commerce One and CVX LLC.

    "SHARES" shall mean Units (as defined in the Covisint Operating Agreement) of Covisint, and any securities issued in respect thereof, or in substitution therefor, in connection with any split, dividend, spin-off or any combination, reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination, including but not limited to the conversion of Covisint into a corporation.

    "STANDSTILL AGREEMENT" shall mean the Standstill and Stock Restriction Agreement, dated the date hereof, by and among Commerce One, Holdco, Ford and GM.

    "TAXES" shall have the meaning specified in Section 11.13.

    "UNIT HOLDERS AGREEMENT" shall mean the Unit Holders Agreement, dated the date hereof, by and among Ford, GM, DC, Holdco, Commerce One and Covisint.

    "US FOUNDING PARTNER HOLIDAY" shall mean any day when at least two of the Founding Members are closed for business in the United States as a result of a holiday schedule agreed with its employees.

    1.2. OTHER DEFINITIONS. The following terms are defined in the Sections indicated:

TERM                                                             SECTION
----                                                          --------------
Adjustment Event............................................        11.11(b)
Alternative Transaction.....................................       3.1(a)(i)
Alternative Transaction Closing Date........................             3.4
Alternative Transaction Date................................          3.1(a)
Agreement...................................................        Preamble
Code........................................................        Recitals
Commerce One................................................        Preamble
Commerce One Common Stock...................................             2.7
Commerce One Financial Statements...........................          5.7(b)
Commerce One Holding........................................  11.13(b)(i)(a)
Commerce One Preferred Stock................................             5.4
Commerce One SEC Reports....................................          5.7(a)
Commerce One Stockholder Approval...........................             5.2
Commerce One Stockholders Meeting...........................         11.1(b)
Contributed Covisint Shares.................................             2.2
Covisint....................................................        Preamble
Covisint Shares Escrow......................................          2.4(a)
CVX LLC.....................................................        Recitals
DC..........................................................        Preamble
DOJ.........................................................         11.6(b)
Equity Rights...............................................             5.4
Escrow Agent................................................          2.3(a)
Escrow Shares...............................................          2.4(d)
Exchange Shares.............................................       3.1(a)(i)
Ford........................................................        Preamble
Ford Covisint Shares........................................             2.1
Ford Milestone Shares.......................................          2.3(a)
Ford Shares.................................................             2.1
FTC.........................................................         11.6(b)

TERM                                                             SECTION
----                                                          --------------
GM..........................................................        Preamble
GM Covisint Shares..........................................             2.2
GM Milestone Shares.........................................          2.3(b)
GM Shares...................................................             2.2
Governing Documents.........................................             9.2
Holdco......................................................        Preamble
Holdco Common Stock.........................................             2.1
Holding Company Transactions................................        Recitals
IPO Registration Statement..................................          5.7(a)
Merger......................................................        Recitals
Merger Agreement............................................             2.7
Merger Effective Date.......................................             2.8
Merger Effective Time.......................................             2.8
Mergerco....................................................             2.7
Milestone Satisfaction Date.................................             4.1
Milestone Shares............................................          2.3(b)
Milestone Shares Escrow Agreement...........................          2.3(a)
New Ford Milestone Shares...................................      3.1(a)(ii)
New GM Milestone Shares.....................................     3.1(a)(iii)
Nissan......................................................        Recitals
Other Property..............................................   11.11(b)(iii)
Plans.......................................................          5.4(a)
Proxy Statement.............................................         11.1(a)
Registration Statement......................................         11.1(a)
Renault.....................................................        Recitals
RN..........................................................        Recitals
Rule 144....................................................          7.6(e)
SEC Review Period...........................................      11.2(a)(i)
Section 11.11(a) Alternative Transaction Closing Date.......          3.1(b)
Section 11.11(a) Transaction................................        11.11(a)
Straddle Period.............................................  11.13(b)(i)(C)
Tax.........................................................   11.13(b)(iii)
Taxes.......................................................   11.13(b)(iii)
Tax Returns.................................................   11.13(b)(iii)

                                   ARTICLE II
                          HOLDING COMPANY TRANSACTIONS

    2.1. FORD CONTRIBUTION; FORD SHARES. Upon the execution and delivery of this Agreement, Holdco shall issue to Ford 14,400,000 shares (the "FORD SHARES") of its authorized common stock, par value $0.0001 per share ("HOLDCO COMMON STOCK"), in exchange for (i) 100% of the issued and outstanding interests in CVX LLC held by Ford; (ii) 100% of any dividends paid to Ford with respect to the Ford Milestone Shares (as defined herein) prior to the Milestone Satisfaction Date (as defined herein); and (iii) the transfer of 10,000 Shares held by Ford into the Covisint Shares Escrow in accordance with Sections 2.4 and 11.2 hereof (the "FORD COVISINT SHARES"). At the Covisint Closing, Ford shall receive from corporate counsel to Commerce One an opinion substantially in the form attached as Exhibit A-1 and from Delaware counsel to Commerce One an opinion substantially in the form attached as Exhibit A-2, each dated as of the date of the Covisint Closing, and Commerce One shall receive from corporate counsel to Ford an opinion substantially in the form attached as Exhibit A-3 and from

Delaware counsel to Ford an opinion substantially in the form attached as Exhibit A-4, each dated as of the date of the Covisint Closing.

    2.2. GM CONTRIBUTION; GM SHARES. Upon the execution and delivery of this Agreement, Holdco shall issue to GM 14,400,000 shares (the "GM SHARES") of Holdco Common Stock in exchange for (i) 100% of the issued and outstanding interests in CVX LLC held by GM; (ii) 100% of any dividends paid to GM with respect to the GM Milestone Shares (as defined herein) prior to the Milestone Satisfaction Date; and (iii) the transfer of 10,000 Shares held by GM into the Covisint Shares Escrow in accordance with Sections 2.4 and 11.2 hereof (the "GM COVISINT SHARES" and, together with the Ford Covisint Shares, the "CONTRIBUTED COVISINT SHARES"). At the Covisint Closing, GM shall receive from corporate counsel to Commerce One an opinion substantially in the form attached as Exhibit A-1 and from Delaware counsel to Commerce One an opinion substantially in the form attached as Exhibit A-2, each dated as of the date of the Covisint Closing, and Commerce One shall receive from corporate counsel to GM an opinion substantially in the form attached as Exhibit A-3 and from Delaware counsel to GM an opinion substantially in the form attached as Exhibit A-4, each dated as of the date of the Covisint Closing.

    2.3.  STATUS OF FORD SHARES AND GM SHARES.

        (a) Of the 14,400,000 Ford Shares, 7,200,000 shares shall be issued to Ford free and clear of all liens, encumbrances and restrictions, except as set forth in the Standstill Agreement and applicable federal securities laws, and 7,200,000 shares (the "FORD MILESTONE SHARES") shall be issued to Ford free and clear of all liens, encumbrances and restrictions, except
    (i) as set forth in applicable federal securities laws, (ii) as set forth in the Standstill Agreement and (iii) that the Ford Milestone Shares shall be subject to the Milestone Shares Escrow Agreement (as defined below). Upon issuance, the Ford Milestone Shares shall be deposited by Ford into an escrow account with U.S. Bank Trust, N.A., as escrow agent (the "ESCROW AGENT"), and held pursuant to the terms of a Milestone Shares Escrow Agreement in the form attached hereto as Exhibit B to be executed by Holdco, Commerce One, Ford, GM and the Escrow Agent (the "MILESTONE SHARES ESCROW AGREEMENT"), and released in accordance with Article IV.

        (b) Of the 14,400,000 GM Shares, 7,200,000 shares shall be issued to GM free and clear of all liens, encumbrances and restrictions, except as set forth in the Standstill Agreement and applicable federal securities laws, and 7,200,000 shares (the "GM MILESTONE SHARES" and, together with the Ford Milestone Shares, the "MILESTONE SHARES") shall be issued to GM free and clear of all liens, encumbrances and restrictions, except (i) as set forth in applicable federal securities laws, (ii) as set forth in the Standstill Agreement and (iii) that the GM Milestone Shares shall be subject to the Milestone Shares Escrow Agreement. Upon issuance, the GM Milestone Shares shall be deposited by GM into an escrow account with the Escrow Agent, and held pursuant to the terms of the Milestone Shares Escrow Agreement), and released in accordance with Article IV.

    2.4.  STATUS OF CONTRIBUTED COVISINT SHARES.

        (a) The Ford Covisint Shares to be transferred to Holdco shall be transferred to Holdco free and clear of all liens, encumbrances and restrictions, except (i) as set forth in the Unit Holders Agreement,
    (ii) as set forth in the Covisint Operating Agreement and (iii) as set forth in applicable federal securities laws; provided that the Ford Covisint Shares shall be held in escrow by Covisint (the "COVISINT SHARES ESCROW") until their release to Holdco or Ford, as applicable, pursuant to
    Section 11.2 hereto. Notwithstanding any provision of this Agreement to the contrary, Ford shall continue to be the owner of the Ford Covisint Shares for federal income tax purposes until the earlier of (i) the date on which such Shares are released to Holdco pursuant to Section 11.2, (ii) the Merger Effective Date, or (iii) the Alternative Transaction Closing Date. After such date, unless such Shares are released to Ford pursuant to
    Section 11.2, such Ford Covisint Shares shall be owned by Holdco for federal income tax purposes.

        (b) The GM Covisint Shares to be transferred to Holdco shall be transferred to Holdco free and clear of all liens, encumbrances and restrictions, except (i) as set forth in the Unit Holders Agreement,
    (ii) as set forth in the Covisint Operating Agreement and (iii) as set forth in applicable federal securities laws; provided that the GM Covisint Shares shall be held in the Covisint Shares Escrow until their release to Holdco or GM, as applicable, pursuant to Section 11.2 hereto. Notwithstanding any provision of this Agreement to the contrary, GM shall continue to be the owner of the GM Covisint Shares for federal income tax purposes until the earlier of (i) the date on which such Shares are released to Holdco pursuant to Section 11.2, (ii) the Merger Effective Date, or (iii) the Alternative Transaction Closing Date. After such date, unless such Shares are released to GM pursuant to Section 11.2, such GM Covisint Shares shall be owned by Holdco for federal income tax purposes.

        (c) Commerce One, Holdco, GM and Ford hereby appoint Covisint as escrow agent (the "ESCROW AGENT") to serve in such capacity in accordance with the terms and conditions set forth in this Agreement. Escrow Agent hereby accepts such appointment.

        (d) At the Covisint Closing, the Ford Covisint Shares and GM Covisint Shares (collectively, the "ESCROW SHARES") shall be delivered by Holdco to the Escrow Agent, to be held in escrow pursuant to the terms of this Agreement and pursuant to any other written instruction executed by each of GM, Ford, Holdco and Commerce One. Covisint, Holdco, GM and Ford shall execute any document reasonably necessary to indicate the possession and control of the Shares by the Escrow Agent, including any amendments to the charter documents, books and records of Covisint to reflect such possession and control.

        (e) The Escrow Agent hereby accepts and acknowledges receipt of the Escrow Shares. The Escrow Shares shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto, and shall be used solely for the purposes and subject to the conditions set forth in this Section 2.4 and Section 11.2.

        (f) The Escrow Agent shall hold and safeguard the Escrow Shares during the period in which the Escrow Shares are held in escrow, shall treat such shares as a trust fund in accordance with the terms of this Section 2.4 and shall hold the Escrow Shares only in accordance with the terms of this
    Section 2.4. If the Escrow Shares are certificated, the certificates shall be kept in a place of safekeeping at an office of the Escrow Agent or with a safe deposit company. The Escrow Agent shall release the Escrow Shares to Holdco or Ford and GM, as the case may be, pursuant to the terms of
    Section 11.2.

        (g) Any Shares issued or distributed by Covisint or any other entity with respect to any Escrow Shares (including Shares issued upon a split, dividend, spin-off or any combination, reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination, including but not limited to the conversion of Covisint into a corporation), the record date for which is prior to or of even date with the release from escrow of such Escrow Shares, shall be added to the Escrow Shares and become a part thereof. Any Shares so distributed shall be allocated pro rata to the First 1% Covisint Shares and the Second 1% Covisint Shares in the event both the First 1% Covisint Shares and the Second 1% Covisint Shares remain in escrow at the record date for such distribution. In the event that the First 1% Covisint Shares and the Second 1% Covisint Shares are to be released to Ford and GM pursuant to
    Section 11.2 hereof, any Shares so distributed shall be allocated pro rata among Ford and GM.

        (h) Any distribution of cash or property (including equity securities, other than as set forth in subparagraph (g) with respect to Shares), the record date for which is prior to or of even date with the release from Escrow of such Escrow Shares, shall be added to the Escrow Shares, and shall be held in Escrow pursuant to this Section 2.4, provided, however, that any Tax Distributions (as defined in Section 5.4(a) of the Covisint Operating Agreement) from Covisint shall be distributed to the person who is the owner of the Escrow Shares for federal income tax purposes during the period to which such Tax Distribution relates. All such distributions shall be allocated pro rata to the First 1% Covisint Shares and the Second 1% Covisint Shares in the event both the First 1% Covisint Shares and the Second 1% Covisint Shares remain in Escrow at the record date for such distribution. In the event that the First 1% Covisint Shares or the Second 1% Covisint Shares are to be released to Ford and GM pursuant to
    Section 11.2 hereof, any cash or property held in Escrow and allocable to the First 1% Covisint Shares or Second 1% Covisint Shares, as the case may be, so released shall be allocated pro rata among Ford and GM.

    2.5. FULLY PAID AND NON-ASSESSABLE. The shares of Holdco Common Stock to be issued pursuant to this Agreement have been duly authorized, and when issued to Ford and GM in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, free of any liens or encumbrances (other than those arising pursuant to this Agreement or the Related Equity Agreements or under the applicable securities laws) and not subject to any preemptive rights or rights of first refusal created by statute or the certificate of incorporation or bylaws of Holdco or any agreement to which Holdco is a party or is bound.

    2.6. RELATED EQUITY AGREEMENTS. The Ford Shares and the GM Shares shall be subject to the Standstill Agreement and the Registration Rights Agreement, each of which is being executed and delivered by the parties thereto on the date hereof. The Contributed Covisint Shares shall be subject to the terms of the Unit Holders Agreement, which is being executed by the parties thereto on the date hereof.

    2.7. THE MERGER. As soon as practicable following the date hereof, Holdco shall cause the formation of New C1 Merger Corporation, a newly incorporated Delaware corporation ("MERGERCO"). Holdco shall be the holder of all of the issued and outstanding common stock of Mergerco. As soon as practicable after the formation of Mergerco, Commerce One, Mergerco and Holdco shall enter into an agreement of merger and plan of reorganization in the form attached hereto as Exhibit C (the "MERGER AGREEMENT") providing for the Merger. In the Merger, Mergerco shall merge with and into Commerce One and Commerce One shall be the surviving corporation. Pursuant to the Merger, subject to Section 11.11, each issued and outstanding share of common stock, par value $0.0001, of Commerce One ("COMMERCE ONE COMMON STOCK") shall be converted into one share of Holdco Common Stock (subject to adjustment in the event of any stock split, subdivision or similar recapitalization of the Holdco Common Stock), and each issued and outstanding share of common stock of Mergerco shall be converted into one share of common stock of the surviving company. Holdco shall also assume the obligations of Commerce One under all options, warrants and employee compensation arrangements in effect upon the effectiveness of the Merger.

    2.8. MERGER CLOSING. The closing of the Merger shall take place at 10:00 a.m. on the date specified by the parties, which shall be no later than the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Article X, at the offices of Wilson Sonsini Goodrich & Rosati in Palo Alto, California. At the closing of the Merger, Commerce One, Holdco and Mergerco shall certify and file a Certificate of Merger in accordance with the applicable provisions of the DGCL. The Merger shall become effective on the date ("MERGER EFFECTIVE DATE") and at the time ("MERGER EFFECTIVE TIME") specified in the Merger Agreement. Unless otherwise agreed, the parties shall cause the Merger Effective Date to occur on the date of such closing.

                                  ARTICLE III
                            ALTERNATIVE TRANSACTION

    3.1.  ISSUANCE OF COMMERCE ONE COMMON STOCK.

        (a) In the event that the Merger has not been consummated by the date that is eleven calendar months from the date hereof (the "ALTERNATIVE TRANSACTION DATE"), or in the event that the stockholders of Commerce One do not approve the Merger at a meeting called for such purpose or an adjournment thereof as provided in Section 11.1 hereof, the obligations of Holdco, Commerce One and Mergerco to effect the Merger under Section 2.7 hereof shall terminate and upon such termination:

           (i) Subject to Section 11.11, Commerce One shall immediately issue to Ford and GM one (1) share of Commerce One Common Stock (subject to adjustment in the event of any stock split, subdivision or similar recapitalization of the Holdco Common Stock) in exchange for each share of Holdco Common Stock then held by Ford or GM (or by the Escrow Agent on their behalf), as the case may be (the "ALTERNATIVE TRANSACTION") (such shares of Commerce One Common Stock and/or Other Property, as the case may be, issued in the Alternative Transaction being referred to herein as the "EXCHANGE SHARES");

           (ii) Of the 14,400,000 (subject to adjustment pursuant to Section 11.11) Exchange Shares issued to Ford pursuant to this Section 3.1, 7,200,000 shares (subject to adjustment pursuant to Section 11.11) shall be issued to Ford free and clear of all liens, encumbrances and restrictions, except as set forth in the Standstill Agreement and applicable federal securities laws, and 7,200,000 shares (subject to adjustment pursuant to Section 11.11) ("NEW FORD MILESTONE SHARES") shall be issued to Ford free and clear of all liens, encumbrances and restrictions, except (i) as set forth in applicable federal securities laws, (ii) as set forth in the Standstill Agreement and (iii) that the New Ford Milestone Shares shall be subject to the Milestone Shares Escrow Agreement. Upon issuance, the New Ford Milestone Shares shall be delivered to the Escrow Agent in exchange for the Ford Milestone Shares and thereafter shall be held and released pursuant to the terms of
       Article IV and shall be the Milestone Shares for the purposes of this Agreement;

          (iii) Of the 14,400,000 (subject to adjustment pursuant to Section 11.11) Exchange Shares issued to GM pursuant to this Section 3.1, 7,200,000 shares (subject to adjustment pursuant to Section 11.11) shall be issued to GM free and clear of all liens, encumbrances and restrictions, except as set forth in the Standstill Agreement and applicable federal securities laws, and 7,200,000 shares (subject to adjustment pursuant to Section 11.11) of the Exchange Shares ("NEW GM MILESTONE SHARES") shall be issued to GM free and clear of all liens, encumbrances and restrictions, except (i) as set forth in applicable federal securities laws, (ii) as set forth in the Standstill Agreement and (iii) that the New GM Milestone Shares shall be subject to the Milestone Shares Escrow Agreement. Upon issuance, the New GM Milestone Shares shall be delivered to the Escrow Agent in exchange for the GM Milestone Shares and thereafter shall be held and released pursuant to the terms of Article IV and shall be the GM Milestone Shares for the purposes of this Agreement; and

           (iv) Neither Ford, DC nor GM shall have any obligation to pay any expenses pursuant to Section 11.3 hereof (whether the Alternative Transaction occurs pursuant to Section 3.1(a) or Section 3.1(b)).

        (b) If Commerce One enters into a Section 11.11(a) Transaction (as defined in Section 11.11) at any time prior to the earlier to occur of
    (i) the Merger Effective Date and (ii) the consummation of the Alternative Transaction pursuant to Section 3.1(a), Commerce One shall give written notice thereof to Ford and GM not less than twenty (20) calendar days prior to the record date for stockholders of Commerce One entitled to participate in such Section 11.11(a) Transaction, commencement or consummation of such
    Section 11.11(a) Transaction (whichever shall occur earliest). Ford and GM shall be entitled, at their option exercised by joint written notice to Commerce One, to require the Alternative Transaction to occur and, in such event, the Alternative Transaction shall occur immediately prior to such record date, commencement or consummation (the "SECTION 11.11(A) ALTERNATIVE TRANSACTION CLOSING DATE"), so that Ford and GM may participate as holders of Commerce One Common Stock in the
    Section 11.11(a) Transaction; PROVIDED, HOWEVER, in such event, the closing of the Alternative Transaction shall not be accelerated pursuant to this
    Section 3.1(b) if the Section 11.11(a) Transaction shall fail to occur.

    3.2. FULLY PAID AND NON-ASSESSABLE. The Exchange Shares to be issued pursuant to this Agreement have been duly authorized and reserved for issuance hereunder and if and when issued to Ford and GM in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, free of any liens or encumbrances (other than those arising pursuant to this Agreement and the Related Equity Agreements or under applicable securities laws) and not subject to any preemptive rights or rights of first refusal created by statute or the certificate of incorporation or bylaws of Commerce One or any agreement to which Commerce One is a party or is bound and will be authorized for listing on the Nasdaq Stock Market.

    3.3. RELATED EQUITY AGREEMENTS. The Exchange Shares shall be subject to the Standstill Agreement and the Registration Rights Agreement, each of which is being executed and delivered by the parties thereto on the date hereof.

    3.4. ALTERNATIVE TRANSACTION CLOSING. The closing of the Alternative Transaction shall take place at 10:00 a.m. at the offices of Wilson Sonsini Goodrich & Rosati in Palo Alto, California on the earliest to occur of (i) the Alternative Transaction Date, if the Merger has not occurred by such date,
(ii) the second Business Day following the Commerce One Stockholders Meeting (as defined in Section 11.1) including any adjournments thereof if the Commerce One stockholders fail to approve the Merger at such meeting, or (iii) the
Section 11.11(a) Alternative Transaction Closing Date (such date, the "ALTERNATIVE TRANSACTION CLOSING DATE"). At the closing of the Alternative Transaction, Commerce One shall issue to Ford and GM certificates duly executed by Commerce One representing the Exchange Shares, against delivery to Commerce One of certificates evidencing the Ford Shares and the GM Shares. The parties shall instruct the Escrow Agent to deliver certificates representing the Ford Milestone Shares and the GM Milestone Shares to Commerce One for exchange in accordance herewith and the certificates representing Exchange Shares that constitute Ford Milestone Shares and GM Milestone Shares shall be deposited with the Escrow Agent pursuant to the terms of the Milestone Shares Escrow Agreement.

                                   ARTICLE IV
                              THE MILESTONE SHARES

    4.1. MILESTONE SATISFACTION DATE. The "MILESTONE SATISFACTION DATE" shall be the earlier to occur of (i) the date which is 24 months from the date of the LLC Technology Agreement; PROVIDED that within the first 18 months of such period, Covisint has not terminated its "PROMOTIONAL COMMITMENT" or its "COMMITMENT TO USE" as provided in Section 2.6.1 of the LLC Technology Agreement and (ii) the date which is 42 months from the date of the LLC Technology Agreement.

    4.2. RELEASE OF MILESTONE SHARES. Upon the occurrence of the Milestone Satisfaction Date, the Milestone Shares shall be released by the Escrow Agent and delivered to Ford and GM in accordance with the terms of the Milestone Shares Escrow Agreement and Holdco or Commerce One, as the case may be, shall exchange the certificates representing the Milestone Shares for new certificates representing the Milestone Shares which do not contain the legend set forth in
Section 12.1(b).

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF COMMERCE ONE

    Commerce One hereby represents and warrants to each of Ford and GM as follows:

    5.1. ORGANIZATION, STANDING AND POWER. Commerce One is, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of

Delaware. Commerce One has, and on the Closing Date will have, the corporate power to own its properties and to carry on its business as now being conducted (or as being conducted on the Closing Date) and is, and on the Closing Date will be, duly qualified as a foreign corporation to do business and is, and on the Closing Date will be, in good standing in each jurisdiction in which the failure to be so qualified would (i) have a Material Adverse Effect on Commerce One, or
(ii) have a material adverse effect on the ability of Commerce One to consummate the transactions contemplated hereby. Attached hereto as Schedule 5.1 are true and correct copies of the certificate of incorporation and bylaws of Commerce One, and all registration rights agreements to which Commerce One is a party or is bound, each as amended to date.

    5.2. AUTHORITY; BINDING NATURE OF AGREEMENTS. Commerce One has all requisite corporate power and authority to enter into this Agreement and any Related Equity Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Equity Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Commerce One. No vote or approval of the stockholders of Commerce One is necessary in connection with the execution, delivery and performance by Commerce One of this Agreement or any Related Equity Agreements to which it is a party, except for the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Commerce One Common Stock (the "COMMERCE ONE STOCKHOLDER APPROVAL"). This Agreement and any Related Equity Agreements to which Commerce One is party have been duly executed and delivered by Commerce One and constitute the valid and binding obligations of Commerce One, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    5.3.  NON-CONTRAVENTION; CONSENTS.

        (a) Except as provided in Schedule 5.3 with respect to the effect of the Merger (if any) on the agreements to which Commerce One is a party specified therein, neither the execution and delivery by Commerce One, nor the consummation or performance by Commerce One of any of the transactions to be consummated or performed by it under this Agreement or any Related Equity Agreement, will directly or indirectly (with or without notice or lapse of time): (i) violate any provision of Commerce One's certificate of incorporation or bylaws, (ii) constitute or result in a breach or default by Commerce One, or give rise to a right of termination on the part of any other party, or result in the creation or imposition of any lien, claim or encumbrance on Commerce One's assets, under any agreement or instrument to which Commerce One or any of its subsidiaries is a party or by which Commerce One or any of its subsidiaries is bound, which breach, default, termination, lien, claim or encumbrance would have a Material Adverse Effect on Commerce One or would have a material adverse effect on the ability of Commerce One to perform its obligations under this Agreement or any of the Related Equity Agreements, or (iii) constitute a violation by Commerce One of any Requirement of Law.

        (b) Except for compliance with any applicable antitrust or competition laws, the Securities Act, the Exchange Act, the filing of a certificate of merger under the DGCL, the listing of the Commerce One Common Stock to be issued pursuant to Article III of this Agreement on The Nasdaq Stock Market and the Commerce One Stockholder Approval, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or other Person on the part of Commerce One or any of its subsidiaries is required in connection with the consummation of the transactions contemplated by this Agreement and the Related Equity Agreements.

        (c) Commerce One is not in violation of (i) any provision of its certificate of incorporation or bylaws, or (ii) any other agreement, contract, obligation or commitment which is material to Commerce One or its ability to perform its obligations under this Agreement or any of the Related Equity Agreements.

    5.4.  CAPITAL STRUCTURE.

        (a) As of October 31, 2000, the authorized capital stock of Commerce One consisted of 950,000,000 shares of Commerce One Common Stock of which 192,883,704 shares were issued and outstanding, and 50,000,000 shares of undesignated Preferred Stock, $0.0001 par value ("COMMERCE ONE PREFERRED STOCK"), none of which were issued or outstanding. All such shares of Commerce One Common Stock have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of October 31, 2000, Commerce One has authorized 74,552,484 shares of Commerce One Common Stock for issuance, pursuant to its incentive, nonqualified, employee, and director stock and option or stock purchase plans (the "PLANS"), 44,476,360 of which were issuable upon exercise of such outstanding stock options as of such date. In addition, 9,256,000 other shares of Commerce One Common Stock are issuable pursuant to stock options (other than those described above), warrants, rights, convertible or exchangeable securities or other agreements outstanding as of October 31, 2000. Except as set forth in this Section 5.4(a) or as contemplated by this Agreement, as of October 31, 2000, there are no other options, warrants, calls, rights, convertible or exchangeable securities, commitments or agreements of any character to which Commerce One is a party or by which it is bound obligating Commerce One to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Commerce One or any securities convertible into or exchangeable for capital stock of Commerce One or obligating Commerce One to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, including but not limited to any shareholder rights plan (collectively, "EQUITY RIGHTS"). As of the date hereof, there are no additional shares of Commerce One Common Stock, Commerce One Preferred Stock or other shares issuable pursuant to the Plans or Equity Rights that represent a material change to the foregoing, and, from October 31, 2000 until the date hereof, there has not been declared, effected or established a record date for, and neither Commerce One nor Holdco has entered into an agreement providing for, a Section 11(a) Transaction, an Adjustment Event or a shareholder rights plan.

    5.5. LITIGATION. As of the date hereof, there are no suits, actions, proceedings or investigations pending or, to the knowledge of Commerce One, threatened against Commerce One, which in any such case would materially adversely affect Commerce One's ability to perform its obligations under this Agreement or any Related Equity Agreement or have a Material Adverse Effect on Commerce One.

    5.6. BROKERS. Except with respect to Credit Suisse First Boston, whose fees and expenses will be paid by Commerce One, Commerce One has not granted or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive from Commerce One, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.

    5.7.  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Commerce One has timely and properly filed all forms, reports, prospectuses and documents required to be filed with the SEC (collectively, with the registration statement relating to the initial public offering of Commerce One Common Stock (the "IPO REGISTRATION STATEMENT"), the "COMMERCE ONE SEC REPORTS") and has made available true and correct copies thereof to each of Ford and GM. The Commerce One SEC Reports (i) at the time they were filed, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or with respect to the IPO Registration Statement, on its effective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Commerce One makes no representation or warranty whatsoever concerning the Commerce One SEC Reports as of any time other than the time they were filed or, in the case of the IPO Registration Statement, as of its effective date. None of Commerce One's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) (the "COMMERCE ONE FINANCIAL STATEMENTS") contained in the Commerce One SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Commerce One and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be, individually or in the aggregate, materially adverse to Commerce One and its subsidiaries taken as a whole.

        (c) There has been no material adverse change in the business financial condition, or results of operations of Commerce One since September 30, 2000.

    5.8. SECTION 203 APPROVAL. The Board of Directors of Commerce One has "APPROVED," for purposes of Section 203(a)(1) of the DGCL, (a) the acquisition pursuant hereto by Ford and GM of the Exchange Shares and (b) the acquisition by Ford and GM of any additional shares of Commerce One Common Stock up to the Standstill Limit (as defined in the Standstill Agreement, which Standstill Limit shall be applicable with respect to the approval described in this Section 5.8 irrespective of whether the Standstill Agreement is in effect at such time or at any time in the future), the acquisition by any Ford Controlled Entity or GM Controlled Entity of shares of Commerce One Common Stock up to the Standstill Limit (which Standstill Limit shall be applicable with respect to the approval described in this Section 5.8 irrespective of whether the Standstill Agreement is in effect at such time or at any time in the future), and all other transactions contemplated hereby or by the Standstill Agreement pursuant to which Ford, GM, any such Ford Controlled Entity or any such GM Controlled Entity becomes an "INTERESTED STOCKHOLDER" under Section 203 of the DGCL; and the Board of Directors of Commerce One, subject to the limitations of the preceding sentence, has taken all action necessary to render inapplicable the restrictions on business combinations contained in Section 203 of the DGCL or any applicable California business combination or control share statute, if any, to any business combination or similar transaction between Commerce One and Ford, GM, any such Ford Controlled Entity or any such GM Controlled Entity.

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES AS TO HOLDCO

    Commerce One and Holdco, jointly and severally, hereby represent and warrant to each of Ford and GM as follows:

    6.1. ORGANIZATION, STANDING AND POWER. Holdco is, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdco has, and on the Closing Date will have, the corporate power to own its properties and to carry on its business as now being conducted (or as being conducted on the Closing Date) and is, and on the Closing Date will be, duly qualified as a foreign corporation to do business and is, and on the Closing Date will be, in good standing in each jurisdiction in which the failure to be so qualified would (i) have a Material Adverse Effect on Holdco or (ii) have a material adverse effect on the ability of Holdco to consummate the transactions contemplated hereby. Attached hereto as Schedule 6.1 are true and correct copies of the certificate of incorporation and bylaws of Holdco, and all registration rights agreements to which Holdco is a party or is bound, each as amended to date.

    6.2. AUTHORITY; BINDING NATURE OF AGREEMENTS. Holdco has all requisite corporate power and authority to enter into this Agreement and any Related Equity Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Equity Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Holdco. No vote or approval of the stockholders of Holdco is necessary in connection with the execution, delivery and performance by Holdco of this Agreement or any Related Equity Agreements to which it is a party, except for the adoption of the Merger Agreement by the stockholders of Holdco, which action has been duly and validly taken. This Agreement and any Related Equity Agreements to which Holdco is party have been duly executed and delivered by Holdco and constitute the valid and binding obligations of Holdco, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    6.3.  NON-CONTRAVENTION; CONSENTS.

        (a) Neither the execution and delivery by Holdco, nor the consummation or performance by Holdco of any of the transactions to be consummated or performed by it under this Agreement or any Related Equity Agreements, will directly or indirectly (with or without notice or lapse of time):
    (i) violate any provision of Holdco's certificate of incorporation or bylaws, (ii) constitute or result in a breach or default by Holdco, or give rise to a right of termination on the part of any other party, or result in the creation or imposition of any lien, claim or encumbrance on Holdco's assets, under any agreement or instrument to which Holdco or any of its subsidiaries is a party or by which Holdco or any of its subsidiaries is bound, which breach, default, termination, lien, claim or encumbrance would have a Material Adverse Effect on Holdco or would have a material adverse effect on the ability of Holdco to perform its obligations under this Agreement or any of the Related Equity Agreements, or (iii) constitute a violation by Holdco of any Requirement of Law.

        (b) Except for compliance with any applicable antitrust or competition laws, the Securities Act, the Exchange Act, the filing of a certificate of merger under the DGCL, the listing of the Common Stock of Holdco on the Nasdaq Stock Market, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or other Person on the part of Holdco or any of its subsidiaries is required in connection with the consummation of the transactions contemplated by this Agreement and the Related Equity Agreements.

        (c) Holdco is not in violation of (i) any provision of its certificate of incorporation or bylaws or any registration rights agreement to which it is a party or is bound, or (ii) any other agreement, contract, obligation or commitment which is material to Holdco or its ability to perform its obligations under this Agreement or any of the Related Equity Agreements.

    6.4.  CAPITAL STRUCTURE.

        (a) As of the date hereof, the authorized capital stock of Holdco consisted of 30,000,000 shares of Holdco Common Stock of which no shares are issued and outstanding on the date hereof, except (A) the 14,400,000 shares being issued to Ford pursuant to this Agreement and (B) the 14,400,000 shares being issued to GM pursuant to this Agreement. All such shares of Holdco Common Stock have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by the holders thereof. Holdco has not reserved any shares of Holdco Common Stock for issuance pursuant to any of its Plans. Except as contemplated by this Agreement, as of the date hereof, (x) there are no options, warrants, calls, rights, convertible or exchangeable securities, commitments or agreements of any character to which Holdco is a party or by which it is bound obligating Holdco to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Holdco or any securities convertible into or exchangeable for capital stock of Holdco or obligating Holdco to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, including but not limited to any shareholder rights plan, and (y) no shares of Holdco Common Stock are issuable upon exercise of outstanding stock options, warrants, calls, rights, convertible or exchangeable securities, commitments or other agreements.

        (b) The shares of Holdco Common Stock to be issued pursuant to this Agreement have been duly authorized, and when issued to Ford and GM in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free of any liens or encumbrances (other than those arising pursuant to this Agreement or the Related Equity Agreements or under the federal securities laws) and not subject to any preemptive rights or rights of first refusal created by statute or the certificate of incorporation or bylaws of Holdco or any agreement to which Holdco is a party or is bound.

    6.5. LITIGATION. As of the date hereof, there are no suits, actions, proceedings or investigations pending or, to the knowledge of Holdco or Commerce One, threatened against Holdco, which in any such case would materially adversely affect Holdco's ability to perform its obligations under this Agreement or any Related Equity Agreement or have a Material Adverse Effect on Holdco.

    6.6. BROKERS. Holdco has not granted or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive from Holdco, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.

    6.7. SECTION 203 APPROVAL. The Board of Directors of Holdco has "APPROVED," for purposes of Section 203(a)(1) of the DGCL, (a) the acquisition pursuant hereto (i) by Ford of the Ford Shares and (ii) by GM of the GM Shares and (b) the acquisition by Ford and GM of any additional shares of Holdco Common Stock subject to the terms and conditions of the Standstill Agreement and only up to the Standstill Limit (as defined in the Standstill Agreement, which Standstill Limit shall be applicable with respect to the approval described in this Section 6.7 irrespective of whether the Standstill Agreement is in effect at such time or at any time in the future), the acquisition by any Ford Controlled Entity or any GM Controlled Entity of shares of Holdco Common Stock subject to the terms and conditions of the Standstill Agreement and only up to the Standstill Limit, (which Standstill Limit shall be applicable with respect to the approval described in this Section 6.7 irrespective of whether the Standstill Agreement is in effect at such time or at any time in the future), and all other transactions contemplated hereby or by the Standstill Agreement pursuant to which Ford, GM, any such Ford Controlled Entity or any such GM Controlled Entity becomes an "INTERESTED STOCKHOLDER" under Section 203 of the DGCL; and the Board of Directors of Holdco, subject to the limitations of the preceding sentence has taken all action necessary to render inapplicable the restrictions on business combinations contained in Section 203 of the DGCL or any applicable California business combination or control share statute, if any, to any business combination or similar transaction between Holdco and Ford, GM, any such Ford Controlled Entity or any such GM Controlled Entity.

    6.8. NO OPERATIONS. Holdco has not engaged in, and neither Holdco nor Mergerco will engage in, any operations or conduct any business or incur any liabilities or issue any securities prior to the Merger Effective Date, except in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VII
                     REPRESENTATIONS AND WARRANTIES OF FORD

    Ford hereby represents and warrants to each of Commerce One and GM as follows:

    7.1. ORGANIZATION AND GOOD STANDING. Ford is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Ford has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Ford to consummate the transactions contemplated hereby.

    7.2. AUTHORITY; BINDING NATURE OF AGREEMENTS. Ford has all requisite corporate power and authority to enter into this Agreement and any Related Equity Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Equity Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Ford. This Agreement and any Related Equity Agreements to which Ford is a party have been duly executed and delivered by Ford and constitute the valid and binding obligations of Ford, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    7.3.  NON-CONTRAVENTION; CONSENTS.

        (a) Neither the execution and delivery by Ford nor the consummation or performance by Ford of any of the transactions to be consummated or performed by it under this Agreement or the Related Equity Agreements, will directly or indirectly (with or without notice or lapse of time):
    (i) violate any provision of Ford's certificate of incorporation or bylaws, or (ii) constitute a violation by Ford of any Requirement of Law.

        (b) Except for compliance with the terms of Sections 13 and 16 of the Exchange Act (if required) and compliance with any applicable antitrust or competition laws, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of Ford is required in connection with the consummation of the transactions contemplated by this Agreement and the Related Equity Agreements.

        (c) Ford is not in violation of (i) any provision of its certificate of incorporation or bylaws, or (ii) any other agreement, contract, obligation or commitment which, in the case of either (i) or (ii), is material to the ability to perform its obligations under this Agreement or any of the Related Equity Agreements.

    7.4. LITIGATION. As of the date hereof, there are no suits, proceedings or investigations pending or, to the knowledge of Ford, threatened against Ford, which in any such case would materially adversely affect Ford's ability to perform its obligations under this Agreement or any Related Equity Agreement.

    7.5. BROKERS. Ford has not granted or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive from Ford, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.

    7.6.  INVESTMENT REPRESENTATIONS.

        (a) Ford understands that none of the Ford Shares has been and none of the Exchange Shares will be at the time of issuance registered under the Securities Act. Ford also understands that the Ford Shares are being, and the Exchange Shares will be, offered and issued pursuant to an exemption from registration contained in the Securities Act based in part upon Ford's representations contained in this Agreement, and that Commerce One is relying upon the truth and accuracy of Ford's representations, warranties, acknowledgements and understandings with respect to material facts set forth herein.

        (b) Ford is acquiring the Ford Shares and the Exchange Shares for Ford's own account for investment purposes only, and not with the current intention of making a public distribution thereof.

        (c) Ford has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Holdco and Commerce One so that it is capable of evaluating the merits and risks of its investment in Holdco and Commerce One and has the capacity to protect its own interests. Ford, by reason of its business or financial experience, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and the Related Equity Agreements. Ford is an "ACCREDITED INVESTOR" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

        (d) Ford acknowledges that the Ford Shares and the Exchange Shares may be required to be held indefinitely and that Ford must bear the economic risk of this investment indefinitely unless the Ford Shares or the Exchange Shares are subsequently registered under the Securities Act or an exemption from such registration is available. Ford understands that Holdco's and Commerce One's obligations to register the Ford Shares or the Exchange Shares are set forth in the Registration Rights Agreement. Ford also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Ford to transfer all or any portion of the Ford Shares or the Exchange Shares under the circumstances, in the amounts or at the times Ford might propose.

        (e) Ford has been advised or is aware of the provisions of Rule 144 under the Securities Act ("RULE 144"), which permit limited resale of shares acquired in a private placement subject to the satisfaction of certain conditions, including, among other things: (i) the availability of certain current public information about Holdco or Commerce One, (ii) the resale occurring not less than one year after a party has purchased and paid for, or otherwise acquired, the security to be sold, (iii) the sale being through an unsolicited "BROKER'S TRANSACTION" or in transactions directly with a market maker (as said term is defined under the Exchange Act) and (iv) the number of shares being sold during any three-month period not exceeding specified limitations.

        (f) Ford has not received any information regarding the transactions contemplated herein through any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

    7.7. DISCLOSURE. Ford has received copies of all of Commerce One's filings with the SEC that Ford has requested.

                                  ARTICLE VIII
                      REPRESENTATIONS AND WARRANTIES OF GM

    GM hereby represents and warrants to each of Commerce One and Ford as follows:

    8.1. ORGANIZATION AND GOOD STANDING. GM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GM has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of GM to consummate the transactions contemplated hereby.

    8.2. AUTHORITY; BINDING NATURE OF AGREEMENTS. GM has all requisite corporate power and authority to enter into this Agreement and any Related Equity Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Equity Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of GM. This Agreement and any Related Equity Agreements to which GM is a party have been duly executed and delivered by GM and constitute the valid and binding obligations of GM, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    8.3.  NON CONTRAVENTION; CONSENTS.

        (a) Neither the execution and delivery by GM nor the consummation or performance by GM of any of the transactions to be consummated or performed by it under this Agreement or the Related Equity Agreements, will directly or indirectly (with or without notice or lapse of time): (i) violate any provision of GM's certificate of incorporation or bylaws or (ii) constitute a violation by GM of any Requirement of Law.

        (b) Except for compliance with the terms of Sections 13 and 16 of the Exchange Act (if required) and compliance with any applicable antitrust or competition laws, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of GM is required in connection with the consummation of the transactions contemplated by this Agreement and the Related Equity Agreements.

        (c) GM is not in violation of (i) any provision of its certificate of incorporation or bylaws, or (ii) any other agreement, contract, obligation or commitment which, in the case of either (i) or (ii), is material to the ability to perform its obligations under this Agreement or any of the Related Equity Agreements.

    8.4. LITIGATION. As of the date hereof, there are no suits, proceedings or investigations pending or, to the knowledge of GM, threatened against GM, which in any such case would materially adversely affect GM's ability to perform its obligations under this Agreement or any Related Equity Agreement.

    8.5. BROKERS. GM has not granted or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive from GM, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.

    8.6.  INVESTMENT REPRESENTATIONS.

        (a) GM understands that none of the GM Shares has been and none of the Exchange Shares will be at the time of issuance registered under the Securities Act. GM also understands that the GM Shares are being and the Exchange Shares will be offered and issued pursuant to an exemption from registration contained in the Securities Act based in part upon GM's representations contained in this Agreement, and that Commerce One is relying upon the truth and accuracy of GM's representations, warranties, acknowledgements and understandings with respect to material facts set forth herein.

        (b) GM is acquiring the GM Shares and the Exchange Shares for GM's own account for investment purposes only, and not with the current intention of making a public distribution thereof.

        (c) GM has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Holdco and Commerce One so that it is capable of evaluating the merits and risks of its investment in Holdco and Commerce One and has the capacity to protect its own interests. GM by reason of its business or financial experience, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and the Related Equity Agreements. GM is an "ACCREDITED INVESTOR" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

        (d) GM acknowledges that the GM Shares and the Exchange Shares may be required to be held indefinitely and that GM must bear the economic risk of this investment indefinitely unless the GM Shares or the Exchange Shares are subsequently registered under the Securities Act or an exemption from such registration is available. GM understands that Holdco's and Commerce One's obligations to register the GM Shares or the Exchange Shares are set forth in the Registration Rights Agreement. GM also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow GM to transfer all or any portion of the GM Shares or the Exchange Shares under the circumstances, in the amounts or at the times GM might propose.

        (e) GM has been advised or is aware of the provisions of Rule 144, which permit limited resale of shares acquired in a private placement subject to the satisfaction of certain conditions, including, among other things:
    (i) the availability of certain current public information about Holdco or Commerce One, (ii) the resale occurring not less than one year after a party has purchased and paid for, or otherwise acquired, the security to be sold,
    (iii) the sale being through an unsolicited "BROKER'S TRANSACTION" or in transactions directly with a market maker (as said term is defined under the Exchange Act) and (iv) the number of shares being sold during any three-month period not exceeding specified limitations.

        (f) GM has not received any information regarding the transactions contemplated herein through any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

    8.7. DISCLOSURE. GM has received copies of all of Commerce One's filings with the SEC that GM has requested.

                                   ARTICLE IX
                  REPRESENTATIONS AND WARRANTIES AS TO CVX LLC

    Ford and GM hereby each represent and warrant to Commerce One, jointly and severally, as follows:

    9.1. ORGANIZATION AND GOOD STANDING. CVX LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. CVX LLC has the requisite power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on CVX LLC.

    9.2. CVX LLC GOVERNING DOCUMENTS. Attached as Schedule 9.2 are true and correct copies of CVX LLC's certificate of formation and limited liability company agreement (the "GOVERNING DOCUMENTS"), each as in effect on the date hereof. No action has been taken or is pending to amend the Governing Documents.

    9.3. STATUS OF INTERESTS. On the date hereof, all outstanding interests in CVX LLC are owned by Ford and GM, such interests are free and clear of all liens and encumbrances and such interests will be transferred to Holdco pursuant to the terms of this Agreement free and clear of all liens and encumbrances. CVX LLC does not own any equity interest or other interest in any other Entity.

    9.4. AGREEMENTS. CVX LLC is not a party to or subject to any agreement, and has not taken any action with respect to entering into any agreement, other than the LLC Technology Agreement, the Services Agreement, and the Guaranty.

    9.5. LITIGATION. As of the date hereof, there are no suits, proceedings or investigations pending or, to the knowledge of either Ford or GM, threatened against CVX LLC.

    9.6. BROKERS. CVX LLC has not granted or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive from CVX LLC, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.

    9.7. NO OPERATIONS. CVX LLC has not conducted any business, engaged in any operations, or incurred any liabilities prior to the date hereof, except for execution on the date hereof of the LLC Technology Agreement, the Services Agreement and the Guaranty.

                                   ARTICLE X
                             CONDITIONS TO CLOSING

    10.1.  GENERAL CONDITIONS.

        (a) The parties hereto agree that neither the Merger nor the Alternative Transaction shall occur, and each agrees to take all action within its control to cause them not to occur, unless no temporary restraining order, preliminary or permanent injunction, writ or other legally binding order issued by any court or governmental agency of competent jurisdiction exists directing that the transactions contemplated by this Agreement not be consummated in the manner provided for in this Agreement.

        (b) By proceeding on the Closing Date and consummating the Closing, each party shall be deemed conclusively to have accepted or waived fulfillment of all conditions set forth in this Article X and receipt of all deliverables specified in this Article X, unless written notice to the contrary is provided to the other party at such time.

    10.2. CONDITIONS TO COMMERCE ONE'S AND HOLDCO'S OBLIGATIONS TO CONSUMMATE THE MERGER. Commerce One's and Holdco's obligations to consummate the Merger are subject to the satisfaction of each of the following conditions (any of which may be waived by Commerce One, in whole or in part):

        (a) The Merger Agreement shall have been duly adopted by the stockholders of Commerce One.

        (b) The Nasdaq Stock Market shall have authorized for quotation the shares of Holdco Common Stock to be issued in the Merger at or prior to the Merger Effective Date.

        (c) The Registration Statement shall have become effective under the Securities Act and shall not be subject to any stop order proceedings by the SEC seeking a stop order.

        (d) Commerce One shall have received from counsel to Commerce One an opinion dated as of the Merger Effective Date to the effect that the Merger will qualify under the provisions of Section 351 of the Code and/or as a reorganization under Section 368(a) of the Code. Such opinion shall be substantially in the form attached as Exhibit D.

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                                   ARTICLE XI
                             ADDITIONAL AGREEMENTS

    11.1. PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; COMMERCE ONE STOCKHOLDERS MEETING; FORMATION PROGRESS PAYMENT.

        (a) Each of Commerce One and Holdco shall use their reasonable best efforts to prepare and file with the SEC a proxy statement under the Exchange Act (the "PROXY STATEMENT") and a registration statement under the Securities Act as may be required (collectively, with the Proxy Statement, the "REGISTRATION STATEMENT") in connection with the Merger in form and substance reasonably satisfactory to Holdco, Commerce One, Ford and GM as soon as practicable following the date of this Agreement. Each of Commerce One and Holdco shall promptly use their reasonable best efforts to
    (i) respond to any comments of the SEC, (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated under the Securities Act and (iii) and have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Commerce One and Holdco will notify each of Ford and GM promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply each of Ford and GM with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement. Commerce One shall afford each of Ford and GM the opportunity to participate in the SEC clearance process and any amendments or supplements to the Registration Statement and Proxy Statement shall be in form and substance reasonably satisfactory to Holdco, Commerce One, Ford and GM. The Registration Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, Commerce One and Holdco shall promptly inform each of Ford and GM of such occurrences and shall use commercially reasonable efforts to file with the SEC and/or mail to the stockholders of Commerce One such amendment or supplement. Commerce One and Holdco also shall take any reasonable action required to be taken under any applicable state securities or "BLUE SKY" laws in connection with the issuance of shares of Holdco pursuant to the Merger, and Commerce One and Holdco shall furnish all information concerning Commerce One and the holders of shares of Commerce One Common Stock and rights to acquire shares of Commerce One Common Stock as may be reasonably requested in connection with any such action.

        (b) Commerce One shall, as soon as practicable following the effectiveness of the Registration Statement duly call and give notice of a meeting of its stockholders (the "COMMERCE ONE STOCKHOLDERS MEETING") for the purpose of obtaining the Commerce One Stockholder Approval. Commerce One will use its reasonable best efforts to cause the Proxy Statement to be mailed to Commerce One's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Commerce One Stockholders Meeting shall not be called for the purpose of voting on any Section 11.11(a) Transaction.

        (c) Commerce One shall, through its Board of Directors, recommend to its stockholders that they adopt the Merger Agreement, and the Proxy Statement shall state that each director of Commerce One intends to vote all of the shares of Commerce One Common Stock owned by such director individually in favor of the adoption of the Merger Agreement. Commerce One shall and shall cause each officer of Commerce One to take such reasonable actions as Ford or GM may request in connection with the solicitation of proxies to vote in favor of the adoption of the Merger Agreement, including but not limited to,
    (i) the engagement of a proxy solicitor, (ii) proxy solicitation by officers of the Company in person, by letter or by telephone, (iii) a "ROAD SHOW" for institutional stockholders of the Company conducted by senior management of Commerce One

    (including, but not limited to, at least one of the two officers identified in Section I of Schedule 11.1(c) or both of the two officers identified in
    Section II of Schedule 11.1(c)) and (iv) meetings between Commerce One's senior management (including, but not limited to, the Chief Executive Officer of Commerce One or the President of Commerce One) and any members of senior management of GM and Ford to discuss additional means and strategies for encouraging Commerce One's stockholders to adopt the Merger Agreement. Ford and GM agree to reasonably assist Commerce One in taking any of the actions contemplated by clauses (i) through (iv) of the previous sentence in connection with the solicitation of proxies from Commerce One's stockholders to vote in favor of the adoption of the Merger Agreement.

        (d) Commerce One shall use its reasonable best efforts to hold the Commerce One Stockholders Meeting, on a day not earlier than twenty-one (21) days after, but not later than forty-five (45) days after, the date the Proxy Statement is mailed.

        (e) If on the date of the Commerce One Stockholders Meeting, Commerce One has not received a sufficient number of proxies in favor of the adoption of the Merger Agreement (but less than a majority of the outstanding shares of Commerce One Common Stock have voted against the adoption of the Merger Agreement), then Commerce One shall adjourn the Commerce One Stockholders Meeting until the first to occur of (i) the date twenty (20) days after the originally scheduled date of the Commerce One Stockholders Meeting or
    (ii) the date on which the requisite number of proxies in favor of the adoption of the Merger Agreement have been obtained or proxies have been received representing more than a majority of the outstanding shares of Commerce One Common Stock voting against the adoption of the Merger Agreement.

    11.2.  DELIVERY OF COVISINT SHARES TO HOLDCO.

        (a) The First 1% Covisint Shares shall be released from escrow by Covisint upon the following terms:

           (i) if Commerce One mails the Proxy Statement to its stockholders pursuant to Section 11.1 within six calendar months of the date hereof, Covisint shall immediately release the First 1% Covisint Shares to Holdco (PROVIDED, HOWEVER, that (A) if the SEC staff reviews the Registration Statement and (B)(1) Commerce One is using reasonable best efforts to resolve any comments of the SEC staff relating to the Registration Statement or the Merger and (2) if the aggregate number of days elapsed between each filing of the Registration Statement, or amendment thereto, and the receipt of comments thereon or the declaration of effectiveness thereof, as the case may be (such number of days, the "SEC REVIEW PERIOD") exceeds 45 days, then the six calendar month period shall be extended by such number of days as equals the number of days that the SEC Review Period exceeds 45 days);

           (ii) if the Commerce One Stockholder Approval is received within nine calendar months of the date hereof, Covisint shall release the First 1% Covisint Shares to Holdco (if such shares have not been previously released pursuant to clause (i) above) on the earlier to occur of the Merger Effective Date or the Alternative Transaction Date; and

          (iii) if the Commerce One Stockholder Approval is not obtained within nine calendar months of the date hereof, and if the First 1% Covisint Shares have not been released to Holdco pursuant to Section 11.2(a)(i), then (x) Covisint shall immediately release half of the Ford Covisint Shares (i.e., Ford's portion of the First 1% Covisint Shares) to Ford and
       (y) Covisint shall immediately release half of the GM Covisint Shares (i.e., GM's portion of the First 1% Covisint Shares) to GM; PROVIDED, HOWEVER, that if either Ford or GM has knowingly, and in bad faith, taken any action that delays the mailing of the Proxy Statement and such action is a significant cause of Commerce One's failure to mail the Proxy Statement to its stockholders within the time period specified in clause
       (i) above, then Covisint shall instead
       release the First 1% Covisint Shares to Holdco on the earlier to occur of the Merger Effective Date or the Alternative Transaction Date.

        (b) The Second 1% Covisint Shares shall be released from escrow by Covisint upon the following terms:

           (i) if (A) the Commerce One Stockholder Approval is obtained within nine calendar months from the date hereof and (B) Covisint has not terminated its "PROMOTIONAL COMMITMENT" or its "COMMITMENT TO USE" as provided in Section 2.6.1 of the LLC Technology Agreement within the first 12 calendar months from the date of the LLC Technology Agreement, then Covisint shall immediately release the Contributed Covisint Shares to Holdco on the expiration of such 12 calendar month period; and

           (ii) if the Commerce One Stockholder Approval is obtained within nine calendar months from the date hereof and (B) Covisint has terminated its "PROMOTIONAL COMMITMENT" or its "COMMITMENT TO USE" as provided in
       Section 2.6.1 of the LLC Technology Agreement within the first 12 calendar months from the date of the LLC Technology Agreement, then Covisint shall immediately release the Contributed Covisint Shares to Holdco on the expiration of 42 calendar months from the date of the LLC Technology Agreement.

          (iii) notwithstanding any provision in this Section 11.2(b) to the contrary, if the Commerce One Stockholder Approval is not obtained within nine calendar months from the date hereof, then (x) Covisint shall immediately release half of the Ford Covisint Shares (i.e., Ford's portion of the Second 1% Covisint Shares) to Ford and (y) Covisint shall immediately release half of the GM Covisint Shares (i.e., GM's portion of the Second 1% Covisint Shares) to GM; PROVIDED, HOWEVER, that if either Ford or GM has knowingly, and in bad faith, taken any action that materially impairs Commerce One's ability to obtain the Commerce One Stockholder Approval, then Covisint shall instead release the Second 1% Covisint Shares to Holdco on the earlier to occur of the Merger Effective Date or Alternative Transaction Date.

    11.3. COSTS OF HOLDING COMPANY TRANSACTIONS. Upon consummation of the Merger and the provision by Commerce One to Ford, GM and DC of reasonably detailed invoices and other documentation, which invoices and documentation need not include details of individual cost components, each of Ford, GM and DC shall promptly reimburse Holdco for one-third of the aggregate reasonable third-party out-of-pocket costs and expenses, up to a maximum amount of $416,666.67 for each of Ford, GM and DC, including but not limited to legal fees, accounting fees, SEC filing fees, Nasdaq Stock Market filing fees, and other third-party out-of-pocket expenses relating to the Holding Company Transactions, including SEC filings and no-action letter requests, contemplated by this Agreement. In the event that the obligations of Holdco, Commerce One and Mergerco to effect the Merger are terminated pursuant to Section 3.1 hereof, the obligations of Ford, GM and DC to make any payments under this Section shall be null and void.

    11.4.  TAX TREATMENT.

        (a) In the case of the Holding Company Transactions described in
    Section 2.1, (i) each of Commerce One, Holdco, Ford and GM shall use commercially reasonable efforts to obtain an opinion of counsel to Commerce One dated as of the Merger Effective Date substantially in the form of Exhibit D to the effect that the Merger will qualify under the provisions of
    Section 351 of the Code and as a reorganization under Section 368(a) of the Code, and (ii) each of the parties hereto shall (1) use commercially reasonable efforts to cause such transactions to qualify under Section 351 and to cause the Merger to qualify under Section 368(a) of the Code,
    (2) file all tax returns and reports (and shall cooperate with each other in connection with such filings) in a manner that treats such transactions as qualifying under Section 351 of the Code (and shall file all tax returns and reports in a manner that treats the Merger as qualifying under
    Section 368(a) of
    the Code), and (3) use its commercially reasonable efforts to maintain the
    Section 351 and Section 368(a) qualification in all proceedings involving any tax authority. If, in any audit or similar proceeding involving any of the parties, any tax authority challenges or otherwise questions the
    Section 351 and Section 368(a) qualification, such party shall promptly inform the others, and all parties hereto shall cooperate in an effort to maintain the Section 351 and Section 368(a) qualification.

        (b) In the case of the Alternative Transaction described in
    Section 3.1, each of the parties hereto shall (i) use commercially reasonable efforts to cause such transaction to qualify as a reorganization under Section 368(a) of the Code, (ii) file all tax returns and reports (and shall cooperate with each other in connection with such filings) in a manner that treats such transaction as so qualifying, and (iii) use its commercially reasonable efforts to maintain such qualification in all proceedings involving any tax authority. If, in any audit or similar proceeding involving any of the parties, any tax authority challenges or otherwise questions such qualification, such party shall promptly inform the others, and all parties hereto shall cooperate in an effort to maintain such qualification.

    11.5. QUOTATION DATE. Prior to the Merger Effective Date, Holdco shall use commercially reasonable efforts to have the Nasdaq Stock Market authorize for quotation, at or prior to the Merger Effective Date, the shares of Holdco Common Stock to be issued in the Merger and the GM Shares. In the event that the Merger is not consummated, Commerce One shall use commercially reasonable efforts to have The Nasdaq Stock Market authorize for quotation, at or prior to the Alternative Transaction Closing Date, the Exchange Shares to be issued pursuant to the Alternative Transaction.

    11.6.  FILINGS AND CONSENTS.

        (a) Each party hereto will cooperate with each other party with respect to obtaining, as promptly as practicable, and in any event prior to the Closing, all necessary consents, approvals, authorizations and agreements of, and the giving of all notices and making of all other filings with, any third parties, including Governmental Authorities, necessary to authorize, approve or permit the transactions contemplated by this Agreement and the Related Equity Agreements.

        (b) To the extent not filed prior to the date hereof and to the extent required, as soon as practicable after the execution of this Agreement, Holdco, Commerce One, Ford and GM each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable notification forms required by the merger notification or control laws and regulations of any other jurisdiction as may be necessary or desirable to consummate the transactions contemplated hereby. Holdco, Commerce One, Ford and GM each shall promptly (i) supply the other with any information which may be required in order to effectuate such filings and (ii) supply any additional information which reasonably may be required by the FTC, the DOJ or the applicable competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. The parties agree to request and take such other action as shall be necessary to obtain early termination of the HSR Act waiting period; PROVIDED that this sentence shall apply only to the transactions contemplated by this Agreement and the Related Equity Agreements, and PROVIDED, FURTHER, that none of Commerce One, Holdco, Ford or GM shall be required to agree to any divestiture by such entity or any of their respective subsidiaries or Affiliates of shares of capital stock or of any business, assets or property of such entity or their respective subsidiaries or Affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    11.7. COVENANT TO SATISFY CONDITIONS. Each party agrees to use all reasonable efforts to ensure that the conditions to the other party's obligations hereunder set forth in Article X, insofar as such matters are within the control of such party, are satisfied as promptly as practicable.

    11.8. FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments, documents or other writings as may be reasonably requested by any other party in order to confirm and carry out and to effectuate fully the intent and purposes of this Agreement. In furtherance and not in limitation of the foregoing, Holdco, Commerce One, Ford and GM shall cooperate and use commercially reasonable efforts to cause the rights and obligations of CVX LLC under the LLC Technology Agreement to inure to Commerce One and Holdco, as appropriate, as the direct or indirect owner of CVX LLC.

    11.9.  CONTROL AND OPERATING OF CVX LLC.

        (a) Prior to the Merger Effective Time or the closing of the Alternative Transaction, as applicable, without the prior written consent of Commerce One, each of Ford, GM and Holdco shall not, and the parties hereto shall not permit Holdco to, directly or indirectly, (i) dispose of, or cause or permit CVX LLC to issue any equity interest in CVX LLC, (ii) cause or permit any Person other than Commerce One, Holdco or their wholly owned subsidiaries to beneficially own any equity interest in CVX LLC or have any right to manage or control CVX LLC, (iii) cause or permit CVX LLC to engage in any operations or conduct any business, except for the performance of its obligations under the terms of the LLC Technology Agreement, the Services Agreement and the Guaranty, or (iv) cause or permit Holdco to amend its certificate of incorporation or by-laws.

        (b) From and after the Merger Effective Time or the closing of the Alternative Transaction, as applicable, without the prior written consent of Ford and GM, neither Commerce One nor Holdco (nor any of their permitted successors or assigns) shall, directly or indirectly, (i) dispose of, or permit CVX LLC to issue, any equity interest in CVX LLC, (ii) permit any Person other than Commerce One, Holdco or their wholly owned subsidiaries to beneficially own any equity interest in CVX LLC or have any right to manage or control CVX LLC, or (iii) permit CVX LLC to engage in any operations or conduct any business, except for the performance of its obligations under the terms of the LLC Technology Agreement, the Services Agreement and the Guaranty.

        (c) From and after the Merger Effective Time or the closing of the Alternative Transaction, as applicable, Holdco and Commerce One shall cause CVX LLC to timely comply in full with each and every agreement, covenant and obligation of CVX LLC under the LLC Technology Agreement to the same extent as if Holdco or Commerce One, as applicable, were the obligor thereunder, it being understood that Holdco and Commerce One's obligation hereunder is a guaranty of performance by CVX LLC of its obligations under the LLC Technology Agreement (subject in all cases to the terms and conditions of the LLC Technology Agreement and all the exhibits thereto as if Holdco and Commerce One stood in the stead of CVX LLC thereunder). This paragraph
    (c) shall be for the benefit of, and enforceable by, Covisint, and is not for the benefit of, and shall not be enforceable by, either Ford or GM.

        (d) Prior to the Alternative Transaction Date, neither Ford nor GM shall remove, or cause to be removed, the directors of Holdco. Ford and GM agree to vote their shares of Holdco Common Stock in favor of the adoption of forms of a certificate of incorporation and bylaws of Holdco requested by Commerce One, PROVIDED that such certificate of incorporation and such bylaws shall only become effective immediately prior to or at the Merger Effective Time.

    11.10. SHAREHOLDER RIGHTS PLAN. In the event that Holdco or Commerce One adopts or has in effect a shareholder rights plan (commonly known as a "POISON PILL"), each of Ford, GM, any Ford Controlled Entity and any GM Controlled Entity shall be excepted from the operation of such plan, subject to the terms and conditions of the Standstill Agreement and only to the extent of the Standstill

Limit, irrespective of whether the Standstill Agreement is in effect at such time or any time in the future.

    11.11.  CERTAIN EVENTS.

        (a) For the purposes of this Agreement, "SECTION 11.11(A) TRANSACTION" shall mean any merger, consolidation, sale of substantially all assets, recapitalization, reorganization, share exchange, dissolution or other transaction by Commerce One (regardless of the manner in which effected), in each case as a result of which shares of Commerce One Common Stock are converted into the right, or the holders thereof are otherwise entitled, to receive stock, securities or other property, including cash or any combination thereof (other than the Merger and the Alternative Transaction).

        (b) Until after the earlier to occur of the Merger Effective Date or the consummation of the Alternative Transaction described in Section 3.1 hereof, if Commerce One engages in or establishes a record date with respect to any of the following events (each, an "ADJUSTMENT EVENT"):

           (i) a subdivision (by stock split, stock dividend, recapitalization or otherwise) of shares of Commerce One Common Stock or the declaration of a dividend or other distribution with respect to Commerce One Common Stock in shares of Commerce One Common Stock;

           (ii) a combination (by reverse stock split or otherwise) of the outstanding shares of Commerce One Common Stock; or

          (iii) a reclassification, exchange, substitution, recapitalization, reorganization, merger, consolidation, sale of substantially all of its assets, share exchange, dissolution or other transaction (regardless of the manner in which effected), in each case as a result of which shares of Commerce One Common Stock are converted into the right, or the holders thereof are otherwise entitled, to receive stock, securities or other property, including cash or any combination thereof (other than the Merger and the Alternative Transaction) ("OTHER PROPERTY"),

        then, in each such case, the terms of the Merger or Alternative Transaction shall be adjusted, and the agreement, resolution or other instrument for any such transaction shall contain provisions reasonably satisfactory to Ford and GM, to provide that (1) each of Ford and GM shall be entitled to receive, upon the consummation of the Merger or the Alternative Transaction, as the case may be, that number of shares of Holdco Common Stock or Commerce One Common Stock (or Other Property), as the case may be, that Ford or GM, as the case may be, would have received if the Merger or Alternative Transaction had occurred immediately prior to the occurrence of the Adjustment Event and (2) each of Holdco and Commerce One shall take all necessary action to give effect to the provisions of this Section (including, in the case of Holdco, a corresponding subdivision, combination or reclassification of its shares of capital stock, as applicable). The adjustments contemplated by this Section 11.11(b) shall be made successively whenever any Adjustment Event shall occur. In the event of any reclassification of shares of Commerce One Common Stock or Holdco Common Stock, all references herein to Commerce One Common Stock or Holdco Common Stock, respectively, shall mean and refer (except where the context otherwise requires) to such capital stock as so reclassified.

        (c) Until after the earliest to occur of the Merger Effective Date or the consummation of the Alternative Transaction described in Section 3.1 hereof, Holdco shall not (i) engage in or establish a record date with respect to (A) any of the types of events described in Section 11.11(b), except as shall be necessary to give effect to the provisions of Section 11.11(b), or (B) any merger, consolidation, sale of substantially all of its assets, recapitalization or reorganization (other than the Merger), or (ii) issue any shares of its capital stock (except in the Merger or as shall be necessary to give effect to the provisions of Section 11.11(b)).

        (d) Holdco and Commerce One shall at all times reserve and keep available out of authorized but unissued shares of their Common Stock, solely for the purpose of meeting their respective obligations under this Agreement, a sufficient number of shares of their Common Stock to meet their respective obligations under this Agreement. If at any time the number of authorized but unissued shares of Common Stock of Holdco or Commerce One shall not be sufficient to meet the obligations of Holdco or Commerce One under this Agreement, in addition to such other remedies as shall be available to Ford or GM, each of Holdco or Commerce One, as applicable, shall use its reasonable best efforts to take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

        (e) If any event occurs of the type contemplated by the provisions of this Section 11.11 but not expressly provided for by such provisions, there shall be an appropriate adjustment in the number of shares of Holdco Common Stock or Commerce One Common Stock, as the case may be, issuable to each of Ford and GM so that following the consummation of the Merger or the Alternative Transaction, as the case may be, each of Ford and GM shall hold the number of shares of capital stock necessary to preserve for each of them the economic benefits contemplated by this Agreement and the Related Equity Agreements.

        (f) Commerce One and Holdco shall give to each of Ford and GM prompt written notice of any of the transactions or events described in this
    Section 11.11.

    11.12. SUCCESSION. As soon as practicable after the date hereof, Commerce One shall seek a no-action letter from the SEC with respect to the status of Holdco as a successor of Commerce One for purposes of the use of Form S-3 and applicable holding periods under Rule 144 and any other similar matter. Each of Ford and GM shall cooperate and assist Commerce One with respect to the filing of the no-action letter request. In the event that the SEC does not issue a no-action letter in form and substance reasonably satisfactory to Commerce One to permit Holdco to use Form S-3 for a securities offering for which such form would be appropriate under the applicable rules of the SEC, Ford and GM shall each reimburse Commerce One for one-half of the additional third-party out-of-pocket costs, including but not limited to legal fees, accounting fees, and other third-party out-of-pocket expenses incurred by Commerce One in preparing and filing one or more registration statements on Form S-1 during the one year period following the Merger Effective Date, in each instance where Form S-3 would otherwise be available for the proposed securities sale but for the failure of the SEC to issue a favorable no-action letter relating to the right of Holdco as successor to Commerce One to use Form S-3.

    11.13.  INDEMNIFICATION.

        (a) GENERAL. Each of Ford and GM hereby agree to indemnify and hold harmless Holdco and Commerce One for any and all liability, cost or expense of Holdco or CVX LLC, including reasonable attorney's fees, arising prior to the Closing Date and to the extent arising by reason of CVX LLC having been a direct or indirect subsidiary of Ford and/or GM prior to the Closing Date, other than tax matters.

        (b) TAX MATTERS.

           (i) LIABILITY FOR TAXES.

               (A) Except as provided in the LLC Technology Agreement, Holdco and CVX LLC each shall be liable for and shall indemnify each of Ford and GM against all Taxes imposed on Holdco (but not including Taxes attributable to Commerce One Holding, Inc. ("COMMERCE ONE HOLDING") for any taxable year or period that ends on or before the Closing Date. In the case of any Taxes determined on a combined basis with Ford and GM, the amount of Taxes imposed on Holdco and CVX LLC or any subsidiary of Holdco shall be determined as if Holdco or any subsidiary of Holdco were filing tax returns on a standalone basis (e.g. not as part of the Ford and/or GM combined groups) except that (1) for income tax purposes the maximum marginal rate of tax on taxable income shall be used and (2) no alternative minimum tax shall be taken into account.

               (B) Ford and GM shall be liable for their respective share of, and shall indemnify Holdco and Commerce One against, all Taxes for any taxable year that ends on or before the Closing Date imposed on Holdco or any subsidiary of Holdco arising under any provision of state or foreign law similar to Treasury Regulation Section 1.1502-6 other than Taxes imposed by reason of being a member of a consolidated group of which Holdco is the common parent and GM shall be liable for, and indemnify Holdco and Commerce One against, any Taxes attributable to the activities or operations of Commerce One Holding.

               (C) For purposes of paragraphs (i)(A) and (i)(B) of this
           Section 11.13(b), whenever it is necessary to determine the liability for Taxes for a portion of any period beginning before and ending after the Closing Date (a "STRADDLE PERIOD"), the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two taxable years or periods on a "CLOSING OF THE BOOKS BASIS" by assuming that the books of the CVX LLC, Holdco or any subsidiary of Holdco were closed at the close of the Closing Date; PROVIDED, HOWEVER, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

           (ii) TAX RETURNS; REMITTANCE OF TAX. With respect to all Tax Returns that are required to be filed by or with respect to CVX LLC, Holdco and any subsidiary of Holdco for taxable years or periods ending on or before the Closing Date, Ford and GM shall (A) file or cause to be filed all such Tax Returns when due and (B) cause Holdco or CVX LLC to remit out of its funds any Taxes which are the obligation of Holdco or CVX LLC under this Agreement due in respect of such Tax Returns. Holdco (if the Merger takes place) or Commerce One (if the Alternative Transaction takes place) shall file or cause to be filed when due all Tax Returns of CVX LLC and Holdco not required to be filed by Ford and GM.

           (iii) TAXES, ETC. For purpose of this Section, (A) "TAXES" means all Federal, state, local, foreign and other income, minimum, alternative minimum, gross receipts sales, use, ad valorem, employment, withholding, goods and services, value added, transfer, single-business or other taxes, customs duties or tariffs, fees, assessments or charges of any kind, together with any interest and any additions to tax, penalties and similar amounts with respect thereto; (B) "TAX" means any one of the foregoing Taxes; and (C) "TAX RETURNS" means all returns, reports, information returns, information statements, schedules and any other forms and information required to be filed or submitted with the United States Internal Revenue Service or any state, local, foreign or other tax authority or to be provided to any person under applicable law (including statues, regulations, rulings, or other administrative authorities, agreements or other applicable requirements) pertaining to Taxes.

                                  ARTICLE XII
                                 MISCELLANEOUS

    12.1.  LEGENDS; STOP TRANSFER ORDERS.

        (a) All certificates representing the shares issued to Ford and GM hereunder shall bear the following legends:

           (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER MAY REQUIRE AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT A PROPOSED TRANSFER OR SALE IS IN COMPLIANCE WITH THE ACT.".

           (ii) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS PURSUANT TO SECTION 2 OF THAT CERTAIN STANDSTILL AND STOCK RESTRICTION AGREEMENT, DATED DECEMBER 8, 2000, BY AND AMONG NEW COMMERCE ONE HOLDING, INC., COMMERCE ONE, INC., FORD MOTOR COMPANY AND GENERAL MOTORS CORPORATION.".

          (iii) ANY LEGEND REQUIRED BY THE BLUE SKY OR SECURITIES LAWS OF ANY STATE OR JURISDICTION TO THE EXTENT SUCH LAWS ARE APPLICABLE TO THE SHARES REPRESENTED BY THE CERTIFICATE SO LEGENDED AND ANY LEGEND REQUIRED BY THE STANDSTILL AGREEMENT.

        (b) The certificates representing the Milestone Shares shall bear the following additional legend:

           "THE SHARES TO WHICH THIS CERTIFICATE RELATES ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN MILESTONE SHARES ESCROW AGREEMENT DATED DECEMBER 8, 2000 BY AND AMONG NEW COMMERCE ONE, INC., COMMERCE ONE, INC., FORD MOTOR COMPANY, GENERAL MOTORS CORPORATION AND U.S. BANK TRUST NATIONAL ASSOCIATION.".

        (c) The certificates representing the shares issued to Ford and GM hereunder will be subject to a stop transfer order with Commerce One's or Holdco's, as applicable, transfer agent that restricts the transfer of such shares except in compliance with this Agreement and the Standstill Agreement.

        (d) Upon request of Ford or GM, as applicable at any time when any of the shares issued to Ford and GM hereunder are no longer subject to the restrictions set forth in any of the legends described in Section 12.1(a), Commerce One or Holdco, as applicable, shall, and shall cause its transfer agent to, remove such restrictive legends from the certificates representing such shares and to cancel the stop orders referred to in
    Section 12.1(c) with respect to such shares.

    12.2.  INTERPRETATION.

        (a) The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

        (b) Each party hereto acknowledges that it has been represented by competent counsel and participated in the drafting of this Agreement, and agrees that any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

        (c) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section of, Exhibit to or Schedule to this Agreement unless otherwise indicated.

    12.3. FEES AND EXPENSES. Each party shall be solely responsible for the payment of the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, except to the extent expressly set forth in this Agreement. Without limiting the generality of the foregoing, (i) Ford shall pay all stamp and other taxes payable under Michigan law, if any, which may be payable in respect of the issuance and delivery to Ford of Holdco Common Stock or Commerce One Common Stock pursuant to the terms of this Agreement and shall save Holdco or Commerce One, as applicable, harmless against any loss or liability resulting from non-payment or delay in the payment of any such tax; (ii) GM shall pay all stamp and other taxes payable under Michigan law, if any, which may be payable in respect of the issuance and delivery to GM of Holdco Common Stock or Commerce One Common Stock pursuant to the terms of this Agreement and shall save Holdco Commerce One, as applicable, harmless against any loss or liability resulting from non-payment or delay in the payment of any such tax; and (iii) Commerce One shall pay all stamp and other taxes payable under California and Delaware law, if any, which may be payable in respect of the issuance and delivery to Commerce One of Holdco Common Stock or Commerce One Common Stock pursuant to the terms of this Agreement and shall save Ford and GM, as applicable, harmless against any loss or liability resulting from non-payment or delay in the payment of any such tax.

    12.4.  GOVERNING LAW; MEDIATION; JURISDICTION AND VENUE.

        (a) This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

        (b) If a dispute arises among the parties relating to this Agreement, the procedures set forth in Article II of the LLC Technology Agreement shall be implemented before a party pursues other available remedies, except that a party may seek injunctive relief from a court where appropriate in order to maintain the status quo while such procedure is being followed.

        (c) Each party hereto (other than DC, but without prejudice to such court's ability to exercise jurisdiction over DC and without any acknowledgement by any other party that such court would lack jurisdiction over DC) agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Wayne County, Michigan. Subject to the preceding sentence, each party hereto:

           (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Wayne County, Michigan (and each appellate court located in the State of Michigan) in connection with any such legal proceeding, including to enforce any settlement, order or award (except in the case of DC, as noted above);

           (ii) agrees that each state and federal court located in Wayne County, Michigan shall be deemed to be a convenient forum;

          (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Wayne County, Michigan, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

           (iv) agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the state and federal courts located in Wayne County, Michigan and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Michigan or any other jurisdiction.

        (d) In the event of any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys' fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to jurisdiction before any state or federal court located in Wayne County, Michigan.

    12.5. SPECIFIC ENFORCEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate.

    12.6. NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and are not for the benefit of, nor may any provision hereof or thereof be enforced by, any other Person.

    12.7. ENTIRE AGREEMENT. This Agreement, the Related Equity Agreements, the Unit Holders Agreement, the Covisint Operating Agreement, LLC Technology Agreement, Services Agreement, the Guaranty and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

    12.8. SEVERABILITY. The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

    12.9.  AMENDMENT AND WAIVER.

        (a) This Agreement may be modified only pursuant to a writing executed by authorized representatives of each of Ford, GM, Holdco and Commerce One. The parties to this Agreement expressly agree that all amendments to this Agreement must be signed by a Vice President or higher-level officer of such party in order to be effective and enforceable against such party. The parties expressly disclaim the right to claim the enforceability or effectiveness of (i) any amendments to this Agreement that are not executed by a Vice President or higher-level officer of the other parties, (ii) any oral modifications to this Agreement, and (iii) any other amendments that are based on course of dealing, waiver, reliance, estoppel or other similar legal theory. The parties expressly disclaim the right to enforce any rule of law that is contrary to the terms of this Section 12.9(a).

        (b) No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

    12.10. SUCCESSORS AND ASSIGNS. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that (a) Ford may, without the prior written approval of Commerce One or Holdco, assign this Agreement and each of its rights hereunder, in whole or in part, to any Person to which Ford would then be entitled to transfer the Ford Shares under the Standstill Agreement and (b) GM may, without the prior written approval of Commerce One or Holdco, assign this Agreement and each of its rights hereunder, in whole or in part, to any Person to which GM would then be entitled to transfer the GM Shares under the Standstill Agreement; provided that in each such case, such rights are transferred in accordance with the terms of the Standstill Agreement and such transferee executes and delivers a counterpart or copy of this Agreement thereby agreeing to be bound by the terms and provisions set forth herein. Except as permitted herein, any assignment of rights or delegation of duties under this Agreement by a party without the prior written consent of the other parties shall be void ab initio. Subject to the preceding two sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    12.11. RELATIONSHIP OF THE PARTIES. For all purposes of this Agreement, each of the parties hereto and their respective Affiliates shall be deemed to be independent entities and, anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute the parties hereto or any of their respective Affiliates as partners, joint venturers, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement make any party hereto an employee or agent, legal or otherwise, of the other parties for any purposes whatsoever. This Agreement does not create or constitute, and shall not be construed as creating or constituting, a voting trust agreement under the DGCL or any other applicable corporation law. None of the parties to this Agreement is authorized to make any statements or representations on behalf of any other party or in any way to obligate any other party, except as expressly authorized in writing by the other parties. Anything in this Agreement to the contrary notwithstanding, no party hereto or thereto shall assume nor shall be liable for any liabilities or obligations of the other parties, whether past, present or future.

    12.12. NOTICES. Any written notice required or permitted to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered:
(a) upon delivery if delivered in person; (b) three (3) Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid; (c) upon transmission if sent via facsimile, with a confirmation copy sent via a national overnight courier, PROVIDED that confirmation of such overnight delivery is received by the sender; and (d) one
(1) Business Day after deposit with a national overnight courier, PROVIDED that confirmation of such overnight delivery is received by the sender, in each case addressed to the following addresses:

    (i) If to Ford:

        Ford Motor Company
       The American Road, Suite 1038
       Dearborn, MI 48126-2798
       Attn: Secretary
       Fax: (313) 323-2130

        with a copy to:

        Simpson Thacher & Bartlett
       425 Lexington Avenue
       New York, NY 10017
       Attn: David J. Sorkin, Esq.
       Fax: (212) 455-2502

    (ii) If to GM:

        General Motors Corporation
       767 Fifth Avenue
       New York, New York 10153-0075
       Attn: Treasurer's Office
       Fax: (212) 418-3695

        with a copy to:

        General Motors Corporation
       300 Renaissance Center
       25th Floor
       Detroit, Michigan 48265
       Attn: General Counsel
       Fax: (313) 665-4978

    (iii) If to Commerce One:

        Commerce One, Inc.
       4440 Rosewood Drive
       Pleasanton, CA 94588
       Attn: Chief Executive Officer
       Fax: (925) 520-6066

        with copies to:

        Commerce One, Inc.
       4440 Rosewood Drive
       Pleasanton, CA 94588
       Attn: General Counsel
       Fax: (925) 520-6066

        and

        Wilson Sonsini Goodrich & Rosati
       Professional Corporation
       650 Page Mill Road
       Palo Alto, California 94304
       Attn: N. Anthony Jeffries, Esq.
       Fax: (650) 493-6811

    (iv) If to DC:

        DaimlerChrysler Corporation
       1000 Chrysler Drive
       Auburn Hills, MI 48326-2766
       Attn: Senior Vice President & General Counsel
       Fax: (248) 512-1771

    (v) If to Covisint:

        Covisint, LLC
       25800 Northwestern Highway
       Suite 100
       Southfield, Michigan 48075
       Attn: Chief Executive Officer
       Fax: (248) 827-6491

    (vi) If to Holdco, to Holdco c/o Commerce One, with a copy to Wilson Sonsini Goodrich & Rosati, each as set forth herein, with a copy to Ford, GM and DC as set forth herein,

or to such other address as may be specified by any party upon notice given to each of the other parties.

    12.13. FACSIMILE; COUNTERPARTS. This Agreement may be executed by facsimile in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

    12.14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained in this Agreement shall survive until the date which is three (3) years following the Merger Closing Date or the date of the Alternative Transaction as the case may be.

    12.15. NO IMPAIRMENT OF RIGHTS. Commerce One and Holdco each hereby agree that it will not, through the amendment of its certificate of incorporation, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holder against impairment. Without limiting the generality of the foregoing, Commerce One and Holdco each will (i) take all such action as may be necessary or appropriate in order that Commerce One and Holdco may validly and legally issue hereunder fully paid and nonassessable shares of their respective Common Stock, free and clear of any liens, encumbrances and restrictions, and (ii) use its commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction as may be necessary to enable Commerce One and Holdco to perform their respective obligations hereunder.

    12.16. TERMINATION. This Agreement shall terminate and be null and void and of no further force or effect upon the mutual written consent of all the parties hereto.

             [The remainder of this page intentionally left blank.]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

                                                       COMMERCE ONE, INC.

                                                       By:             /s/ MARK B. HOFFMAN
                                                            -----------------------------------------
                                                                      Name: Mark B. Hoffman
                                                                   Title: CHAIRMAN OF THE BOARD
                                                                   AND CHIEF EXECUTIVE OFFICER

                                                       FORD MOTOR COMPANY

                                                       By:            /s/ KATHRYN S. LAMPING
                                                            -----------------------------------------
                                                                     Name: Kathryn S. Lamping
                                                                    Title: ASSISTANT SECRETARY

                                                       GENERAL MOTORS CORPORATION

                                                       By:             /s/ MICHAEL G. LUKAS
                                                            -----------------------------------------
                                                                      Name: Michael G. Lukas
                                                                   Title: ATTORNEY-IN-FACT FOR
                                                                        ERIC A. FELDSTEIN,
                                                                   VICE PRESIDENT AND TREASURER

                                                       NEW COMMERCE ONE HOLDING, INC.

                                                       BY:             /S/ MARK B. HOFFMAN
                                                            -----------------------------------------
                                                                      Name: Mark B. Hoffman
                                                                  Title: CHIEF EXECUTIVE OFFICER

                                                       Solely for the purposes of Section 11.3:

                                                       DAIMLERCHRYSLER AG

                                                       By:              /s/ GARY C. VALADE
                                                            -----------------------------------------
                                                                       Name: Gary C. Valade
                                                             Title: MEMBER OF THE BOARD OF MANAGEMENT

                                                       By:             /s/ THOMAS W. SIDLIK
                                                            -----------------------------------------
                                                                      Name: Thomas W. Sidlik
                                                             Title: MEMBER OF THE BOARD OF MANAGEMENT

                                                       Solely for the purposes of Sections 2.4, 11.2
                                                       and 11.9:

                                                       COVISINT, LLC

                                                       By:            /s/ ENRICO DIGIROLAMO
                                                            -----------------------------------------
                                                                     Name: Enrico Digirolamo
                                                                        Title: ACTING CEO

                                                                         ANNEX B
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER


                           DATED AS OF APRIL 25, 2001


                                     AMONG

                              COMMERCE ONE, INC.,

                           NEW C1 MERGER CORPORATION

                                      AND

                         NEW COMMERCE ONE HOLDING, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER


    This Agreement and Plan of Merger (the "AGREEMENT AND PLAN OF MERGER"), dated as of April 25, 2001, is by and among Commerce One, Inc., a Delaware corporation ("COMMERCE ONE"), New C1 Merger Corporation, a Delaware corporation ("MERGERCO"), and New Commerce One Holding, Inc., a Delaware corporation ("HOLDCO").


                                    RECITALS

    WHEREAS, Commerce One is a corporation duly organized and existing under the laws of the State of Delaware;

    WHEREAS, Mergerco is a corporation duly organized and existing under the laws of the State of Delaware;

    WHEREAS, Holdco is a corporation duly organized and existing under the laws of the State of Delaware;

    WHEREAS, Mergerco is a wholly-owned subsidiary of Holdco;

    WHEREAS, Mergerco desires to merge with and into Commerce One, and Commerce One desires to merge with Mergerco upon the terms and subject to the conditions of this Agreement and Plan of Merger and in accordance with the applicable provisions of the laws of the State of Delaware;

    WHEREAS, the parties to this Agreement and Plan of Merger intend that the Merger (as defined herein) qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and as a transfer of property to Holdco by the stockholders of Commerce One governed by Section 351 of the Code; and

    WHEREAS, the respective Boards of Directors of Commerce One, Mergerco and Holdco deem it advisable and in the best interest of each such corporation and their respective stockholders that Mergerco be merged with and into Commerce One as provided herein, and they have accordingly adopted resolutions approving this Agreement and Plan of Merger and direct the submission of this Agreement and Plan of Merger to the stockholders of the Constituent Corporations.

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Commerce One, Mergerco and Holdco hereby agree as follows:

                                   ARTICLE 1
                           THE MERGER; EFFECTIVE TIME

    1.1. THE MERGER. At the Effective Time (as hereinafter defined), Commerce One and Mergerco shall consummate the merger (the "MERGER"), in which:
(a) Mergerco shall be merged with and into Commerce One and the separate corporate existence of Mergerco shall thereupon cease; (b) Commerce One shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; (c) each share of Mergerco Common Stock (as defined herein) held by Holdco shall be converted into one share of common stock of Commerce One; (d) each share Commerce One Common Stock (as defined herein) shall be converted into one share of common stock of Holdco; and
(e) the separate corporate existence of Commerce One with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, by filing the Certificate of Merger (as defined in Section 1.2 below) with the Secretary of State of the State of Delaware. Commerce One as the corporation surviving the Merger is sometimes hereinafter referred to as the "SURVIVING CORPORATION," and Commerce One and Mergerco as the constituent corporations in the Merger are sometimes hereinafter referred to as the "CONSTITUENT CORPORATIONS." The Merger shall be pursuant to the provisions of and with the effect provided in the Delaware General Corporation Law.

    1.2. EFFECTIVE TIME. The effective time of the Merger (the "EFFECTIVE TIME") shall be the time and date on which the Certificate of Merger (or like instrument), in the form attached hereto as Exhibit 1 (the "CERTIFICATE OF MERGER"), is filed with the Secretary of State of the State of Delaware.

    1.3.  EFFECTS OF THE MERGER.  At and after the Effective Time:

        (a) title to all real, personal and mixed property owned by the Constituent Corporations shall be vested in the Surviving Corporation without reversion or impairment;

        (b) the Surviving Corporation shall have all of the liabilities of the Constituent Corporations, and all debts due on whatever account, including subscriptions to shares of capital stock, and all other choses in action and all and every other interest of, or belonging to, or due each of the Constituent Corporations shall be deemed to be transferred to and vested in the Surviving Corporation without further act or deed;

        (c) the assets and liabilities of the Constituent Corporations shall be recorded on the books of the Surviving Corporation in the amounts at which they are stated on the books of the respective Constituent Corporations as of the Effective Time, subject of such adjustments as may be required to effect comparability of accounting policies and practices; and

        (d) the name of the Surviving Corporation, the purposes for which the Surviving Corporation is formed and the nature of the business to be transacted by it, shall be as set forth in the Certificate of Incorporation of the Surviving Corporation. If at any time after the Effective Time, the Surviving Corporation shall consider, or be advised that any further assignment or assurances in law or any other things necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, and otherwise to carry out the intent and purposes of this Agreement and Plan of Merger, the proper officers and directors of the Surviving Corporation are fully authorized in the name of Mergerco or otherwise to take any and all such action; and

        (e) the Merger shall otherwise have the effects set forth in
    Section 259 of the Delaware General Corporation Law.

                                   ARTICLE 2
     CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

    2.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Commerce One at the Effective Time shall be amended and restated in its entirety such that the Certificate of Incorporation attached hereto as Exhibit A to the Certificate of Merger shall be the Certificate of Incorporation of the Surviving Corporation until the same shall be amended as provided by law.

    2.2. BY-LAWS. The By-Laws of Commerce One at the Effective Time shall be amended and restated in its entirety such that the By-Laws attached hereto as
Exhibit 2 shall be the By-Laws of the Surviving Corporation and they shall thereafter continue to be the By-Laws of the Surviving Corporation until duly altered, amended or repealed as provided by law or by such By-Laws.

                                   ARTICLE 3
              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

    3.1. DIRECTORS. The directors of Commerce One as of the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

    3.2. OFFICERS. The officers of Commerce One as of the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                   ARTICLE 4
                    MANNER AND BASIS OF CONVERSION OF SHARES

    4.1.  CONVERSION.  At the Effective Time:

        (a) Each share of common stock of Mergerco issued and outstanding immediately prior to the Effective Time (the "MERGERCO COMMON STOCK") shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation; and

        (b) Each share of common stock of Commerce One issued and outstanding immediately prior to the Effective Time (the "COMMERCE ONE COMMON STOCK") shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into one fully paid and non-assessable share of common stock of Holdco.

    4.2. STOCK CERTIFICATES. From and after the Effective Time, and without any further action on the part of the holder of Mergerco Common Stock, each outstanding certificate which immediately prior to the Effective Time of the Merger represented Mergerco Common Stock, shall be deemed for all purposes to evidence ownership of the same number of shares in the Surviving Corporation, and without any further action on the part of any holder of Commerce One Common Stock, each outstanding certificate which immediately prior to the Effective Time represented Commerce One Common Stock shall be deemed for all purposes to evidence the ownership of the same number of shares of Holdco Common Stock.

                                   ARTICLE 5
                           AMENDMENT AND TERMINATION

    5.1. AMENDMENT. The board of directors of Commerce One and Mergerco, with the consent of the stockholders of Holdco, may amend this Agreement and Plan of Merger at any time prior to the approval hereof by the stockholders of Commerce One.

    5.2. TERMINATION. This Agreement and Plan of Merger may be terminated and abandoned at any time before the Effective Time by the respective Board of Directors of the Constituent Corporations.

                                   ARTICLE 6
                                  OPTION PLANS

    6.1. OPTION PLANS. All stock option plans of Commerce One in effect as of the date of this Agreement and Plan of Merger shall continue in existence after the effectiveness of the Merger as plans of Holdco and any stock options outstanding thereunder as of the Effective Time shall continue in effect as options to purchase shares of stock of Holdco under the same terms and conditions. Any warrants to purchase Commerce One stock outstanding as of the date of this Agreement and Plan of Merger shall continue in effect as warrants or other rights to purchase shares of stock of Holdco under the same terms and conditions.

                                   ARTICLE 7
                                 MISCELLANEOUS

    7.1. COUNTERPARTS. This Agreement and Plan of Merger may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    7.2. GOVERNING LAW. This Agreement and Plan of Merger shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware.

    7.3.  NO WAIVER; SUCCESSORS AND ASSIGNS.  This Agreement and Plan of Merger
(a) shall not be waived, except by an instrument in writing, signed by the party to be charged, and (b) shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

    7.4. FURTHER ASSURANCES. The parties hereto each agree to execute and deliver such instruments, and to take all such further action, including, without limitation, the execution and filing of such instruments in the State of Delaware, as shall be necessary or desirable to carry out this Agreement and Plan of Merger and to consummate and effect the Merger.

                    [Rest of page left intentionally blank]

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed on its behalf by its officers hereunto duly authorized, all as of the date first written above.


                                                       COMMERCE ONE, INC.

                                                       By:  /s/ ROBERT M. TARKOFF
                                                            -----------------------------------------
                                                            Name:  Robert M. Tarkoff
                                                            Title:  Senior Vice President, Worldwide
                                                            Development, General Counsel and Secretary

                                                       NEW C1 MERGER CORPORATION

                                                       By:  /s/ ROBERT M. TARKOFF
                                                            -----------------------------------------
                                                            Name:  Robert M. Tarkoff
                                                            Title:  President

                                                       NEW COMMERCE ONE HOLDING, INC.

                                                       By:  /s/ ROBERT M. TARKOFF
                                                            -----------------------------------------
                                                            Name:  Robert M. Tarkoff
                                                            Title:  Senior Vice President, Worldwide
                                                            Development, General Counsel and Secretary

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

    Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

    Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

    Article Eighth of the Amended and Restated Certificate of Incorporation of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized or permitted by the Delaware Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Company has entered into contracts with certain of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS.


EXHIBIT
NUMBER                                             DESCRIPTION
-------                    ------------------------------------------------------------
         2.1               Formation Agreement by and among Commerce One, Inc., Ford
                           Motor Company, General Motors Corporation, New Commerce One
                           Holding, Inc., (solely for the purposes of Section 11.3)
                           DaimlerChrysler AG and (solely for the purposes of Sections
                           2.4, 11.2 and 11.9) Covisint, LLC (included as Annex A to
                           the proxy statement/prospectus forming a part of this
                           Registration Statement and incorporated herein by
                           reference).

         2.2               Agreement and Plan of Merger, dated April 25, 2001, by and among New Commerce One Holding, Inc., New C1 Merger
                           Corporation and Commerce One, Inc. (included as Annex B to the proxy statement/prospectus forming a part of this
                           Registration Statement and incorporated herein by
                           reference).

         3.1               Form of Restated Certificate of Incorporation of New
                           Commerce One Holding, Inc. to be effective as of the closing of the reorganization into a holding company structure.

         3.2               Form of Amended and Restated Bylaws of New Commerce One
                           Holding, Inc. to be effective as of the closing of the reorganization into a holding company structure.

         4.1               Specimen Common Stock Certificate.

         5.1               Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                           Corporation, regarding validity of securities being
                           registered.

         8.1               Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                           Corporation, regarding certain tax aspects of the
                           reorganization into a holding company structure.

        10.1               Registration Rights Agreement, dated December 8, 2000, by
                           and among Commerce One, Inc., Ford Motor Company, General
                           Motors Corporation and New Commerce One Holding, Inc.

        10.2               Standstill and Stock Restriction Agreement, dated December
                           8, 2000, by and among Commerce One, Inc., Ford Motor
                           Company, General Motors Corporation and New Commerce One
                           Holding, Inc.

        23.1               Consent of Wilson Sonsini Goodrich & Rosati, Professional
                           Corporation (included as part of its opinions filed as
                           Exhibit 5.1 and Exhibit 8.1 and incorporated herein by
                           reference.)

        23.2               Consent of Ernst & Young LLP, Independent Auditors.

        24.1               Power of Attorney (included on the signature page of this
                           Form S-4 and incorporated herein by reference).

        99.1               Form of Proxy of Commerce One, Inc.


------------------------




(B) FINANCIAL STATEMENT SCHEDULES.

    The information required to be set forth herein is incorporated by reference.

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to such request; and

    (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, California, on April 27, 2001.



                                                       NEW COMMERCE ONE HOLDING, INC.

                                                       By:            /s/ ROBERT M. TARKOFF
                                                            -----------------------------------------
                                                                        Robert M. Tarkoff
                                                                 SENIOR VICE PRESIDENT, CORPORATE
                                                            DEVELOPMENT, GENERAL COUNSEL AND SECRETARY


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                     TITLE                          DATE
                  ---------                                     -----                          ----

             /s/ MARK B. HOFFMAN               Chief Executive Officer and Chairman of  April 27, 2001
    ------------------------------------         the Board (Principal Executive
               Mark B. Hoffman                   Officer)

                      *                        Vice Chairman and President (Principal   April 27, 2001
    ------------------------------------         Executive Officer)
              Robert M. Kimmitt

            /s/ PETER F. PERVERE               Senior Vice President and Chief          April 27, 2001
    ------------------------------------         Financial Officer (Principal
              Peter F. Pervere                   Financial Officer and Principal
                                                 Accounting Officer)

                      *                        Director                                 April 27, 2001
    ------------------------------------
                John V. Balen

                      *                        Director                                 April 27, 2001
    ------------------------------------
              William B. Elmore

                      *                        Director                                 April 27, 2001
    ------------------------------------
             Kenneth C. Gardner

                      *                        Director                                 April 27, 2001
    ------------------------------------
             William J. Harding

                  SIGNATURE                                     TITLE                          DATE
                  ---------                                     -----                          ----

             /s/ DENNIS H. JONES               Director                                 April 27, 2001
    ------------------------------------
               Dennis H. Jones

                      *                        Director                                 April 27, 2001
    ------------------------------------
             David H. J. Furniss

                      *                        Director                                 April 27, 2001
    ------------------------------------
               Noriyoshi Osumi

                      *                        Director                                 April 27, 2001
    ------------------------------------
              Larry W. Sonsini

                      *                        Director                                 April 27, 2001
    ------------------------------------
              Jeffrey T. Webber

           */s/ ROBERT M. TARKOFF                                                       April 27, 2001
    ------------------------------------
            Robert M. Tarkoff as
              Attorney-in-Fact



                               POWER OF ATTORNEY



    KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Peter F. Pervere, Robert M. Tarkoff and John L. Flynn and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.



                  SIGNATURE                                     TITLE                          DATE
                  ---------                                     -----                          ----
             /s/ DENNIS H. JONES               Director                                 April 27, 2001
    ------------------------------------
               Dennis H. Jones

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                          DESCRIPTION
-------                 ------------------------------------------------------------
        2.1             Formation Agreement by and among Commerce One, Inc., Ford
                        Motor Company, General Motors Corporation, New Commerce One
                        Holding, Inc., (solely for the purposes of Section 11.3)
                        DaimlerChrysler AG and (solely for the purposes of
                        Sections 2.4, 11.2 and 11.9) Covisint, LLC (included as
                        Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by
                        reference).

        2.2 Agreement and Plan of Merger, dated April 25, 2001, by and among New Commerce One Holding, Inc., New C1 Merger
                        Corporation and Commerce One, Inc. (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

        3.1             Form of Restated Certificate of Incorporation of New
                        Commerce One Holding, Inc. to be effective as of the closing of the reorganization into a holding company structure.

        3.2             Form of Amended and Restated Bylaws of New Commerce One
                        Holding, Inc. to be effective as of the closing of the reorganization into a holding company structure.

        4.1             Specimen Common Stock Certificate.

        5.1             Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation, regarding validity of securities being registered.

        8.1             Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation, regarding certain tax aspects of the reorganization into a holding company structure.

       10.1 Registration Rights Agreement, dated December 8, 2000, by and among Commerce One, Inc., Ford Motor Company, General
                        Motors Corporation and New Commerce One Holding, Inc.

       10.2             Standstill and Stock Restriction Agreement, dated
                        December 8, 2000, by and among Commerce One, Inc., Ford
                        Motor Company, General Motors Corporation and New Commerce
                        One Holding, Inc.

       23.1             Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (included as part of its opinions filed as Exhibit 5.1 and Exhibit 8.1 and incorporated herein by reference.)

       23.2             Consent of Ernst & Young LLP, Independent Auditors.

       24.1 Power of Attorney (included on the signature page of this Form S-4 and incorporated herein by reference).

       99.1             Form of Proxy of Commerce One, Inc.